As filed with the Securities and Exchange Commission on September 13, 2010
Registration No. 333-169132

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	2834	87-0449967
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
(858) 222-8041

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Bassam B. Damaj, Ph.D.
President and Chief Executive Officer
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
(858) 222-8041

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Ryan Murr, Esq.	Kyle Guse, Esq.
Goodwin Procter LLP	McDermott Will & Emery LLP
Three Embarcadero Center, 24th Floor	275 Middlefield Road
San Francisco, California 94111-4003	Menlo Park, California 94025
(415) 733-6000 (phone)	(650) 815-7400 (phone)
(415) 677-9041 (facsimile)	(650) 815-7401 (facsimile)

Approximate date of commencement of proposed sale to public:  as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (4)
Units Consisting of Common Stock and Warrants	$10,000,000	$713
Common Stock Underlying Units (3)	-	-
Warrants Underlying Units (3)	-	-
Common Stock Underlying Warrants	$4,166,667	$297
Total	$14,166,667	$1,010
(1)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)       Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)       No fee required pursuant to Rule 457 under the Securities Act.
(4)       Fee of $463.45 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 13, 2010

PROSPECTUS

Up to 1,650,000 Units, each consisting of
Common Stock and Warrants

We are offering up to 1,650,000 units, each unit consisting of three shares of common stock and one warrant.  Each warrant entitles the holder to purchase one share of our common stock.  Each unit will separate immediately upon issuance.  The warrants are exercisable at an initial exercise price of 42% of the offering price per unit for a five-year term. We are not required to sell any specific dollar amount or number of units, but will use our best efforts to sell all of the units being offered. This offering expires on the earlier of (i) the date upon which all of the units being offered have been sold, or (ii) 30 days from the date of this prospectus.

All costs associated with this registration will be borne by us.  Our common stock is listed on the NASDAQ Capital Market under the symbol “APRI.”  On September 9, 2010, the closing price of our common stock as reported on the NASDAQ Capital Market was $2.02.  We do not intend to list the warrants for trading on any market or exchange.

Investing in our common stock involves risks. See “Risk Factors” on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Offering price per unit	$	$
Placement agent’s fees	$	$
Offering proceeds, before expenses, to Apricus Biosciences, Inc.	$	$

Dawson James Securities, Inc. is the placement agent for this offering. Dawson James is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their “best efforts” to arrange for the sale of units by us. We intend to close this offering within 30 days from the date of this prospectus. We do not intend to have multiple closings. We have not arranged to place the funds in an escrow, trust or similar account.

We expect to deliver the shares of common stock to investors on or about                , 2010.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is September 13, 2010.

You should rely only on the information contained in this document and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the placement agent has not, authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

Our Company

We are a pharmaceutical research and development company focused on the design and development of products and technologies in multiple therapeutic areas, including oncology, sexual dysfunction, autoimmune diseases and pain/inflammation.  Our wholly-owned subsidiary, Bio-Quant, Inc., was acquired in December 2009 and is the largest pre-clinical research organization, or CRO, in San Diego.  Bio-Quant generated approximately $6.0 million in revenues during the last 12 months and has more than 300 pharmaceutical and biotechnology clients.  In addition to providing revenue, the acquisition of Bio-Quant has brought formulation and pre-clinical research expertise to further develop our patented drug delivery technology, NexACT®.  Since the acquisition of Bio-Quant, we have been able to add ten additional product candidate assets to our pipeline during the last nine months and are actively seeking multiple potential development and commercialization partners.

On September 10, 2010, we changed our name from NexMed, Inc. to Apricus Biosciences, Inc. The change was made in light of a number of positive changes over the past year. More specifically, we have expanded our product pipeline and re-energized the development of the NexACT technology as a drug delivery platform.  We have also begun active licensing efforts for proprietary programs, as well as third party programs enhanced with the NexACT technology. Additionally, we added a non-GLP (good laboratory practice) CRO business with our acquisition of Bio-Quant, Inc. in December 2009, which has been used to help advance these new applications for NexACT. As a result of these changes, we rebranded the Company as part of a broader effort to alert potential development partners and the investment community that we have evolved and now have a broader business model.

NexACT Technology

The NexACT drug delivery technology is designed to enhance the delivery of an active drug to the patient. Successful application of the NexACT technology could improve therapeutic outcomes and reduce systemic side effects that often accompany existing oral and injectable medications. Prior to the acquisition of Bio-Quant, we invested approximately $185 million on the development of the NexACT technology using a variety of compatible drug compounds and delivery systems.  We believe that with Bio-Quant’s expertise, we will increase our research and development efficiency resulting in multiple future product development assets.

Through the acquisition of Bio-Quant we have expanded our research and development capabilities with NexACT into the areas of oncology, inflammation, immunology and metabolic diseases.  As a result, we are conducting additional studies to extend the validation of the NexACT technology including the oral or subcutaneous delivery of classes of drugs for these indications.

NexACT enables multi-route administration of active drugs across numerous therapeutic classes.  The NexACT technology has been tested in human clinical trials as a means of transdermal delivery of drugs (through the skin) and has been shown in pre-clinical animal studies to serve as an effective vehicle for the delivery of a wide range of drugs and drug classes, including small molecules, peptides, proteins and antibodies, via the following routes of administration:

- Transdermal (topical)	- Rectal
- Oral	- Buccal (absorbed in the mouth)
- Subcutaneous

NexACT is based on proprietary permeation enhancers that are biodegradable and biocompatible, and that mimic the composition of human skin.  NexACT enables the rapid absorption of high concentrations of drug directly at the target site or systemically into the blood stream.  NexACT has been tested in human clinical trials in over 5,000 patients involving three different investigational drugs: Vitaros®, Femprox® and MycoVaTM.  In these clinical trials, NexACT demonstrated a very favorable safety profile, with minimal serious adverse effects that were attributed to the drug candidates.

Product Candidate Pipeline

We currently have a total of 13 research and development programs in the areas of oncology, autoimmune/anti-inflammatory/pain, sexual dysfunction, anti-infectives and cosmeceuticals and metabolic diseases.  Each of these programs and their stage of development is listed below.  None of the drug candidates being studied in these programs have been approved for marketing and we currently have no ongoing human clinical trials.  See “Use of Proceeds.”

Therapeutic Area	Drug Candidate	Indication	Delivery Method	Development Stage
Sexual Dysfunction	Vitaros	Erectile Dysfunction	Topical	Approval decision pending (Canada)
Dermatology	MycoVaTM	Onychomycosis	Topical	Phase III
Sexual Dysfunction	Femprox	Female Sexual Arousal Disorder	Topical	Phase II
Oncology	PrevOncoTM (lansoprazole)	HCC (Liver Cancer)	Oral	Investigational new drug application (“IND”) accepted (Phase 2/3)
Cardiovascular	RayVaTM	Raynaud’s Syndrome	Topical	IND to be filed (Phase 2/3)
Oncology	Paclitaxel (Taxol®)	Squamous Carcinoma Mouth Cancers	Topical	Pre-clinical animal studies
Oncology	Filgrastim (Neupogen®)	Post-chemotherapy Recovery of Neutrophil Counts	Topical	Pre-clinical animal studies
Oncology	Rituxan®	Non-Hodgkin’s Lymphoma	Subcutaneous and Topical	Pre-clinical animal studies
Oncology	Fluorouracil	Actinic Keratosis (skin lesions)	Topical	Pre-clinical animal studies
Dermatology	PsoriaVaTM	Psoriasis	Topical	Pre-clinical animal studies
Anti-Inflammatory	Lidocaine	Pain	Topical	Pre-clinical animal studies
Dermatology	DDAIP	Anti-Aging (Cosmetic)	Topical	Pre-clinical animal studies
Metabolic Diseases	Insulin	Diabetes	Subcutaneous	Pre-clinical animal studies

Bio-Quant CRO Business

Bio-Quant performs both in vitro and in vivo pharmacology, pharmacokinetics and toxicology studies to support pre-IND enabling packages. Bio-Quant performs studies for its clients in the early stages of drug development and discovery.  Bio-Quant’s clients range from larger global pharmaceutical companies to large and small biotechnology companies.

Approximately 80% of Bio-Quant’s revenue has been generated from pre-clinical contract services.  The CRO industry in general continues to be dependent on the research and development efforts of pharmaceutical and biotechnology companies as major customers, and we believe this dependence will continue.  The current uncertain economic conditions are believed to have caused customers to re-evaluate priorities resulting in increases in contracts for the more promising projects, scaling back and/or cancelling other good laboratory practice standard projects towards clinical trials.  Many companies in the biopharmaceutical industry are reducing costs and, often, their workforce.  Bio-Quant may benefit from increased outsourcing on the part of its customers, or it may be harmed by a reduction in spending if the biopharmaceutical industry scales back on pre-clinical projects.  Bio-Quant views the current conditions as an opportunity to attract well qualified candidates to strengthen and improve its operations.  Another trend in the industry is the decline in prescription drug sales caused by cost conscious patients opting for less expensive generic drugs or none at all.  This presents both an opportunity and a challenge to Bio-Quant, as its customers will need to find less costly or more efficient research options often through the establishment of strategic alliances or partnerships.  Bio-Quant believes it is well positioned for this development.

With access to our NexACT technology, we intend to differentiate the Bio-Quant business from its competitors because it now can offer a proprietary drug delivery technology as a service to current and potential clients who need innovative alternatives and solutions to their drug development problems.

Bio-Quant has two laboratories and housing facilities along with an experienced scientific staff of 19 employees.

Strategy

Our broad strategy is to generate revenues from the growth of our CRO business while seeking to monetize the NexACT technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide.  At the same time, we are actively pursuing partnering opportunities for our clinical-stage NexACT based treatments as discussed below. The successful licensing or sale of one or more of these products would generate additional revenues for funding our growth strategy.  Each of these strategic elements is described below.

Develop and Monetize Pipeline.  We are seeking to derive value from our current pipeline of clinical and pre-clinical candidates through out-licensing, sales and commercial partnerships.  In doing so, we are seeking to find development partners who will bear substantially all of the future costs associated with the development of these programs in exchange for granting the partners the rights to commercialize the drugs, if approved.  Each agreement with these development partners may include a combination of upfront payments, license and/or milestone fees and future royalty payments.  In an effort to make our programs more attractive to licensing partners, we are also working with the U.S. Food and Drug Administration, or the FDA, on filing INDs, which would allow us to commence human clinical trials.  Earlier this year, we filed an IND for PrevOnco for a Phase 2 trial. Based on feedback from the FDA, we expect to revise this IND to allow PrevOnco to be used in a Phase 3 study as a second-line treatment for certain cancers.  Later this year, we intend to file an IND for RayVa to be studied as a treatment for Raynaud’s Syndrome in a Phase 2/3 clinical trial and for PsoriaVa to be studied as a topical treatment for mild to moderate psoriasis patients in a Phase 2/3 clinical trial, and potentially in bio-equivalent study to the currently marketed Taclonex.

We intend to continue our efforts developing treatments based on the application of NexACT technology to drugs: (1) previously approved by the FDA, (2) with proven efficacy and safety profiles, (3) with patents expiring in the near term or expired and (4) with proven market track records and potential.  Further, with the pre-clinical and formulation expertise derived from the acquisition of Bio-Quant, we have begun to develop new formulations based on the application of NexACT technology to drug compounds in the areas of oncology, pain/inflammation, autoimmune diseases, and metabolic diseases.

NexACT as Licensing Platform.  In addition to seeking to monetize our existing pipeline, we are seeking to derive value from our NexACT technology platform as a means of enhancing the delivery of other companies’ drugs and drug candidates.  NexACT can be used to deliver drugs through different methods of administration and can be used as a means to enhance the bioavailability of drugs.  To help accelerate the licensing of our NexACT technology, we are using our Bio-Quant business to conduct pre-clinical proof-of-concept studies on other companies’ compounds to provide data on how NexACT may be of value to these clients.  Moreover, we believe that we can enhance our business development efforts by offering potential partners clearly defined regulatory paths for our products under development.  Towards that end, we will continue to work closely with our regulatory and clinical consultants, and meet with the FDA in order to obtain Special Protocol Assessments, or SPAs, for our planned clinical studies.  When the FDA grants an SPA for a study, the FDA generally cannot change the clinical endpoints at a later date.

Grow CRO Business.  We believe that we can grow our CRO business at Bio-Quant both through organic growth of the existing business and through the acquisition of small complementary CROs.  We believe this strategy will allow Bio-Quant to expand its operations by broadening its service capabilities and expanding into new markets.

Company Information

We are a Nevada corporation and have been in existence since 1987.  We have operated in the pharmaceutical industry since 1995, focusing on research and development in the area of drug delivery.  On September 10, 2010, we changed our corporate name from NexMed, Inc. to Apricus Biosciences, Inc.  Our principal executive offices are at 6330 Nancy Ridge Drive, Suite 103, San Diego, California 92121 and our telephone number is (858) 222-8041.

This prospectus contains trademarks of others, including Taxol®, Neupogen®, Lantus® and Rituxan®.  Taxol is a registered trademark of Bristol-Myers Squibb Company, Neupogen is a registered trademark of Amgen, Lantus is a registered trademark of Sanofi Aventis and Rituxan is a registered trademark of Biogen Idec; we claim no rights to these drugs or these trademarks.  NexACT, Vitaros and Femprox are registered trademarks of the Company .

THE OFFERING

Securities offered
Up to 1,650,000 units.  Each unit will consist of three shares of common stock and one warrant.  Each warrant entitles its holder to purchase one share of our common stock.  Each unit will immediately separate upon issuance.

Offering price
An assumed price of $6.06 per unit, which is the closing price of our common stock on September 9, 2010. This assumed offering price per unit is used throughout this prospectus each time the price per unit is stated.

Description of warrants	The warrants will be exercisable at any time until the fifth anniversary of the closing date at an exercise price of 42% of the offering price per unit.

Common stock outstanding before this offering	12,626,541 shares.

Common stock to be outstanding after this offering	17,576,541 shares, assuming 4,950,000 shares are issued in this offering, which does not include 1,650,000 shares of common stock issuable upon exercise of the warrants included in the offered units.

Use of proceeds
We plan to use the net proceeds of this offering to further develop our product candidates and for general working capital purposes.  For a more complete description of our intended use of proceeds from this offering, see “Use of Proceeds.”

Risk factors
You should read the “Risk Factors” section of, and all of the other information set forth in, this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

NASDAQ Capital Market symbol	“APRI” (previously “NEXM”)

The number of shares of our common stock to be outstanding after the closing of this offering is based on 12,626,541 shares of our common stock outstanding as of June 30, 2010 and excludes:

•	156,771 shares of common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of $16.07 per share;

•	262,103 shares of common stock issuable upon the vesting of restricted stock awards;

•	627,986 shares of common stock reserved for future issuance under our equity compensation plans; and

•
 717,095 shares of common stock issuable upon the exercise of warrants and convertible notes outstanding (see “Risk Factors – We may issue additional shares of our capital stock that could dilute the value of your shares of common stock”).

Unless otherwise indicated, the information in this prospectus reflects a 15-for-1 reverse split of our common stock, which was effected on June 21, 2010.

RISK FACTORS

Before you decide to invest in our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including the financial statements and the related notes that appear at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To The Company

We continue to require external financing to fund our operations, which may not be available.

We expect our current cash reserves to provide us with sufficient cash to fund our operations through the first quarter of 2011.  While our CRO subsidiary, Bio-Quant, is expected to continue to generate revenues that partially offset our operating expenses, we do not believe that Bio-Quant will generate positive cashflow needed to fund our ongoing operations, including the development of our current products under development and the annual costs to remain a public company, including legal, audit and listing fees.  Given our current limited cash resources and lack of profitability, we will not be able to commence human clinical trials for any of our product candidates under development unless we raise additional capital, enter into partnering agreements and/or significantly grow Bio-Quant’s CRO business.  If we are unable to accomplish these objectives, we would be unable to advance certain programs and may be forced to curtail our operations.

We will continue to incur operating losses.

We have not marketed or generated sales revenues in the U.S. from our product candidates under development, we have never been profitable and have incurred an accumulated deficit of approximately $185 million from our inception through June 30, 2010. Our ability to generate revenues and to achieve profitability and positive cash flow will depend on the successful licensing or commercialization of our product candidates currently under development and the ability to grow Bio-Quant’s pre-clinical service business to a level sufficient to generate positive operating income to cover the costs of our operations, including maintaining our public listing.  In the quarter ended June 30, 2010, Bio-Quant’s revenues declined as management resources shifted to development efforts for our product candidates.  Although we have added additional personnel to the Bio-Quant business in an effort to bolster revenues, it is uncertain whether these efforts will be successful and the Bio-Quant revenues may not continue at historical levels or grow at the levels that we have projected.

Our ability to become profitable will depend, among other things, on our (1) development of our proposed product candidates, (2) obtaining of regulatory approvals of our proposed product candidates, (3) success in licensing, manufacturing, distributing and marketing our proposed product candidates, if approved, and (4) increasing the profitability of Bio-Quant through acquisitions and organic growth of its current operations.  If we are unable to accomplish these objectives, we may be unable to achieve profitability and would need to raise additional capital to sustain our operations.

Our independent registered public accounting firm has doubt as to our ability to continue as a going concern.

As a result of our losses to date, expected losses in the future, limited capital resources and accumulated deficit, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern, and accordingly, our independent registered public accounting firm has modified their report on our December 31, 2009 consolidated financial statements included in this prospectus in the form of an explanatory paragraph describing the events that have given rise to this uncertainty. These factors may make it more difficult for us to obtain additional funding to meet our obligations. Our continuation is dependent upon our ability to generate or obtain sufficient cash to meet our obligations on a timely basis and ultimately to attain profitable operations. We anticipate that we will continue to incur significant losses at least until successful commercialization of one or more of our product candidates, and we may never operate profitably in the future.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on their ability to develop and maintain important relationships with healthcare providers, clinicians and scientists.  We are highly dependent upon our senior management and scientific staff, particularly Bassam Damaj, Ph.D., our Chief Executive Officer.  Although we have employment agreements with most of our executives, including Dr. Damaj, these agreements are generally terminable at will at any time, and, therefore, we may not be able to retain their services as expected. The loss of services of one or more members of our senior management and scientific staff could delay or prevent us from obtaining new clients and successfully operating our business.  Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense, particularly in the San Diego, California area, where our offices are located.  We may need to hire additional personnel as we expand our commercial activities.  We may not be able to attract and retain qualified personnel on acceptable terms.

Our ability to maintain, expand or renew existing business with our clients and to get business from new clients, particularly in the drug development sector, also depends on our ability to subcontract and retain scientific staff with the skills necessary to keep pace with continuing changes in drug development technologies.

We currently have no sales force or marketing organization and will need, but may not be able to, attract marketing partners or afford qualified or experienced marketing and sales personnel for our product candidates under development.

We are waiting for an approval decision in Canada on our drug candidate, Vitaros.  Even if Vitaros is approved for marketing, we have no marketing partner or licensee and no sales and marketing capabilities.  In order to market Vitaros or any other product candidate that may be approved, we will need to build a sales and marketing infrastructure and/or attract marketing partners that will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our product candidates. Our operating results and long term success will depend, among other things, on our ability to establish (1) successful arrangements with domestic and international distributors and marketing partners and (2) an effective internal marketing organization.  Consummation of partnering arrangements is subject to the negotiation of complex contractual relationships, and we may not be able to negotiate such agreements on a timely basis, if at all, or on terms acceptable to us.  If we enter into third party arrangements, our revenues from Vitaros sales would be lower as we would share the revenues with our development partners.  If we are unable to launch the drug, we may realize little or no revenue from sales in Canada or other markets where it may be approved.

Pre-clinical and clinical trials are inherently unpredictable.  If we or our partners do not successfully conduct these trials, we or our partners may be unable to market our product candidates.

Through pre-clinical studies and clinical trials, our product candidates must be demonstrated to be safe and effective for their indicated uses. Results from pre-clinical studies and early clinical trials may not be indicative of, or allow for prediction of results in later-stage testing.  Many of the pre-clinical studies that we have conducted are in animals with “models” of human disease states.  Although these tests are widely used as screening mechanisms for drug candidates before being advanced to human clinical studies, results in animal studies are less reliable predictors of safety and efficacy than results of human clinical studies.  Future clinical trials may not demonstrate the safety and effectiveness of our product candidates or may not result in regulatory approval to market our product candidates.  Commercial sales of our product candidates cannot begin until final regulatory approval is received.  The failure of the FDA or other regulators to approve our product candidates for commercial sales will have a material adverse effect on our prospects.

Patents and intellectual property rights are important to us but could be challenged.

Proprietary protection for our pharmaceutical products and products under development is of material importance to our business in the U.S. and most other countries. We have sought and will continue to seek proprietary protection for our product candidates to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the U.S. and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and (4) operate without infringing upon the proprietary rights of others.  In addition, we have agreed to indemnify our partners for certain liabilities with respect to the defense, protection and/or validity of our patents and would also be required to incur costs or forego revenue if it is necessary for our partners to acquire third party patent licenses in order for them to exercise the licenses acquired from us.

We currently hold ten U.S. patents out of a series of patent applications that we have filed in connection with our NexACT technology and our NexACT-based products under development. To further strengthen our global patent position on our proprietary products under development, and to expand the patent protection to other markets, we have filed under the Patent Cooperation Treaty corresponding international applications for our issued U.S. patents and pending U.S. patent applications.  We previously held two patents covering the first generation of the NexACT technology enhancer, which expired in 2008 and 2009.  While we believe there are significant disadvantages to using the permeation enhancers covered by these expired patents, third parties may nevertheless develop competitive products using the enhancer technology now that it is no longer patent protected.

While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the U.S. and other countries is highly uncertain and involves complex legal and factual questions.  No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies.  Patents we currently own or may obtain might not be sufficiently broad enough to protect us against competitors with similar technology.  Any of our patents could be invalidated or circumvented.

While we believe that we have valid patent claims, the holders of competing patents could determine to commence a lawsuit against us and even prevail in any such lawsuit.  We have also sold certain patents in transactions where we have licensed out rights to our drug candidates.  In these transactions, we have agreed to indemnify the purchaser from third party patent claims, which could expose us to potentially significant damages for patents that we no longer own.  Any litigation could result in substantial cost to and diversion of effort by us, which may harm our business. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.

We and our licensees depend upon third party manufacturers for chemical manufacturing supplies.

We and our licensees are dependent on third party chemical manufacturers for the active drugs in our NexACT-based products under development, and for the supply of our NexACT enhancers that are essential in the formulation and production of our topical products.  These products must be supplied on a timely basis and at satisfactory quality levels.  If our validated third party chemical manufacturers fail to produce quality products on time and in sufficient quantities, our results would suffer, as we or our licensees would encounter costs and delays in revalidating new third party suppliers.

We face severe competition.

We are engaged in a highly competitive industry. We and our licensees can expect competition from numerous companies, including large international enterprises, and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors’ financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our product candidates.

The Bio-Quant CRO business primarily competes against in-house departments of pharmaceutical, biotechnology and medical device companies, academic institutions and other contract research organizations. Competitors in Bio-Quant’s industry range from small, limited-service providers to full service, global contract research organizations.  Many of Bio-Quant’s competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Pharmaceutical Product Development, Inc., Icon Clinical Research, and Kendle International, Inc.  In addition, many of Bio-Quant’s competitors have substantially greater financial and other resources than Bio-Quant does and offer a broader range of services in more geographical areas than Bio-Quant does.  Significant factors in determining whether Bio-Quant will be able to compete successfully include: its consultative capabilities; its reputation for on-time quality performance; its expertise and experience in specific drug discovery, research and development areas; the scope of its service offerings; its strength in various geographic markets; the price of its services; and its size.

If Bio-Quant’s services are not competitive based on these or other factors and Bio-Quant is unable to develop an adequate level of new business, its business, backlog position, financial condition and results of operations will be materially and adversely affected.  In addition, Bio-Quant may compete for fewer clients arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred contract research organizations that have far greater resources and capabilities.

Bio-Quant’s services may from time to time experience periods of increased price competition that could have a material adverse effect on its profitability and revenues.  Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low.  Therefore, as a general matter, the industry has few barriers to entry.  Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against Bio-Quant for clients.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products.  Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We currently have liability insurance to cover claims related to our product candidates that may arise from clinical trials, with coverage of $1 million for any one claim and coverage of $3 million in total, but we do not maintain product liability insurance for marketed products as our product candidates have yet to be approved for commercialization.  We may need to acquire such insurance coverage prior to the commercial introduction of our product candidates. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and on our financial condition.

Industry Risks

Instability and volatility in the financial markets and the global economic recession are likely to have a negative impact on our ability to raise necessary funds and on our business, financial condition, results of operations and cash flows.

During the past several years, there has been substantial volatility and a decline in financial markets due in part to the lethargic global economic environment.  In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain.  These conditions are likely to have an adverse effect on our industry, licensing partners, and business, including our financial condition, results of operations and cash flows.

To the extent that we do not generate sufficient cash from operations, we may need to raise capital through equity sales and/or incur indebtedness, if available, to finance operations.  However, recent turmoil in the capital markets and the potential impact on the liquidity of major financial institutions may have an adverse effect on our ability to fund our business strategy through sales of capital stock or through borrowings, under either existing or newly created instruments in the public or private markets on terms that we believe to be reasonable, if at all.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

Industry trends and economic and political factors that affect pharmaceutical, biotechnology and medical device companies also affect our business.  For example, the practice of many companies in these industries has been to hire companies like us to conduct discovery, research and development activities.  If these companies suspend these activities or otherwise reduce their expenditures on outsourced discovery, research and development in light of current difficult conditions in credit markets and the economy in general, or for any other reason, our operations, financial condition and growth rate could be materially and adversely affected.  In the past, mergers, product withdrawal and liability lawsuits, and other factors in the pharmaceutical industry have also slowed decision-making by pharmaceutical companies and delayed drug development projects.  Continuation or increases in these trends could have an adverse effect on our business.  In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies.  If future cost-containment efforts limit the profits that can be derived on new drugs, our clients might reduce their drug discovery and development spending, which could reduce our revenue and have a material adverse effect on our results of operations.

The biotechnology, pharmaceutical and medical device industries generally and drug discovery and development more specifically are subject to increasingly rapid technological changes.  Our competitors, clients and others might develop technologies, services or products that are more effective or commercially attractive than our current or future technologies, services or products, or that render our technologies, services or products less competitive or obsolete.  If competitors introduce superior technologies, services or products and we cannot make enhancements to our technologies, services or products to remain competitive, our competitive position, and in turn our business, revenue and financial condition, would be materially and adversely affected.

We and our licensees are subject to numerous and complex government regulations which could result in delay and expense.

Governmental authorities in the U.S. and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed product candidates. None of our proprietary products under development has been approved for marketing in the U.S. Before any products we develop are marketed, FDA and comparable foreign agency approval must be obtained through an extensive clinical study and approval process.

The studies involved in the approval process are conducted in three phases.  In Phase 1 studies, researchers assess safety or the most common acute adverse effects of a drug and examine the size of doses that patients can take safely without a high incidence of side effects. Generally, 20 to 100 healthy volunteers or patients are studied in the Phase 1 study for a period of several months. In Phase 2 studies, researchers determine the drug’s efficacy with short-term safety by administering the drug to subjects who have the condition the drug is intended to treat, assess whether the drug favorably affects the condition, and begin to identify the correct dosage level. Up to several hundred subjects may be studied in the Phase 2 study for approximately 6 to 12 months, depending on the type of product tested. In Phase 3 studies, researchers further assess efficacy and safety of the drug. Several hundred to thousands of patients may be studied during the Phase 3 studies for a period from 12 months to several years. Upon completion of Phase 3 studies, a New Drug Application is submitted to the FDA or foreign governmental regulatory authority for review and approval.

The failure to obtain requisite governmental approvals for our product candidates under development in a timely manner or at all would delay or preclude us and our licensees from marketing our product candidates or limit the commercial use of our product candidates, which could adversely affect our business, financial condition and results of operations.

Any failure on our part to comply with applicable regulations could result in the termination of on-going research, discovery and development activities or the disqualification of data for submission to regulatory authorities.   As a result of any such failure, we could be contractually required to perform repeat services at no further cost to our clients, but at a substantial cost to us.  The issuance of a notice from regulatory authorities based upon a finding of a material violation by us of applicable requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations.  Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Because we intend that our product candidates will be sold and marketed outside the U.S., we and/or our licensees will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. The failure to meet each foreign country’s requirements could delay the introduction of our proposed product candidates in the respective foreign country and limit our revenues from sales of our proposed product candidates in foreign markets.

Successful commercialization of our product candidates may depend on the availability of reimbursement to the consumer from third-party healthcare payors, such as government and private insurance plans. Even if one or more products is successfully brought to market, reimbursement to consumers may not be available or sufficient to allow the realization of an appropriate return on our investment in product development or to sell our product candidates on a competitive basis. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental controls. In the U.S., federal and state agencies have proposed similar governmental control and the U.S. Congress has recently adopted regulatory reforms that affect companies engaged in the healthcare industry. Pricing constraints on our product candidates in foreign markets and possibly in the U.S. could adversely affect our business and limit our revenues.

We face uncertainty related to healthcare reform, pricing and reimbursement which could reduce our revenue.

The U.S. Congress recently adopted legislation regarding health insurance, which has been signed into law. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare, Medicaid and State Children’s Health Insurance Program, creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices, or our product candidates. If reimbursement for our approved product candidates, if any, is substantially less than we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Sales of our product candidates, if approved for commercialization, will depend in part on the availability of coverage and reimbursement from third-party payors such as government insurance programs, including Medicare and Medicaid, private health insurers, health maintenance organizations and other health care related organizations. If any of our product candidates are approved for commercialization, pricing and reimbursement may be uncertain. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation affecting coverage and reimbursement policies, which are designed to contain or reduce the cost of health care. Further federal and state proposals and healthcare reforms are likely which could limit the prices that can be charged for the product candidates that we develop and may further limit our commercial opportunity. There may be future changes that result in reductions in current coverage and reimbursement levels for our products, if commercialized, and we cannot predict the scope of any future changes or the impact that those changes would have on our operations.

Adoption of our product candidates, if approved, by the medical community may be limited if third-party payors will not offer coverage. Cost control initiatives may decrease coverage and payment levels for drugs, which in turn would negatively affect the price that we will be able to charge. We are unable to predict all changes to the coverage or reimbursement methodologies that will be applied by private or government payors to any drug candidate we have in development. Any denial of private or government payor coverage or inadequate reimbursement for procedures performed using our drug candidates, if commercialized, could harm our business and reduce our revenue.

Risks Related To Owning Our Common Stock

Our stock has previously been subject to delisting proceedings on NASDAQ and could be subject to such proceedings in the future.

Currently, our common stock trades on the NASDAQ Capital Market.  We have previously received notifications from NASDAQ informing us of certain listing deficiencies, including failure to satisfy the minimum bid price and the minimum stockholders’ equity.  Although we have since cured these deficiencies, it is possible that we could fall out of compliance again in the future.  If we fail to maintain compliance with any listing requirements, we could be delisted and our stock would be considered a penny stock under regulations of the Securities and Exchange Commission and would therefore be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and your ability to sell our securities in the secondary market. In addition, if we fail to maintain our listing on NASDAQ or any other United States securities exchange, quotation system, market or over-the-counter bulletin board, we will be subject to cash penalties under certain investor agreements to which we are a party until a listing is obtained.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not intend to declare dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of common stock.

We are authorized to issue 85,000,000 shares of our capital stock, consisting of 75,000,000 shares of our common stock and 10,000,000 shares of our preferred stock of which 1,000,000 are designated as Series A Junior Participating Preferred Stock, 800 are designated as Series B 8% Cumulative Convertible Preferred Stock and 600 are designated as Series C 6% Cumulative Convertible Preferred Stock. In light of our possible future need for additional financing, we may issue additional shares of common stock at below current market prices or additional convertible securities that could dilute the earnings per share and book value of your shares of our common stock.  These issuances would dilute existing stockholders and could depress the value of our common stock.

In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, certain outstanding convertible instruments currently representing the right to acquire 466,200 shares of common stock provide (with certain exceptions) for an adjustment of the exercise or conversion price if we issue shares of common stock at prices lower than the then exercise or conversion price or the then prevailing market price. This means that if we need to raise equity financing at a time when the market price for our common stock is lower than the exercise or conversion price, or if we need to provide a new equity investor with a discount from the then prevailing market price, then the exercise price will be reduced and the dilution to stockholders increased.  In the case of this offering, if we sell up to 1,650,000 units at an assumed offering price of $6.06 per unit and with an assumed warrant exercise price of $2.55, this would result in approximately 203,000 additional shares of common stock outstanding on a fully-diluted basis.

We are vulnerable to volatile stock market conditions.

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements, such as the results of testing and clinical trials, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our common stock.

Risks Related to This Offering

We will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to us to use at our discretion. We intend to use the net proceeds to further develop our product candidates and for working capital and general corporate purposes. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 1,650,000 units offered in this offering at an assumed offering price of $6.06 per unit, and after deducting the placement agent fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.28 per share, or 63%, at the assumed public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144 of the Securities Act.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agent in this offering will offer the units on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amount. No refund will be made available to investors if less than all of the units are sold. Based on our proposed use of proceeds, we will likely need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “assume,” “intend,” “potential,” “continue” or other similar words or the negative of these terms. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this prospectus. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, the timing of events and circumstances and actual results could differ materially from those projected in the forward looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our expectations related to the use of proceeds from this offering;

•	the progress of, timing of and amount of expenses associated with our research, development and commercialization activities;

•	the timing, conduct and success of our clinical studies for our product candidates in development;

•
our ability to obtain U.S. and foreign regulatory approval for our product candidates in development and the ability of our product candidates in development to meet existing or future regulatory standards;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the therapeutic benefits and effectiveness of our product candidates in development;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our product candidates in development;

•	our ability to manufacture sufficient amounts of our product candidates in development for clinical studies and products for commercialization activities;

•	our intention to seek to establish strategic collaborations or partnerships for the development or sale of our product candidates;

•	our expectations as to future financial performance, revenues, expense levels and liquidity sources;

•	the timing of potential commercialization of our product candidates;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates in development;

•	anticipated trends and challenges in our potential markets;

•	our ability to attract and retain key personnel; and

•	other factors discussed elsewhere in this prospectus.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We have included important factors in the cautionary statements included in this prospectus, particularly in the section entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any intent to update any forward-looking statements after the date on which the statement is made, whether as a result of new information, future events or circumstances or otherwise.

USE OF PROCEEDS

We estimate that we will receive up to approximately $8,950,000 in net proceeds from the sale of units in this offering, based on an assumed offering price of $6.06 per unit, and after deducting estimated placement agent fees and estimated offering expenses payable by us. We will use the net proceeds from this offering to further develop our product candidates and for working capital and other general corporate purposes, as more fully described below.  Because there is no minimum offering amount required as a condition to consummating this offering, we may sell less than all of the securities offered hereby, which will reduce the amount of proceeds.

By way of example:

•
in the event 25% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $2,237,000, and we will allocate such proceeds to general working capital of the Company;

•
in the event 50% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $4,475,000, and we will use the additional $2,237,000 in net proceeds for the following:

○
Seeking approval of DDAIP as a GRAS ingredient (generally recognized as safe, or GRAS, is an FDA designation that a chemical or substance added to food is considered safe by experts, and so is exempted from the usual Federal Food, Drug, and Cosmetic Act food additive tolerance requirements); and

○	Initiating Taxol and Neupogen human proof-of-concept clinical trials;

•
in the event 75% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $6,712,000, and we will use the additional $2,237,000 in net proceeds for the following:

○	Initiating Rituxan human proof-of-concept clinical trials; and

○	Initiating clinical logistics in preparation of PrevOnco’s phase 3 clinical trials;

•
in the event all of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $8,950,000, and we will use the additional $2,237,000 in net proceeds for the following:

○	the further development of our pre-clinical programs, including PsoriaVa™ and our formulations for the delivery of Insulin, Fluorouracil, and Lidocaine;

○	Pre-clinical validation for DDAIP for uses other than pharmaceutical, such as preservative and cosmeceutical uses; and

○	RayVa human clinical trials.

Pending any uses described above, we plan to invest the net proceeds in investment grade, short-term, interest-bearing securities.

If a warrant holder elects to exercise a warrant (assuming that such exercise is not on a “cashless” basis) then we may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on The NASDAQ Capital Market and, starting on September 14, 2010, trades under the symbol “APRI.” Previously, our common stock traded under the symbol “NEXM.”  The following table sets forth, for the periods indicated, the high and low sales prices of our common stock (rounded to the nearest penny) as reported by The NASDAQ Capital Market:

	High	Low
First Quarter 2008	$26.25	$16.80
Second Quarter 2008	$22.05	$15.15
Third Quarter 2008	$23.70	$1.59
Fourth Quarter 2008	$5.25	$0.68
First Quarter 2009	$4.20	$1.20
Second Quarter 2009	$8.10	$1.80
Third Quarter 2009	$6.82	$2.25
Fourth Quarter 2009	$7.63	$1.80
First Quarter 2010	$12.58	$3.94
Second Quarter 2010	$9.30	$2.10

On September 9, 2010, the closing price as reported on The NASDAQ Capital Market of our common stock was $2.02 per share. As of June 30, 2010, we had approximately 12,300 record and beneficial holders of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DILUTION

Our net tangible book value as of June 30, 2010 was $4,058,774, or $0.32 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2010.  Net tangible book value dilution per unit to new investors represents the difference between the amount per unit paid by purchasers in this offering and the net tangible book value per share of common stock immediately after completion of this offering, assuming that no value is attributed to the warrants.

After giving effect to our sale of up to 1,650,000 units in this offering at an assumed offering price of $6.06 per unit, assuming 4,950,000 shares are issued in this offering and after deducting the placement agent fees and estimated offering expenses, our pro forma net tangible book value as of June 30, 2010 would have been $13.0 million, or $0.74 per share. This represents an immediate increase in net tangible book value of $0.42 per share to existing stockholders and an immediate dilution in net tangible book value of $1.28 per share to purchasers in this offering, as illustrated in the following table:

Assumed offering price per share		$2.02
Net tangible book value per share as of June 30, 2010	$0.32
Increase per share attributable to investors participating in this offering	$0.42
Pro forma net tangible book value per share after this offering		$0.74
Dilution per share to investors participating in this offering		$1.28

The number of shares of our common stock to be outstanding after the closing of this offering is based on 12,626,541 shares of our common stock outstanding as of June 30, 2010 and excludes:

•	156,771 shares of common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of $16.07 per share;

•	262,103 shares of common stock issuable upon the vesting of restricted stock awards;

•	627,986 shares of common stock reserved for future issuance under our equity compensation plans; and

•
717,095 shares of common stock issuable upon the exercise of warrants and convertible notes outstanding (see “Risk Factors – We may issue additional shares of our capital stock that could dilute the value of your shares of common stock”).

Unless otherwise indicated, the information in this prospectus reflects a 15-for-1 reverse split of our common stock, which was effective on June 21, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

General

We are a pharmaceutical research and development company focused on the design and development of products and technologies in multiple therapeutic areas, including oncology, sexual dysfunction, autoimmune diseases and pain/inflammation. Our wholly-owned subsidiary, Bio-Quant, Inc., was acquired in December 2009 and is the largest pre-clinical research organization (“CRO”) in San Diego. Bio-Quant generated approximately $6.0 million in revenues during the last twelve months and has more than 300 pharmaceutical and biotechnology clients. In addition to providing revenue, the acquisition of Bio-Quant has brought formulation and pre-clinical research expertise to further develop our patented drug delivery technology, NexACT. Since the acquisition of Bio-Quant, we have been able to add ten additional product candidate assets to our pipeline during the last nine months and are actively seeking multiple potential development and commercialization partners.

Restructuring Activities

In September 2005, we licensed NM100060 (MycoVa) to Novartis International Pharmaceutical Ltd. for further development.  Under the license agreement, Novartis acquired the exclusive worldwide rights to NM100060 and would assume all further development, regulatory, manufacturing and commercialization responsibilities as well as costs.  However, in July 2008, Novartis completed testing of NM100060 in a Phase 3 clinical trial and decided not to seek FDA approval through the filing of a new drug application (“NDA”).

The decision by Novartis to not file the NDA had a negative impact on our liquidity and financial condition.  As a result, in December 2008, we began to implement a restructuring program with the goal of reducing costs and outsourcing basic research and development.  This restructuring program continued into 2009 as we announced the mutual decision we reached with Novartis to terminate the licensing agreement.

During 2009, under this restructuring program, we actively pursued strategic opportunities that would leverage our NexACT platform and generate partnership revenues to fund our development efforts.  Additionally, during 2009, we were actively trying to sell or lease our facility in East Windsor, NJ which would further reduce our monthly operating expenses.

In December, 2009, we entered into an agreement to lease our facility in East Windsor, NJ for a period of 10 years at $34,450 per month with annual 2.5% escalations. Further, the tenant has an option to purchase the building for an initial purchase price of $4.4 million as discussed in Note 5 of the Notes to the Consolidated Financial Statements.

On December 14, 2009, we acquired Bio-Quant, Inc., the largest specialty biotech CRO based in San Diego, California and one of the industry’s most experienced CROs for non-GLP (good laboratory practice) in vitro and in vivo contract drug discovery and pre-clinical development services, specializing in oncology, inflammation, immunology and metabolic diseases. Bio-Quant has over 300 clients world-wide and performs hundreds of studies a year both in in vitro and in vivo pharmacology, pharmacokinetics and toxicology to support pre-investigational new drug application (“IND”) enabling packages for its clients.  A detailed description of the terms of the acquisition are described in Note 3 of the Notes to the Consolidated Financial Statements.

We are now focusing our efforts on new and patented pharmaceutical products based on NexACT and on growing the CRO business through both organic growth within Bio-Quant’s current business operations and through the acquisition of small cash flow positive entities who have complimentary capabilities to those of Bio-Quant but are not operating at full capacity due to insufficient business development efforts.  We believe this strategy will allow Bio-Quant to expand its operations by broadening its service capabilities and expanding into new markets.

Our broader goal is to generate revenues from the growth of Bio-Quant’s CRO business while aggressively seeking to monetize the NexACT technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide.  At the same time, we are actively pursuing key partnership opportunities for both our NexACT technology and pipeline products.  The successful licensing or sale of one or more of these products would be expected to generate additional revenues for funding our long-term growth strategy.

Liquidity, Capital Resources and Financial Condition.

We have experienced net losses and negative cash flows from operations each year since our inception.  Through June 30, 2010, we had an accumulated deficit of $185,247,966.  Our operations have principally been financed through private placements of equity securities and debt financing.  Funds raised in past periods should not be considered an indication of our ability to raise additional funds in any future periods.

We effected a reverse stock split on June 21, 2010, pursuant to which each fifteen shares of the Company’s common stock then issued and outstanding was automatically converted into one share of the Company’s common stock; no change was made to the per-share par value of the common stock. The authorized common stock was also proportionately reverse split by a factor of fifteen-for-one. All share and per share amounts in the accompanying discussion and analysis have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

In January 2010, we raised gross proceeds of $2.3 million in an offering of unsecured promissory notes (the “Notes”).  The Notes accrued interest at a rate of 10% per annum and were due and payable in full six months from the date of issuance. The principal and accrued interest due under the Notes was payable, at our election, in either cash or shares of common stock (the “Shares”).  The weighted average conversion price of the Shares issuable under the Notes was $5.55 per Share, with the conversion prices ranging from $5.40 to $6.00 per Share.  On March 17, 2010, we repaid all outstanding principal and accrued interest under the Notes through the issuance of an aggregate of 415,504 Shares.

In March 2010, we raised gross proceeds of $1.4 million in connection with the re-financing of our convertible mortgage notes as discussed in Note 18 of the Notes to the Consolidated Financial Statements.

In April 2010, we entered into a sales agreement with Brinson Patrick Securities Corporation (the “Sales Manager”) to issue and sell through the Sales Manager, as agent, up to $10,000,000 of our common stock from time to time pursuant to our effective shelf registration statement on Form S-3 (File No. 333-165960).  Through June 30, 2010, we sold an aggregate of 518,264 shares of common stock under the Sales Agreement at a weighted average sales price of approximately $6.73 per share, resulting in offering proceeds of approximately $3.3 million, net of sales commissions.  As of June 30, 2010, we had approximately 12.8 million shares of common stock issued and outstanding and an additional 2 million shares of common stock reserved for issuance, out of the 18 million authorized shares of common stock.  On September 10, 2010, our stockholders approved an amendment to increase the authorized shares of our common stock to 75 million.

Our subsidiary Bio-Quant  will not generate sufficient cash to fund the development of our current products under development and/or the annual costs to remain a public company, including legal, audit and listing fees.  We intend to seek development partners to advance our product candidates under development because we will also need significant funding to pursue our overall product development plans. In general, products we plan to develop will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant investment prior to their commercialization. Even if we are successful in obtaining partners who can assume the funding for further development of our product candidates, we may still encounter additional obstacles such as our research and development activities may not be successful, our product candidates may not prove to be safe and effective, clinical development work may not be completed in a timely manner or at all, and the anticipated products may not be commercially viable or successfully marketed.  There is no assurance that we can grow Bio-Quant’s current business operations or successfully identify and acquire small cash flow positive entities as described above.  Should we not be able to find development partners or successfully increase Bio-Quant’s positive cash flow, we would require external financing to fund our operations.

Our current cash reserves of approximately $3.25 million, as of the date of this prospectus, should provide us with sufficient cash to fund our operations through the first quarter of 2011.  This projection is based on our current administrative overhead, including public company expenses of approximately $160,000 per month, together with our planned expenditures in connection with continued research and development expenses related to the NexACT drug delivery technology.  Additionally the Bio-Quant CRO business has been growing at a much slower pace than anticipated as Dr. Damaj, our CEO, has recently focused his efforts on the future development of the NexACT drug delivery technology rather than the growth of the Bio-Quant CRO business.  We expect Bio-Quant to be self-sustaining and cash flow positive in 2011 as we re-start our efforts to grow the business organically beyond the work being done to support the expansion of our NexACT technology.  In connection with our continuous effort to grow the CRO business we have hired two senior executives: a vice president of business development and a vice president of research and development to strengthen the Bio-Quant CRO management team.  In addition, the Bio-Quant CRO business will require funding from our current cash reserves as the Bio-Quant CRO continues to divert its existing resources and capacity to support the expansion of our NexACT technology into the areas of oncology, inflammation, immunology and metabolic diseases, in addition to new delivery routes of our NexACT technology.  During the six-month period ended June 30, 2010, approximately 14% of the studies performed by Bio-Quant were in support of the expansion of our NexACT technology.

As a result of our losses to date, expected losses in the future, limited capital resources and the maturity of $4 million of debt in 2012, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern for a reasonable period of time, and have modified their report in the form of an explanatory paragraph describing the events that have given rise to this uncertainty. These factors may make it more difficult for us to obtain additional funding to meet our obligations.  Our continuation is based on our ability to generate or obtain sufficient cash to meet our obligations on a timely basis and ultimately to attain profitable operations.   We anticipate that we will continue to incur significant losses at least until successful commercialization of one or more of our product candidates.  There can be no assurance that we, on a consolidated basis, or our Bio-Quant subsidiary, on a standalone basis, can operate profitably in the future.

At June 30, 2010, we had cash and cash equivalents of approximately $4.8 million as compared to $480,000 at December 31, 2009.   During the first half of 2010, we received net proceeds of approximately $3.6 million as a result of the issuance of convertible Notes as discussed in Note 7 of the Notes to the Unaudited Consolidated Financial Statements.  We also received net proceeds of approximately $3.3 million from the sale of common stock as discussed in Note 11 of the Notes to the Unaudited Consolidated Financial Statements.  The receipt of this cash during the first half of 2010 was offset by our cash used.  Our net cash outflow during the first half of 2010 was approximately $2.6 million, which includes approximately $437,000 in proceeds received during the first half of the year from the sale of our New Jersey net operating losses in 2009.  During the first half of the year, our Bio-Quant CRO had a net cash outflow of approximately $157,000.  Our administrative overhead, including public company expenses, is approximately $160,000 per month.  Additionally, we spent approximately $143,000 for our 2009 annual audit fee, $261,000 in legal fees for various transactions including the Notes issued and common stock sold as discussed in Notes 7 and 11 of the Notes to the Unaudited Consolidated Financial Statements, the special meeting of our stockholders held in March 2010, and also fees related to the acquisition of Bio-Quant in 2009.  We also spent approximately $904,000 for the development of our NexACT technology and related pipeline products.  During the first half of the year, we spent approximately $137,000 in severance and accrued vacation paid as part of our restructuring program implemented in December 2008, $93,000 in costs related to managing our building in East Windsor, NJ before the tenant took occupancy in February 2010, $143,000 in legal fees related to new patent applications for our NexACT technology and $202,000 for legal fees in connection with a patent lawsuit in which we are the plaintiff suing for patent infringement on our herpes treatment medical device.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  Note 2 in the Notes to the Consolidated Financial Statements, includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements.  The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  Our accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.  Actual results could differ from these estimates.  The following is a brief description of the more significant accounting policies and related estimate methods that we follow:

Income Taxes: In preparing our financial statements, we make estimates of our current tax exposure and temporary differences resulting from timing differences for reporting items for book and tax purposes.  We recognize deferred taxes by the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Critical Estimate: In consideration of our accumulated losses and lack of historical ability to generate taxable income to utilize our deferred tax assets, we have estimated that we will not be able to realize any benefit from our temporary differences and have recorded a full valuation allowance.  If we become profitable in the future at levels which cause management to conclude that it is more likely than not that we will realize all or a portion of the net operating loss carry-forward, we would immediately record the estimated net realized value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would be approximately 40% under current tax laws.  Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period.

Long-lived assets: We review for the impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.  If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset, fair value being determined based upon discounted cash flows or appraised values, depending on the nature of the asset.

Critical Estimate: We have initiated efforts to sell the facility housing our corporate office, research and development laboratories and manufacturing plant located in East Windsor, New Jersey.  We have performed a review for impairment of our facility based on discussions with our real estate agent regarding the likely selling price of our facility and the commercial real estate market in general.  Accordingly, in 2008 we took a write-down of approximately $884,000 to the carrying value of the facility to approximate the current market value.  Overestimating the potential selling price of our facility in a planned sale may lead to overstating the carrying value of the manufacturing facility by not identifying an impairment loss.

Revenue recognition: Revenues from Bio-Quant’s performance of pre-clinical services are recognized according to the proportional performance method whereby revenue is recognized as performance has occurred, based on the relative outputs of the performance that has occurred up to that point in time under the respective agreement, typically the delivery of report data to our clients which documents the results of our pre-clinical testing services.

Revenues from product sales are recognized upon delivery of products to customers, less allowances for returns and discounts.   Royalty revenue is recognized upon the sale of the related products as reported to us by our distribution partner, provided the royalty amounts are fixed or determinable and the amounts are considered collectible.  Revenues earned under license and research and development contracts are recognized in accordance with the cost-to-cost method outlined in Staff Accounting Bulletin No. 101, as amended, whereby the extent of progress toward completion is measured on the cost-to-cost basis; however, revenue recognized at any point will not exceed the cash received.  If the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract would be made.  All costs related to these agreements are expensed as incurred and classified within “Research and development” expenses in the Consolidated Statements of Operations and Comprehensive Loss. Research and development expenses include costs directly attributable to the conduct of our research and development, including salaries, payroll taxes, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, costs related to research and development fee agreements, the cost of services provided by outside contractors, including services related to our clinical trials, clinical trial expenses, the full cost of manufacturing drugs for use in research, pre-clinical and clinical development, and the allocable portion of facility costs.

Also, licensing agreements typically include several elements of revenue, such as up-front payments, milestones, royalties upon sales of product, and the delivery of product and/or research services to the licensor. We follow the accounting guidance of SEC Staff Accounting Bulletin No. 104 (which superseded SEC Staff Accounting Bulletin No. 101), and ASC 605 (which became effective for contracts entered into after June 2003). Non-refundable license fees received upon execution of license agreements where we have continuing involvement are deferred and recognized as revenue over the estimated performance period of the agreement. This requires management to estimate the expected term of the agreement or, if applicable, the estimated life of its licensed patents.

In addition, ASC 605 requires a company to evaluate its arrangements under which it will perform multiple revenue-generating activities. For example, a license agreement with a pharmaceutical company may involve a license, research and development activities and/or contract manufacturing. Management is required to determine if the separate components of the agreement have value on a standalone basis and qualify as separate units of accounting, whereby consideration is allocated based upon their relative “fair values” or, if not, the consideration should be allocated based upon the “residual method.” Accordingly, up-front and development stage milestone payments are and will be deferred and recognized as revenue over the performance period of such license agreement.

Critical Estimate: In calculating the relative outputs of the performance that have occurred under the proportional performance method for our pre-clinical testing services, we must determine whether we have delivered sufficient value to recognize a portion of the contract services revenue and to estimate what percentage of the total costs has been incurred at any given point in time. In calculating the progress made toward completion of a research contract or licensing agreement, we must compare costs incurred to date to the total estimated cost of the project and/or estimate the performance period.  We estimate the cost and/or performance period of any given project based on our past experience in product development as well as the past experience of our research staff in their areas of expertise.  Underestimating the proportion of final data generated for pre-clinical testing services or the total cost and/or performance period of a research contract or licensing agreement may cause us to accelerate the revenue recognized under such contract.  Conversely, overestimating the proportion of final data for pre-clinical testing services or the cost of a research contract may cause us to delay revenue recognized.

Stock based compensation:  In preparing our financial statements, we must calculate the value of stock options issued to employees, non-employee contractors and warrants issued to investors.  The fair value of each option and warrant is estimated on the date of grant using the Black-Scholes option-pricing model.  The Black-Scholes option-pricing model is a generally accepted method of estimating the value of stock options and warrants.

Critical Estimate:  The Black-Scholes option pricing model requires us to estimate the Company’s dividend yield rate, expected volatility and risk free interest rate over the life of the option.  Inaccurately estimating any one of these factors may cause the value of the option to be under or over estimated.  See Note 2 of the Notes to the Consolidated Financial Statements for the current estimates used in the Black-Scholes pricing model.  We adopted the provisions of SFAS 123R commencing January 1, 2006.

Comparison of Results of Operations Between the Six Months Ended June 30, 2010 and 2009.

Revenue.  We recorded $2,916,679 in revenue during the first half of 2010, as compared to $2,569,283 in revenue during the first half of 2009.   The 2009 revenue is primarily attributable to the sale of the U.S. rights of Vitaros to Warner as discussed in Note 14 of the Notes to Unaudited Consolidated Financial Statements.  The 2010 revenue is almost entirely attributable to the sales of CRO services by our Bio-Quant CRO.  We expect to continue to see this level of revenue generated from our Bio-Quant CRO in the remainder of 2010.

Research and Development Expenses.  Our research and development expenses for the first half of 2010 and 2009 were $903,959 and $1,318,819, respectively.  While we began to reduce our research and development expenses in 2009, we have now begun to increase our research and development expenses again as a result of the acquisition of Bio-Quant in December 2009.  We expect to see an increase in research and development spending in 2010 as a result of the acquisition of Bio-Quant and the expansion of our NexACT technology into the areas of oncology, inflammation, immunology and metabolic diseases in addition to new delivery routes of our NexACT technology.

General and Administrative Expenses.  Our general and administrative expenses were $4,879,936 during the first half of 2010 as compared to $1,785,796 during the same period in 2009.   The increase is due to approximately $1.1 million of stock compensation expense recorded during the second quarter of 2010 as restricted share grants contingent upon stockholder approval of an increase in the number of authorized shares in the NexMed, Inc. 2006 Stock Incentive Plan were awarded in May 2010 upon approval of such shares as discussed in Note 3 of the Notes to the Unaudited Consolidated Financial Statements.  Additionally, there was an increase in expenses in 2010 related to the Bio-Quant CRO business which was acquired in December 2009.

Interest Expense, Net.  We had net interest expense of $8,589,704 during the first half of 2010, as compared to $206,054 during the same period in 2009.  The increased interest expense is the result of non-cash interest expense recognized on the beneficial conversion feature of the convertible mortgage notes and notes payable as discussed in Notes 7 and 8 of the Notes to the Unaudited Consolidated Financial Statements.  Non cash interest expense was $8,530,999 and $51,762 for the six months ended June 30, 2010 and 2009, respectively.

Net Loss.  The net loss was $13,516,104 or $24.60 per share in the first half of 2010 as compared to net loss of $741,386 or $1.95 per share during the same period in 2009.  The increase in net loss is primarily attributable to the increased general and administrative expenses and non-cash interest charges as discussed above.  Additionally, in 2009, there was a one-time transaction for the sale of U.S. rights of Vitaros to Warner, which increased revenue as discussed in Note 14 of the Notes to the Unaudited Consolidated Financial Statements.

Comparison of Results of Operations between the Years Ended December 31, 2009 and 2008

The revenues and expenses of Bio-Quant included in the consolidated financial statements represent 17 days of activity in 2009; from the date of the closing of the acquisition through December 31, 2009.  As such, the activity is not significant to review in the comparison of the results of operations below.  Please see Note 3 of the Notes to the Consolidated Financial Statements to see a pro-forma presentation as if the acquisition had taken place in 2008.

Revenues. We recorded revenues of  $2,973,708 during 2009 as compared to $5,957,491 during 2008.  The higher 2008 revenue is primarily attributable to the milestone payments received in 2008 from Novartis under the licensing agreement for NM100060. As discussed in Note 4 of the Notes to the Consolidated Financial Statements, we received $1.5 million from Novartis in March 2008 and another $3.5 million in October 2008.  These milestones were recognized as revenue during 2008.  We recognized no revenue from Novartis in 2009.

Research and Development Expenses. Our research and development expenses decreased from $5,410,513 in 2008 to $1,883,458 in 2009.   Research and development expenses significantly decreased in 2009 due to reduced spending in 2009 on our development programs as part of our restructuring program.  During 2009 we reduced our research and development staff and infrastructure.

General and Administrative Expenses.  Our general and administrative expenses decreased from $5,720,832 in 2008 to $4,196,359 in 2009.  The decrease is primarily due to a reduction in staff costs as a result of our restructuring program implemented in December 2008 along with a reduction in legal fees related to our patents as we expended over $100,000 during 2008 for one-time national filings of patent applications related to Vitaros.

Interest  Expense.  We recognized $28,696,006 and $1,006,794 in interest expense in 2009 and 2008, respectively.  The increased interest expense is the result of imputed interest expense recognized as a result of beneficial conversions of the convertible mortgage note as discussed in Note 8 of the Notes to the Consolidated Financial Statements.  Non cash interest expense was $28,352,598 and $693,316 for the years ended December 31, 2009 and 2008, respectively.

Net Loss.  The net loss was $32,042,562 or $5.43 per share and $5,171,198 or $0.93 per share in 2009 and 2008, respectively.  The significant increase in net loss is the result of imputed interest expense recognized as a result of beneficial conversions of the convertible mortgage note as discussed in Note 8 of the Notes to the Consolidated Financial Statements.

BUSINESS

Overview

We are a pharmaceutical research and development company focused on the design and development of products and technologies in multiple therapeutic areas, including oncology, sexual dysfunction, autoimmune diseases and pain/inflammation.  Our wholly-owned subsidiary, Bio-Quant, Inc., was acquired in December 2009 and is the largest pre-clinical research organization (“CRO”) in San Diego.  Bio-Quant generated approximately $6.0 million in revenues during the last twelve months and has more than 300 pharmaceutical and biotechnology clients.  In addition to providing revenue, the acquisition of Bio-Quant has brought formulation and pre-clinical research expertise to further develop our patented drug delivery technology, NexACT®.  Since the acquisition of Bio-Quant, we have been able to add ten additional product candidate assets to our pipeline during the last nine months and are actively seeking multiple potential development and commercialization partners.

On September 10, 2010, we changed our name from NexMed, Inc. to Apricus Biosciences, Inc. The change was made in light of a number of positive changes over the past year. More specifically, we have expanded our product pipeline and re-energized the development of the NexACT technology as a drug delivery platform.  We have also begun active licensing efforts for proprietary programs, as well as third party programs enhanced with the NexACT technology. Additionally, we added a non-GLP CRO business with our acquisition of Bio-Quant, Inc. in December 2009, which has been used to help advance these new applications for NexACT. As a result of these changes, we rebranded the Company as part of a broader effort to alert potential development partners and the investment community that we have evolved and now have a broader business model.

NexACT Technology

The NexACT drug delivery technology is designed to enhance the delivery of an active drug to the patient. Successful application of the NexACT technology could improve therapeutic outcomes and reduce systemic side effects that often accompany existing oral and injectable medications. Prior to the acquisition of Bio-Quant, we invested approximately $185 million on the development of the NexACT technology using a variety of compatible drug compounds and delivery systems.  We believe that with Bio-Quant’s expertise, we will increase our research and development efficiency resulting in multiple future product development assets.

Through the acquisition of Bio-Quant we have expanded our research and development capabilities with NexACT into the areas of oncology, inflammation, immunology, and metabolic diseases.  As a result, we are conducting additional studies to extend the validation of the NexACT technology including the oral or subcutaneous delivery of classes of drugs for these indications.

NexACT enables multi-route administration of active drugs across numerous therapeutic classes.  The NexACT technology has been tested in human clinical trials as a means of transdermal delivery of drugs (through the skin) and has been shown in pre-clinical animal studies to serve as an effective vehicle for the delivery of a wide range of drugs and drug classes, including small molecules, peptides, proteins and antibodies, via the following routes of administration:

- Transdermal (topical) - Oral - Subcutaneous	- Rectal - Buccal (absorbed in the mouth)

NexACT is based on proprietary permeation enhancers that are biodegradable and biocompatible, and that mimic the composition of human skin.  NexACT enables the rapid absorption of high concentrations of drug directly at the target site or systemically into the blood stream.  NexACT has been tested in human clinical trials in over 5,000 patients involving three different investigational drugs: Vitaros®, Femprox® and MycoVaTM.  In these clinical trials, NexACT demonstrated a very favorable safety profile, with minimal serious adverse effects that were attributed to the drug candidates.

Product Candidate Pipeline

We currently have a total of 13 research and development programs in the areas of oncology, autoimmune/anti-inflammatory/pain, sexual dysfunction; anti-infectives and cosmeceuticals and metabolic diseases.  Each of these programs and their stage of development is listed below.  None of the drug candidates being studied in these programs have been approved for marketing and we currently have no ongoing human clinical trials.  See “Use of Proceeds.”

Therapeutic Area	Drug Candidate	Indication	Delivery Method	Development Stage
Sexual Dysfunction	Vitaros	Erectile Dysfunction	Topical	Approval decision pending (Canada)
Dermatology	MycoVaTM	Onychomycosis	Topical	Phase III
Sexual Dysfunction	Femprox	Female Sexual Arousal Disorder	Topical	Phase II
Oncology	PrevOncoTM (lansoprazole)	HCC (Liver Cancer)	Oral	Investigational new drug application (“IND”) accepted (Phase 2/3)
Cardiovascular	RayVaTM	Raynaud’s Syndrome	Topical	IND to be filed (Phase 2/3)
Oncology	Paclitaxel (Taxol®)	Squamous Carcinoma Mouth Cancers	Topical	Pre-clinical animal studies
Oncology	Filgrastim (Neupogen®)	Post-chemotherapy Recovery of Neutrophil Counts	Topical	Pre-clinical animal studies
Oncology	Rituxan®	Non-Hodgkin’s Lymphoma	Subcutaneous and Topical	Pre-clinical animal studies
Oncology	Fluorouracil	Actinic Keratosis (skin lesions)	Topical	Pre-clinical animal studies
Dermatology	PsoriaVaTM	Psoriasis	Topical	Pre-clinical animal studies
Anti-Inflammatory	Lidocaine	Pain	Topical	Pre-clinical animal studies
Dermatology	DDAIP	Anti-Aging (Cosmetic)	Topical	Pre-clinical animal studies
Metabolic Diseases	Insulin	Diabetes	Subcutaneous	Pre-clinical animal studies

Bio-Quant CRO Business

Bio-Quant performs both in vitro and in vivo pharmacology, pharmacokinetics and toxicology studies to support pre-IND enabling packages. Bio-Quant performs studies for its clients in the early stages of drug development and discovery.  Bio-Quant’s clients range from larger global pharmaceutical companies to large and small biotechnology companies.

Approximately 80% of Bio-Quant’s revenue has been generated from pre-clinical contract services.  The CRO industry in general continues to be dependent on the research and development efforts of pharmaceutical and biotechnology companies as major customers, and we believe this dependence will continue.  The current uncertain economic conditions are believed to have caused customers to re-evaluate priorities resulting in increases in contracts for the more promising projects, scaling back and/or cancelling other good laboratory practice standard projects towards clinical trials.  Many companies in the biopharmaceutical industry are reducing costs and, often, their workforce.  Bio-Quant may benefit from increased outsourcing on the part of its customers, or it may be harmed by a reduction in spending if the biopharmaceutical industry scales back on pre-clinical projects.  Bio-Quant views the current conditions as an opportunity to attract well qualified candidates to strengthen and improve its operations.  Another trend in the industry is the decline in prescription drug sales caused by cost conscious patients opting for less expensive generic drugs or none at all.  This presents both an opportunity and a challenge to Bio-Quant, as its customers will need to find less costly or more efficient research options often through the establishment of strategic alliances or partnerships.  Bio-Quant believes it is well positioned for this development.

With access to our NexACT technology, we intend to differentiate the Bio-Quant business from its competitors because it now can offer a proprietary drug delivery technology as a service to current and potential clients who need innovative alternatives and solutions to their drug development problems.

Bio-Quant has two laboratories and housing facilities along with an experienced scientific staff of 19 employees.

Development History

In 2005 and 2007 we entered into licensing agreements with Novartis International Pharmaceutical Ltd. (“Novartis”) and Warner Chilcott Company, Inc. (“Warner”), respectively, pursuant to which we granted to Novartis and Warner rights to develop and commercialize products we developed using the NexACT technology.  Please see the NexACT Drug Delivery Technology section below for a detailed discussion about NM100060, our proprietary topical nail solution for the treatment of onychomycosis (nail fungal infection), which we licensed to Novartis in 2005 and Vitaros, a topical alprostadil-based cream treatment intended for patients with erectile dysfunction, which we licensed to Warner in 2007.  Also see Note 4 of the Notes to the Consolidated Financial Statements for a description of the licensing agreements and their current status.

On December 14, 2009, we acquired Bio-Quant, Inc., the largest specialty biotechnology CRO based in San Diego, California and one of the industry’s most experienced CROs for non-good laboratory practice standards in in vitro and in vivo contract drug discovery and pre-clinical development services, specializing in oncology, inflammation, immunology, and metabolic diseases. Bio-Quant has over 300 clients world-wide and performs hundreds of studies a year both in in vitro and in vivo pharmacology, pharmacokinetics (“PK”) and toxicology to support pre-IND enabling packages.

Bio-Quant’s revenue to date has been derived from pre-clinical contract services, sales of diagnostic kits and housing services.  To date, approximately 80% of Bio-Quant’s revenue has been generated from pre-clinical contract services.  The CRO industry in general continues to be dependent on the research and development efforts of pharmaceutical and biotechnology companies as major customers, and we believe this dependence will continue.  The current uncertain economic conditions have caused customers to re-evaluate priorities resulting in increases in contracts for the more promising projects, while scaling back and/or cancelling other projects.

As a result of our acquisition of Bio-Quant, we now have two operating segments: designing and developing pharmaceutical products (“the NexACT  drug delivery technology business”) and providing pre-clinical CRO services (“the Bio-Quant CRO business”).  The sales of diagnostic kits by Bio-Quant does not constitute a reporting segment as the assets and revenues are not material in relation to our operations as a whole.

Growth Strategy

Our broad strategy is to generate revenues from the growth of our CRO business while seeking to monetize the NexACT technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide.  At the same time, we are actively pursuing partnering opportunities for our clinical-stage NexACT based treatments as discussed below.  The successful licensing or sale of one or more of these products would generate additional revenues for funding our growth strategy.  Each of these strategic elements is described below.

Develop and Monetize Pipeline.  We are seeking to derive value from our current pipeline of clinical and pre-clinical candidates through out-licensing, sales and commercial partnerships.  In doing so, we are seeking to find development partners who will bear substantially all of the future costs associated with the development of these programs in exchange for granting the partners the rights to commercialize the drugs, if approved.  Each agreement with those development partners may include a combination of upfront payments, license and/or milestone fees and future royalty payments.  In an effort to make our programs more attractive to licensing partners, we are also working with the U.S. Food and Drug Administration, or the FDA, on filing INDs, which would allow us to commence human clinical trials.  Earlier this year, we filed an IND for PrevOnco for a Phase 2 trial. Based on feedback from the FDA, we expect to revise this IND to allow PrevOnco to be used in a Phase 3 study as a second-line treatment for certain cancers.  Later this year, we intend to file an IND for RayVa to be studied as a treatment for Raynaud’s Syndrome in a Phase 2/3 clinical trial and for PsoriaVa to be studied as a topical treatment for mild to moderate psoriasis patients in a Phase 2/3 clinical trial, and potentially in bio-equivalent study to the currently marketed Taclonex.

We intend to continue our efforts developing treatments based on the application of NexACT technology to drugs: (1) previously approved by the FDA, (2) with proven efficacy and safety profiles, (3) with patents expiring in the near term or expired and (4) with proven market track records and potential.  Further, with the pre-clinical and formulation expertise derived from the acquisition of Bio-Quant, we have begun to develop new formulations based on the application of NexACT technology to drug compounds in the areas of oncology, pain/inflammation, autoimmune diseases, and metabolic diseases.

NexACT as Licensing Platform.  In addition to seeking to monetize our existing pipeline, we are seeking to derive value from our NexACT technology platform as a means of enhancing the delivery of other companies’ drugs and drug candidates.  NexACT can be used to deliver drugs through different methods of administration and can be used as a means to enhance the bioavailability of drugs.  To help accelerate the licensing of our NexACT technology, we are using our Bio-Quant business to conduct pre-clinical proof-of-concept studies on other companies’ compounds to provide data on how NexACT may be of value to these clients.  Moreover, we believe that we can enhance our business development efforts by offering potential partners clearly defined regulatory paths for our products under development.  Towards that end, we will continue to work closely with our regulatory and clinical consultants, and meet with the FDA in order to obtain Special Protocol Assessments, or SPAs, for our planned clinical studies.  When the FDA grants an SPA for a study, the FDA generally cannot change the clinical endpoints at a later date.

Grow CRO Business.  We believe that we can grow our CRO business at Bio-Quant both through organic growth of the existing business and through the acquisition of small complementary CROs.  We believe this strategy will allow Bio-Quant to expand its operations by broadening its service capabilities and expanding into new markets.

NexACT Technology Platform

The NexACT technology (esters of fatty alcohols and amino acids / esters of fatty acids and amino alcohols) enables the rapid absorption of high concentrations of an active pharmaceutical ingredient directly at the target site, which is designed to enhance the  delivery of an active drug to the patient.  Successful application of the NexACT technology would improve therapeutic outcomes and reduce systemic side effects that often accompany existing oral and injectable medications.

Through the acquisition of Bio-Quant we have expanded our research and development capabilities with NexACT into the areas of oncology, inflammation, immunology and metabolic diseases.  In addition, we are conducting additional studies to extend the validation of the NexACT technology into the oral, subcutaneous, ocular and rectal delivery of classes of drugs for these and other indications.

Drug Candidate Pipeline

We currently have a total of 13 programs that are in various stages of development, 12 of which utilize the NexACT technology.  Three of these programs have completed human clinical trials: Vitaros, Femprox and MycoVa.  Two of these programs have accepted IND filings, but have not yet commenced human clinical trials:  PrevOnco and RayVa.  The remaining eight programs have generated pre-clinical data from animal studies that suggests the potential for significant improvements over the existing safety and/or efficacy of the underlying product that is already on the market.  A summary of these programs is provided below.

Pre-clinical Programs

Oral Administration of Paclitaxel (Taxol). On January 12, 2010, we announced results from a pre-clinical study that supported the ability of the NexACT technology to deliver an oral formulation of Taxol® (paclitaxel) and to enhance the drug’s bioavailability by approximately ten-fold through this oral administration. Taxol, a first line chemotherapy drug used to treat breast, lung and ovarian cancers, is currently administered through an intravenous infusion that can take up to 24 hours to complete.  Subject to raising additional capital, we intend to proceed with a human proof of concept clinical trial with our proprietary DDAIP-Taxol formulation for squamous carcinoma mouth cancers.

Subcutaneous Administration of Insulin and Taxol.  On March 17, 2010, we announced results from a pre-clinical study which successfully demonstrated the ability of the NexACT technology to deliver insulin and other large molecule drugs such as Taxol subcutaneously, in a depot-like fashion (or slow release) over a 24-hour period from a single injection. Specifically, rodents that received insulin injections incorporating the NexACT technology showed bio-equivalency to Lantus® in controlling glucose levels in the blood.  Further studies in rodents showed that NexACT was able to deliver Taxol subcutaneously in levels similar to those previously observed in NexACT-based oral Taxol formulation without apparent toxicity.  Lantus, a product of Sanofi Aventis, is a commonly prescribed insulin injection for treating diabetes.  Additionally, we are continuing to further develop a topical NexACT formulation of Taxol  in anticipation of potential human clinical trials.

Filgrastim (Neupogen®).  Filgrastim is a human granulocyte colony-stimulating factor (“G-CSF”)‚ produced by recombinant DNA technology. NEUPOGEN® is a registered trademark of  Amgen Inc.  NEUPOGEN® has been shown to be safe and effective in accelerating the recovery of white blood cell counts following a variety of chemotherapy regimens and following bone marrow transplantation.  We intend to use our NexACT technology to formulate a topical formulation of Filgrastim for easier administration and thus better patient compliance.

Rituxan.  Rituximab is the first FDA-approved therapeutic antibody for the treatment of cancer in the United States.  It interferes with the development of cancer cells, slowing their growth and spread in the body.  Currently delivered via intravenous infusion, rituximab is the active drug in Rituxan®, a CD20-directed cytolytic antibody used for the treatment of Non-Hodgkin’s Lymphoma, Chronic Lymphocytic Leukemia and Rheumatoid Arthritis.  The trademark is held by Biogen Idec and jointly marketed with Genentech.

Pre-clinical studies examining the subcutaneous delivery of rituximab at Bio-Quant showed that animals receiving subcutaneous injections of rituximab, incorporated with NexACT, demonstrated a 46% enhancement in bioavailability over rituximab alone.  Unlike the intravenous infusion, which has to be performed in a hospital setting, subcutaneous injection could be performed at home by the patient.  Subject to available capital, we intend to move forward in human bioequivalency testing in human clinical trials.

Fluorouracil.  Fluorouracil is 5-fluoro-2,4(1H,3H)-pyrimidinedione. Topical fluorouracil is an established treatment for actinic keratoses (or pre-cancerous skin conditions) and is the standard to which other topical treatments are compared. Fluorouracil cream is available in 5% (Efudex), 1% (Fluoroplex), and 0.5% (Carac) formulations.

Fluorouracil 5% cream is administered twice daily for two to four weeks. The application in the presently available formulation is associated with local irritation presenting as dryness, erythema, erosion, pain or edema. Facial irritation and disfigurement associated with fluorouracil 5% cream makes the therapy undesirable to many patients.

We have conducted feasibility studies on a topical medication to treat the pre-cancerous conditions such as actinic keratosis and genital warts. This topical approach is highly desirable but technically very difficult because this category of drugs is highly toxic and they do not penetrate the skin efficiently. The off-patent compound, 5-fluorouracil, is a drug of choice for these conditions. Our NexACT® Formulation containing 5-fluorouracil has been shown to significantly increase the rate and extent of skin permeation of this compound.  Because of its highly efficient skin permeation, it is expected that an effective topical product incorporating the NexACT® technology can be developed with a greatly reduced dose and reduced potential for toxic side effects.

We expect that the advantages of an improved topical 5-flurouracil product would include:

1.  Efficient and rapid absorption of a very toxic drug to the “Target” site;
2.  Reduction of the dose due to very efficient absorption; and
3.  Elimination or reduction of systemic exposure.

We continue with our clinical development in anticipation of human proof of concept clinical trials.

PsoriaVaTM. PsoriaVa is our proprietary formulation of calcipotriene 0.005% and betamethasone dipropionate 0.064% for faster skin penetration for the potential treatment of psoriasis. Calcipotriene 0.005% and betamethasone dipropionate 0.064% is currently approved under the tradename Taclonex® and is a trademark of Leop Pharma.  We have conducted extensive pre-clinical and long term stability studies on its formulation in anticipation of human proof of concept clinical trials.

Lidocaine.  Although there are certain commercial products used for local anesthesia during medical procedures, minor surgery and before needle insertion (i.e., venipucture and catheter insertion), a slow onset of action is a major drawback of these products. Some products require occlusion and have a slow onset of action of 60 minutes or longer.

Recently, we developed a fast-acting lidocaine local anesthesia gel using the same active ingredient found in the commercial product, EMLA cream. In pre-clinical studies, the lag time of our prototype product is reduced by 50% compared to the commercial product. The skin permeation data compares a 2.5% lidocaine gel and the EMLA cream, which contains 2.5% lidocaine and 2.5% prilocaine. We continue to run pre-clinical validation studies in anticipation of human proof of concept clinical trials,

DDAIP.  Through the acquisition of Bio-Quant, we have expanded our research and development capabilities with NexACT into the areas of oncology, inflammation, immunology and metabolic diseases.  As a result, we are conducting additional studies to extend the validation of the NexACT technology including the oral or subcutaneous delivery of classes of drugs for these indications.

NexACT enables multi-route administration of active drugs across numerous therapeutic classes.  The NexACT technology has been tested in human clinical trials as a means of transdermal delivery of drugs (through the skin) and has been shown in pre-clinical animal studies to serve as an effective vehicle for the delivery of a wide range of drugs and drug classes, including small molecules, peptides, proteins and antibodies, via the following routes of administration:

- Transdermal (topical)	- Rectal
- Oral	- Buccal (absorbed in the mouth)
- Subcutaneous

In addition to the pharmaceutical uses of DDAIP as a permeation excipient to increase solubility and delivery of drugs, the Company will further its current studies for uses as a preservative for creams and solutions and in cosmeceuticals preparations. Initial experiments showed DDAIP as a potent anti-microbial against a wide spectrum of microbes which makes it a good candidate to replace preservatives such as parabens in topical, cosmetic and liquid preparations.

Furthermore, in house data showed that the addition of DDAIP to cosmetic preparations containing L-Ascorbic Acid increased its delivery through human skin cadavers. The Company intends to run human proof of concept for the use of DDAIP for the cosmeceutical use.

Programs with Accepted IND Submissions

PrevOnco.  In March 2010, we acquired PrevOnco™, a marketed anti-ulcer compound, lansoprazole, for the treatment of solid tumors.   Based on in vivo mouse data, we believe the product has demonstrated potential for treating human hepatocellular carcinoma (“HCC”), or liver cancer.   In addition, PrevOnco has received Orphan Drug Designation by the FDA for HCC.  On March 25, 2010, we filed an IND including a proposed Phase 2 clinical protocol for PrevOnco.

On April 26, 2010, we announced that the FDA cleared us to proceed with our proposed Phase 2 clinical study of PrevOnco as a first line therapy for treating HCC.  Additionally, in IND review communication, the FDA provided us with the opportunity to move PrevOnco directly into a Phase 3 trial that would support marketing approval, subject to positive study results.  In order to pursue this regulatory path, we would need to expand the proposed Phase 2 study design to use PrevOnco in combination with Doxorubicin as a second-line therapy for patients who have failed NEXAVAR®, the currently marketed first-line anticancer treatment in the U.S., for patients with either HCC or advanced renal cell carcinoma (cancer of the kidney).   NEXAVAR® is marketed by Bayer HealthCare Pharmaceuticals, Inc.  If we successfully develop PrevOnco, we would share future revenues with the party from whom we acquired the rights to the compound, with a revenue-sharing arrangement whereby we would pay such party 50% of the net proceeds that we receive in connection with licensing PrevOnco.

RayVa.  In May 2010, we announced that we obtained an IND number for RayVa, our topical alprostadil-based treatment for Raynaud’s Syndrome, which is a disorder in which the fingers or toes (digits) suddenly experience decreased blood circulation, and is characterized by color changes of the skin of the digits upon exposure to cold or emotional stress. Given the disease characteristics, Raynaud’s Syndrome is an appealing product opportunity for us and one that we believe can benefit strongly from the active ingredient in Vitaros.  We met with the FDA in July 2010 to discuss the proposed regulatory path for our product.  We expect to finalize the clinical development program in the third quarter of 2010 and then file the IND.

Clinical Programs

Vitaros.  We also have under development Vitaros, which is a topical alprostadil-based cream treatment intended for patients with erectile dysfunction (previously known as Alprox-TD®).  On November 1, 2007, we licensed the U.S. rights of Vitaros to Warner Chilcott Company, Inc. (“Warner”).  Warner paid us $500,000 upon signing and agreed to pay us up to $12.5 million on the achievement of specific regulatory milestones and to undertake the manufacturing investment and any other investment for further product development that may be required for product approval.  Additionally, Warner was responsible for the commercialization and manufacturing of Vitaros.

On July 21, 2008, we received a not-approvable action letter (the “Action Letter”) from the FDA in response to our New Drug Application (“NDA”) for Vitaros.  The major regulatory issues raised by the FDA were related to the results of the transgenic (“TgAC”) mouse carcinogenicity study, which we completed in 2002.  The TgAC concern raised by the FDA is product-specific, and does not affect the dermatological products in our pipeline.

On October 15, 2008, we met with the FDA to discuss the major deficiencies cited in the Action Letter and to reach consensus on the necessary actions for addressing these deficiencies for our Vitaros NDA.  Several key regulatory concerns were addressed and agreements were reached at the meeting. The FDA agreed to: (a) a review by the Carcinogenicity Advisory Committee (“CAC”) of the 2 two-year carcinogenicity studies which were recently completed; (b) one Phase 1 study in healthy volunteers to assess any transfer of the NexACT technology to the partner and (c) one animal study to assess the transmission of sexually transmitted diseases with the design of the study to be determined.  The FDA also confirmed the revision on the status of our manufacturing facility from “withhold” to “acceptable” based on our having adequately addressed the deficiencies cited in their Pre-Approval Inspection (“PAI”) of our facility in January 2008.  It is also our understanding that at this time the FDA does not require a one-year open-label safety study for regulatory approval.  After the meeting we estimated that an additional $4 to $5 million would be needed to be spent to complete the above mentioned requirements prior to the resubmission of the NDA.

On February 3, 2009, we announced the sale of the U.S. rights for Vitaros and the specific U.S. patents covering Vitaros to Warner which terminated the previous licensing agreement.   Under the terms of the agreement, we received gross proceeds of $2.5 million as an up-front payment and are eligible to receive an additional payment of $2.5 million upon Warner’s receipt of an NDA approval from the FDA.  In addition, Warner has paid us a total of $350,000 for the manufacturing equipment for Vitaros.  The purchase agreement with Warner gives us the right to reference their work on Vitaros in our future filings outside the U.S., which may benefit us in international partnering opportunities because the additional data may further validate the safety of the product and enhance its potential value.  While Warner is not obligated by the purchase agreement to continue with the development of Vitaros and the filing of the NDA, as of the date of this prospectus, Warner submitted the CAC assessment package to the FDA during the 4th quarter of 2009.  Based on previous discussion with the FDA, we expect that an approval decision will be made in 2010.

In Canada, we filed the New Drug Submission (“NDS”) for Vitaros in February 2008 and received a Notice of Non-Compliance (“Notice”) on January 19, 2010.  The Notice was an end-of-review communication from Health Canada when additional information was needed to reach final decision on product approval.  The deficiencies cited in the Notice were related specifically to the product’s CMC (Chemistry, Manufacturing and Controls), and no pre-clinical or clinical deficiencies were cited in the Notice.  In February 2010, we met with Health Canada to discuss their concerns and were able to reach agreement with them on the necessary action to be completed and included in our response to the Notice.  On June 23, 2010, we announced that Health Canada issued The Screening Acceptance Letter (the “Acceptance Letter”) in connection with our NDS.  The Acceptance Letter confirmed that the CMC response filed by us in April 2010 was acceptable for the final, 150-day review cycle.  Based on the date of acceptance, a final approval decision regarding the approvability of the product for marketing in Canada is expected by the end of November 2010. There is no assurance that we will receive a favorable decision.

For Europe, we are currently pursuing a decentralized filing strategy and our first Marketing Authorization Application (“MAA”) is planned for the United Kingdom.  The Medicines and Healthcare Products Regulatory Agency (the “MHRA”) has confirmed that due to the backlog of MAA filings, they would not be able to receive and start reviewing our MAA until October 2010.   Our intention is to pursue filing of the MAA with a local European partner.  With that goal in mind, we are actively pursuing licensing partners and have engaged a business development consultant to assist us in that endeavor.  There is no assurance that we will be able to find a partner, file our MAA on a timely basis or obtain regulatory approval.

MycoVa (NM100060) Anti-Fungal Treatment.  We had an exclusive global licensing agreement with Novartis International Pharmaceutical Ltd. (“Novartis”) for MycoVa (formerly NM100060), our proprietary topical nail solution for the treatment of onychomycosis (nail fungal infection). Under the agreement, Novartis acquired the exclusive worldwide rights to MycoVa and had assumed all further development, regulatory, manufacturing and commercialization responsibilities as well as costs. Novartis agreed to pay us up to $51 million in upfront and milestone payments on the achievement of specific development and regulatory milestones, including an initial cash payment of $4 million at signing and $5 million in milestones in 2008.  In addition, we were eligible to receive royalties based upon the level of sales achieved.

The completion of patient enrollment in the Phase 3 clinical trials for MycoVa triggered a $3 million milestone payment from Novartis to be paid 7 months after the last patient enrolled in the Phase 3 studies.  However, the agreement also provided that clinical milestones paid to us by Novartis would be reduced by 50% until we received an approved patent claim on MycoVa.  As such, we initially received only $1.5 million from Novartis.

On October 17, 2008, the U.S. Patent and Trademark Office issued the Notice of Allowance on our patent application for MycoVa.  This triggered a $2 million milestone payment from Novartis.  On October 30, 2008 we received a payment of $3.5 million from Novartis consisting of the balance of $1.5 million of the patient enrollment milestone and the $2 million patent milestone.

In July 2008, Novartis completed the Phase 3 clinical trials for MycoVa.  The Phase 3 program required for the filing of an NDA in the U.S. for MycoVa consisted of two pivotal, randomized, double-blind, placebo-controlled studies.  The parallel studies were designed to assess the efficacy, safety and tolerability of MycoVa in patients with mild to moderate toenail onychomycosis.  Approximately 1,000 patients completed testing in the two studies, which took place in the U.S., Europe, Canada and Iceland.   On August 26, 2008, we announced that based on First Interpretable Results of these two Phase 3 studies, Novartis had decided not to submit the NDA at that time.

In July 2009, Novartis completed final analysis of the comparator study which they had initiated in March 2007 in ten European countries.  The study results were insufficient to support marketing approval in Europe.  As such, on July 8, 2009, we announced the mutual decision reached with Novartis to terminate the licensing agreement.  In accordance with the terms of the termination agreement, Novartis has provided us with all of the requested reports to date for the three Phase 3 studies that they conducted for MycoVa.

Pursuant to the termination agreement, we will pay to Novartis 15% of any upfront and/or milestone payments that we receive from any future third party licensee of MycoVa, as well as a royalty fee ranging from 2.8% to 6.5% of annual net sales of products developed from MycoVa (collectively, “Products”), with such royalty fee varying based on volume of such annual net sales.  In the event that the Company, or a substantial part of our assets, is sold, we will pay to Novartis 15% of any upfront and/or milestone payments received by us or our successor relating to the Products, as well as a royalty fee ranging from 3% to 6.5% of annual net sales of any Products, with such royalty fee varying based on volume of such annual net sales.  If the acquirer makes no upfront or milestone payments, the royalty fees payable to Novartis will range from 4% to 6.5% of annual net sales of any Products.

We have completed our analysis of the two pivotal Phase 3 studies completed by Novartis.  We are sharing the clinical database and our conclusion with potential partners who may be interested in licensing MycoVa for further development.

Femprox® and Other Product Candidates.  Our product pipeline also includes Femprox, which is an alprostadil-based cream product intended for the treatment of female sexual arousal disorder. We have completed nine clinical studies to date, including one 98-patient Phase 2 study in the U.S. for Femprox, and also a 400-patient study for Femprox in China, where the cost for conducting clinical studies was significantly lower than in the U.S.  We do not intend to conduct additional studies for this product until we have secured a co-development partner, which we are actively seeking.

We have also continued early stage development work for our product pipeline with the goal of focusing our attention on product opportunities that would replicate the model of our previously licensed anti-fungal nail treatment.  We have in our pipeline a viable topical treatment for psoriasis, a common dermatological condition. Since the acquisition of Bio-Quant on December 14, 2009, our Bio-Quant team has been reviewing and studying the pre-clinical stage topical products in our pipeline to determine if additional value can be created through further testing in-house. These products include the above-mentioned treatment for psoriasis, cancer inflammation and also treatments for pain and wound healing.

Patents

We hold ten U.S. patents out of a series of patent applications that we have filed in connection with our NexACT technology and our NexACT-based products under development. To further strengthen our global patent position on our proprietary products under development, and to expand the patent protection to other markets, we have filed under the Patent Cooperation Treaty corresponding international applications in selected countries for our issued U.S. patents and pending U.S. patent applications.

The following table identifies the ten U.S. patents issued for NexACT technology and/or our NexACT-based product candidates under development as of June 30, 2010, and the year of expiration for each patent:

Patent Name	Expiration Date

Compositions and Methods for Amelioration of Human Female Sexual Dysfunction	2017
Topical Compositions for PGE1 Delivery	2017
Topical Compositions for Non-Steroidal Anti-Inflammatory Drug Delivery	2017
Medicament Dispenser	2019
Crystalline Salts of dodecyl 2-(N, N-Dimethylamino)-propionate*	2019
Topical Compositions Containing Prostaglandin E1	2019
CIP: Topical Compositions Containing Prostaglandin E1	2019
Topical Stabilized Prostaglandin E Compound Dosage Forms	2023
Antifungal Nail Coat Method of Use	2026
Stabilized Prostaglandin E Composition	2026

* Composition of matter patent on our NexACT technology

While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the U.S. and other countries is highly uncertain and involves complex legal and factual questions.  No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies.  Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology.  Any of our patents could be invalidated or circumvented at any time.

While we believe that our patents would prevail in any potential litigation, the holders of competing patents could determine to commence a lawsuit against us and may even prevail in any such lawsuit.  Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.  Additionally, in February 2009, we sold two patents to Warner and are obligated to indemnify Warner against challenges to those patents which could result in additional costs to us.

Segment and Geographic Area Information

You can find information about our business segments of business in Note 17 of the Notes to Consolidated Financial Statements.

Employees

As of July 31, 2010, we had 34 full time employees, 5 of whom are executive management and 20 of whom are engaged in research and development activities.  We also rely on a number of consultants.  None of our employees are represented by a collective bargaining agreement.  We believe that we have a good relationship with our employees.

Property and Facilities

We currently have our corporate office, laboratories and housing facilities at 2 locations that we currently lease in San Diego, CA.  In addition, we own a 31,500 square foot manufacturing facility in East Windsor, NJ.  As discussed in Note 5 of the Notes to the Consolidated Financial Statements, we signed an agreement to lease the manufacturing facility for 10 years commencing February 1, 2010.  The lease agreement also contains an option allowing the lessee to purchase the facility during the term of the lease.  We believe our existing facilities are adequate for our current needs and that any additional space we need will be available in the future on commercially reasonable terms.

Legal Proceedings

We are subject to certain legal proceedings in the ordinary course of business.  We do not expect any such items to have a significant impact on our financial position.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth information regarding our directors and executive officers and key employees of our two subsidiaries, including their ages as of July 30, 2010.

Name	Age	Position
Bassam B. Damaj, Ph.D.	41	President and Chief Executive Officer and Director
Vivian H. Liu	48	Executive Vice President, Director and Chairman of the Board
Henry J. Esber, Ph.D.	72	Executive Vice President (Bio-Quant, Inc.) and Director
Mark Westgate	40	Vice President, Chief Financial Officer and Treasurer
Edward M. Cox	29	Vice President, Investor Relations and Corporate Development
Linda Smibert	56	Vice President of Business Development (NexMed (U.S.A.), Inc.)
Mark S. Wilson	50	Vice President of Technology Development (NexMed (U.S.A.), Inc.)
Terry Ladd	60	Vice President of Business Development (Bio-Quant, Inc.)
Richard Martin, Ph.D.	44	Vice President of Chemistry (NexMed (U.S.A.), Inc.)
Mohamed Hachicha, Ph.D.	46	Vice President, Research and Development (NexMed (U.S.A.), Inc.)
Roberto Crea, Ph.D. (1)(3)	62	Director
Deirdre Y. Gillespie, M.D. (1)(2)	54	Director
Leonard A. Oppenheim (2)(3)	63	Director
Rusty Ray (1)(2)(3)	39	Director

(1)	Member of Corporate Governance/Nominating Committee.

(2)	Member of Audit Committee.

(3)	Member of Executive Compensation Committee.

Executive Officers

Bassam B. Damaj, Ph.D. has been a director since December 2009, when he was appointed to the Board of Directors (the “Board”) in connection with our acquisition of Bio-Quant, Inc. He is a co-founder of Bio-Quant, Inc. and has served as the Chief Executive Officer and Chief Scientific Officer and a director of Bio-Quant since its inception in June 2000. He has also served as the Group Leader for the Office of New Target Intelligence and a Group Leader for immunological and inflammatory disease programs at Tanabe Research Laboratories, U.S.A., Inc., as a senior scientist and member of the senior staff board of the drug discovery department at Pharmacopeia Inc., and as a visiting scientist at Genentech Inc., Pfizer Inc. and the National Institutes of Health (NIH). Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology from McGill University. In recommending his appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Dr. Damaj’s scientific background and ability to lead the Company’s drug development and contract research business activities in his role as the Company’s President and Chief Executive Officer.

Vivian H. Liu has been our Executive Vice President and Chairman of the Board since December 2009. She has served as a director from June 2007, and was our President and Chief Executive Officer from June 2007 to December 2009, and our Secretary from 1995 to December 2009. Ms. Liu also served as our Vice President of Corporate Affairs from September 1995 until December 2005, Acting Chief Executive Officer from December 2005 until January 2006, Executive Vice President and Chief Operating Officer from January 2006 to June 2007, Chief Financial Officer from January 2004 until December 2005, Acting Chief Financial Officer from 1999 to January 2004 and Treasurer from September 1995 through December 2005. In 1994, while we were in a transition period, Ms. Liu served as Chief Executive Officer. From 1985 to 1994, Ms. Liu was a business and investment adviser to the government of Quebec and numerous Canadian companies with respect to product distribution, technology transfer and investment issues. Ms. Liu received her MPA in International Finance from the University of Southern California and her B.A. from the University of California, Berkeley. In recommending her appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Ms. Liu’s breadth of skills and experience in the life sciences industry and in pubic companies generally and with the Company in particular .

Henry J. Esber, Ph.D. has been a director since December 2009, when he was appointed to the Board in connection with our acquisition of Bio-Quant, Inc. He is a co-founder of Bio-Quant, Inc. and served as a director since its inception. Dr. Esber served as Bio-Quant’s Senior Vice President and Chief Business Development Officer since January 2006. From September 2000 to December 2005, Dr. Esber served as the executive director of business development at Charles River Laboratories, Inc., a global provider of research models and preclinical, clinical, and support services. Prior to that, Dr. Esber was an executive director at Primedica Corporation and Genzyme Transgenics Corporation, vice president at Bio-Development Laboratories, vice president at TSI Corporation, director at EG&G Mason Research Labs and the director of the Department of Immunology and Clinical Services at Mason Research Laboratories. Dr. Esber has also served as an affiliate professor at Anna Maria College Graduate School and the University of Connecticut. Dr. Esber holds a B.S. degree in Pre-Medicine from Norfolk College of William and Mary (now Old Dominion), a Master of Science degree in Public Health in Parasitology and Public Health from the University of North Carolina, Chapel Hill and a Ph.D. degree in Immunology/Microbiology from West Virginia University Medical Center, Morgantown. In recommending his appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Dr. Esber’s scientific background and significant experience in senior business development and technical roles in the contract research industry.

Mark Westgate has been our Vice President, Chief Financial Officer and Treasurer since December 2005.  From March 2002 to December 2005, Mr. Westgate served as our Controller.  He has over 17 years of public accounting and financial management experience.  From August 1998 to March 2002, Mr. Westgate served as Controller and Director of Finance for Lavipharm Laboratories Inc., a company specializing in drug delivery and particle design.  Prior to joining Lavipharm, he was a supervisor at Richard A. Eisner & Company, LLP where he performed audits and provided tax advice for clients in various industries including biotech.  Mr. Westgate is a Certified Public Accountant in the State of New York and a member of the New York State Society of Certified Public Accountants.  He holds a B.B.A. in public accounting from Pace University.

Edward M. Cox has been our Vice President, Investor Relations and Corporate Development since December 2009.  Mr. Cox has been the President and a director of Bio-Quant, Inc. since January 2007.  Prior to that, from June 2006 to November 2006, Mr. Cox served as a director of TomCo Energy PLC, a private oil mining company, which has since become listed on the London AIM market.  He has also acted as a Business Strategist and Consultant for companies in the areas of Healthcare, Life Science, Technology and Resources.   Mr. Cox holds a Masters of Science degree in Business from the University of Florida.  Mr. Cox was elected an officer in connection with our acquisition of Bio-Quant.

Key Employees

Linda Smibert has been Vice President of Business Development of NexMed (U.S.A.), Inc. since May 2010.  Prior to joining NexMed (U.S.A.), Inc., Ms. Smibert served as Senior Director and Director of Business Development at Santarus, Inc. since August 2002.  Ms. Smibert has over 20 years of experience in the pharmaceutical industry, and, in addition to her tenure at Santarus, has held a variety of business development and strategic planning management functions at Bristol-Myers Squibb in the U.S. and in Canada (from 1997 until 2001), as well as with Zeneca in Canada and the U.K. (from 1990 until 1997).  Ms. Smibert earned her B.A. from the University of British Columbia and an MBA from the University of Toronto.

Mark S. Wilson has been Vice President of Technology Development of NexMed (U.S.A.), Inc. since May 2010.  He has over 20 years of experience in the biopharmaceutical, diagnostic and medical device industries.  Prior to joining NexMed (U.S.A.), Inc., Mr. Wilson was Entrepreneur-in-Residence at CONNECT in San Diego, where he provided business start-up strategy, development and sourcing consulting services to local companies.  Prior to that, he served for five years as Vice President of Business Development at Halozyme Therapeutics (from June 2003 to May 2008).  Mr. Wilson earned a B.S. in Mechanical Engineering from the University of California, Berkeley, and an M.B.A. from the University of California, Los Angeles.

Terry Ladd has been Vice President of Business Development of Bio-Quant, Inc. since April 2010.  Mr. Ladd has more than 20 years of sales experience in the preclinical field, including prior senior management positions in sales and marketing with Calvert Laboratories, Inc. (August 1995 until March 2003 and January 2009 until April 2010), MDS Pharma Services, Inc. (august 2005 until October 2008), SkeleTech, Inc. (March 2003 until August 2005), Phoenix International Life Sciences, Inc., Chrysalis International, Inc., Pharmakon Research International, Inc., and ITR Laboratories, Inc.  Mr. Ladd holds an M.B.A. in Marketing and Finance from McGill University, an M.A. from the University of Sherbrooke, and a B.A. Honors degree from Bishop’s University.

Richard Martin, Ph.D. has been Vice President of Chemistry of NexMed (U.S.A.), Inc. since April 2010.  Dr. Martin has over 20 years of medicinal chemistry research and development experience in the fields of antibacterial, inflammation, oncology, antiviral, cardiovascular and metabolic diseases. Prior to joining NexMed (U.S.A), Inc., Dr. Martin was Senior Director of Chemistry at RetroVirox, Inc. a privately-held biotechnology company (from October 2009 until April 2010).   Dr. Martin also served as Director of Chemistry at Exelixis, Inc./X-Ceptor Therapeutics, Inc. (from January 2006 until April 2009), and Group Leader at Tanabe Research Laboratories U.S.A., Inc. in San Diego, a wholly owned subsidiary of Mitsubishi-Tanabe in Japan (from January 2000 until April 2000).  Dr. Martin received his Ph.D. in Organic Chemistry from the University of Toronto and completed his postdoctoral research at The Scripps Research Institute in San Diego.

Mohamed Hachicha, Ph.D. has been Vice President, Research and Development of NexMed (U.S.A.), Inc. since July 2010.  Dr. Hachicha has over 15 years of experience in the pharmaceutical and biotechnology industries.  Prior to joining NexMed (U.S.A.), Inc., from 2005 to 2010, Dr. Hachicha served as Senior Principal Scientist in the Pharmacology and Drug Discovery Department at Forest Laboratories.  From 1999 to 2005, he was Principal Investigator in the Molecular Pharmacology Department at Purdue Pharma, L.P. Dr. Hachicha began his career as a Research Scientist in the Discovery Department at Pharmacopeia, Inc., and prior to that, conducted post doctorate research focused on inflammatory diseases at Harvard Medical School.  Dr. Hachicha received his B.S. degree in Biochemistry from the University of Algiers, Algeria, and both his M.Sc. and Ph.D. in Immunology from Laval University, Canada.

Non-Employee Directors

Roberto Crea, Ph.D. has been a director since December 2009. Dr. Crea has over 30 years of experience in the biotechnology field as a scientist, investor and entrepreneur. Since October 2005, he has served as the President and Chief Executive Officer of ProtElix, Inc., a privately held, early stage biotherapeutic company focused on the discovery and development of optimized protein therapeutics. He has also served as the President and Chief Executive Officer of CreAgri since 1999, a developer and supplier of antioxidant polyphenols and other dietary supplements. Prior to that, from January 2002 to August 2005, Dr. Crea served as a founder and the Chief Executive Officer of Bioren, Inc., which was acquired by Pfizer, Inc. in August 2005. He is also one of the scientific co-founders of Genentech, Inc., and founder of Creative Bio Molecules, Inc. (1982), Creagen, Inc. (1992) and CreAgri, Inc. (1998). Dr. Crea holds a Ph.D. degree in Biological Chemistry from University of Pavia, Italy. He was also an Associate Professor of DNA Chemical Synthesis at Leiden University in the Netherlands prior to moving to the United States in 1977. Dr. Crea currently serves as a director of CreAgri, Inc., ProtElix, Inc. and SynGen, Inc. In recommending his appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Dr. Crea’s scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Crea’s broader business development and corporate experience.

Deirdre Y. Gillespie, M.D. has been a director since June 2010.  Dr. Gillespie currently serves as President and Chief Executive Officer of La Jolla Pharmaceutical Company (“La Jolla”), a publicly held biopharmaceutical company.  Dr. Gillespie has served as a director, and as President and Chief Executive Officer, of La Jolla since March 2006.  Dr. Gillespie previously served as the President and Chief Executive Officer of Oxxon Therapeutics, Inc., a privately held pharmaceutical company, from 2001 to 2005. Prior to that, she served as Chief Operating Officer of Vical, Inc., from 2000 to 2001, and Executive Vice President & Chief Business Officer, from 1998 to 2000.  Dr. Gillespie also held a number of positions at DuPont Merck Pharmaceutical Company, including Vice President of Marketing, from 1991 to 1996.  Dr. Gillespie received her M.B.A. from the London Business School and her M.D. and B.Sc. from London University.  Dr. Gillespie serves on the board of La Jolla.  In recommending her appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Dr. Gillespie’s medical and scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Gillespie’s broader business development and corporate experience as a chief executive officer of a publicly traded biotechnology company.

Leonard A. Oppenheim has been a director since 2004. He has served as a member of our Audit Committee since January 2006 and a member of our Finance Committee since June 2006. Mr. Oppenheim served as the Chairman of the Board from June 2006 through June 2007. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, Mr. Oppenheim was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim holds a J.D. degree from New York University Law School. In recommending his appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Mr. Oppenheim’s significant experience in the areas of law, finance and corporate communications .

Rusty (Russell) Ray has been a director since December 2009. He is currently a partner with Brocair Partners, a healthcare focused investment bank, and has been with Brocair Partners since its founding in 2004. Since joining Brocair, he has worked with a wide variety of clients across the healthcare industry ranging from large pharmaceutical companies to early-stage drug development companies to medical device and service-based companies. Prior to joining Brocair Partners, Mr. Ray was a Deputy Director for eight years with Resources for the Future (RFF) a non-partisan Washington-based think tank that conducts independent economic research. During his tenure at RFF, the organization conducted a number of studies related to the pharmaceutical and biotechnology industries. Beyond life sciences, Mr. Ray also worked on issues related to emissions credit trading and utility restructuring. Prior to joining RFF, Mr. Ray worked with The Meningitis Research Foundation in London where he worked to support basic research to cure the disease. Mr. Ray is currently a Director of New Media Mill, a digital media company. Mr. Ray holds an M.B.A. in Finance from the Fordham University School of Business, and received a B.S. in Biology from Wake Forest University. In recommending his appointment to the Board, the Corporate Governance/Nominating Committee and Board considered Mr. Ray’s experience advising life sciences companies in matters of finance, corporate communications and business development.

Director Independence

Our Board consists of seven directors, four of whom are not employees and who qualify as “independent” directors according to the independence requirements of NASDAQ Marketplace Rule 5605(a)(2).   Our Board has determined that each of Messrs. Oppenheim and Ray and Drs. Crea and Gillespie met the definition of independence under the applicable NASDAQ Marketplace Rules.  Accordingly, a majority of the directors were deemed to be independent, including each member of the Executive Compensation Committee, the Audit Committee and the Corporate Governance/Nominating Committee.

There are no family relationships among any of our directors or executive officers.

Our Board has considered the relationships of all directors and, where applicable, the transactions involving them described below under “Certain Relationships and Related Person Transactions,” and determined that each of them does not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each non-employee director qualifies as an independent director under the applicable rules of The NASDAQ Capital Market.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past fiscal year been an officer or employee of the Company. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve or in the past fiscal year has served as a member of the Board or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table — 2009 and 2008

The following table sets forth the compensation paid by us during the years ended December 31, 2008, and December 31, 2009 to the each of the individuals who served as our principal executive officers and each of the other two most highly paid executive officers during the periods covered (collectively, the “Named Executive Officers”):

Name and Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards	All Other Compensation (5)	Total
Vivian H. Liu (1)	2009	$285,114	—	—	—	$5,285	$290,399
Executive Vice President and Chairman of the Board	2008	$300,000	—	$147,000	—	$4,835	$451,835

Bassam B. Damaj (2)	2009	$12,500	—	—	—	—	$12,500
President and Chief Executive Officer	2008	—	—	—	—	—	—

Mark Westgate	2009	$223,248	—	—	—	$3,564	$226,812
Vice President and Chief Financial Officer	2008	$235,000	—	$222,000	—	$3,542	$460,542

Hemanshu Pandya (3)	2009	$222,229	—	—	—	$2,536	$225,793
Chief Operating Officer	2008	$225,000	—	$222,000	—	$2,631	$449,631

(1)	Ms. Liu was appointed Executive Vice President and Chairman of the Board in December 2009. Prior to that, she served as our President and Chief Executive Officer.
(2)	Dr. Damaj was appointed our President and Chief Executive Officer in December 2009.
(3)	Mr. Pandya’s employment as our Chief Operating Officer ended in June 2009.
(4)
Market value of stock awards were determined by multiplying the number of shares granted by the closing market price of our stock on the grant date.  Values are presented as the grant-date fair value computed in accordance with FASB ASC Topic 718 and not the amount expensed in a given year per FAS 123(R).

(5)
All other Compensation includes amounts for the Company’s matching and profit sharing contribution to the 401k plan and life insurance premiums paid on behalf of the Named Executives as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.

Employment Agreements

Bassam B. Damaj, Ph.D. In connection with his appointment as our President and Chief Executive Officer, Dr. Damaj entered into an employment agreement with the Company, dated as of December 14, 2009 (the “Damaj Employment Agreement”).  Under the Damaj Employment Agreement, Dr. Damaj is entitled to an initial annual base salary of $300,000 and an annual cash bonus of up to 65% of his base salary, based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board or its Executive Compensation Committee.  In addition, following approval by our stockholders of increases in the authorized number of shares of our common stock under our amended and restated articles of incorporation and in the number of shares of our common stock available for issuance under our equity plans, Dr. Damaj received a grant of 100,000 shares of restricted common stock under our 2006 Stock Incentive Plan, which vests in three installments, with 20,000 shares vesting on the first anniversary of his employment with the Company, 33,334 shares vesting on the second anniversary of his employment with the Company and 46,667 shares vesting on the third anniversary of his employment with the Company.  In the event of a change of control of the Company, the termination of Dr. Damaj’s employment by the Company without cause or Dr. Damaj’s resignation from his employment with the Company for good reason, the vesting of all unvested shares will accelerate.  In addition, Dr. Damaj will be entitled to cash severance in an amount equal to one year of his base salary and a pro-rated bonus for the calendar year of such termination or resignation, if bonus criteria have been met, plus certain other benefits, if his employment is terminated by the Company without cause or he resigns for good reason, as further detailed in the Damaj Employment Agreement .

Vivian H. Liu.  In connection with her continued employment with the Company and her appointment as our Executive Vice President, Ms. Liu entered into an amended and restated employment agreement with the Company, dated as of December 14, 2009 (the “Liu Employment Agreement”).  Under the Liu Employment Agreement, which supersedes the terms of Ms. Liu’s previous employment agreement with the Company, Ms. Liu is entitled to an initial annual base salary of $280,000 and an annual cash bonus of up to 50% of her base salary, based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board or its Executive Compensation Committee.  The Liu Employment Agreement also entitles Ms. Liu to (i) a one-time signing bonus of $50,000, (ii) a one-time incentive bonus with a value of $100,000, payable one-half in cash and one-half in shares of our common stock (valued at the fair market value of the stock one day prior to the date of payment), which was deemed earned in 2010 upon the achievement of certain performance and integration goals established by our Executive Compensation Committee and (iii) a $25,000 lump sum payment in connection with her relocation from New Jersey to California.  In addition, under the terms of the Liu Employment Agreement, Ms. Liu is entitled to receive (i) an annual grant of our restricted common stock with a grant-date fair value of $20,000 (measured with reference to our closing stock price on the NASDAQ stock market on the date of grant), vesting over a period of one year from the date of grant, (ii) an annual grant of 16,667 shares of our restricted common stock vesting over a period of one year from the date of grant and (iii) a one-time stock grant consisting of 66,667 fully vested shares of the our common stock.  The foregoing stock grants were made following approval by our stockholders of increases in the authorized number of shares of our common stock under our amended and restated articles of incorporation and in the number of shares of our common stock available for issuance under our equity plans.  In the event of a change of control of the Company, the termination of Ms. Liu’s employment by the Company without cause or Ms. Liu’s resignation from her employment with the Company for good reason, the vesting of all unvested shares will accelerate, and Ms. Liu will be entitled to a pro-rated bonus for the calendar year of such termination or resignation, if bonus criteria have been met, and certain other benefits as further detailed in the Liu Employment Agreement.

Mark Westgate.  On December 15, 2005, we entered into an employment agreement with Mr. Westgate (the “Westgate Employment Agreement”).  Under the Westgate Employment Agreement, Mr. Westgate will serve as our Vice President of Finance and Chief Financial Officer and is currently entitled to an annual base salary of $235,000, and will be eligible to earn an annual cash bonus based upon the achievement by the Company of objective performance measures established and determined at the beginning of each fiscal year by the Board or its Executive Compensation Committee.  In addition, Mr. Westgate will be eligible to receive stock options and restricted stock under our 2006 Stock Incentive Plan based on the recommendation of the Board to our Executive Compensation Committee.  In April 2010, Mr. Westgate was awarded 10,000 shares of restricted stock, which vest over a one-year period from the date of grant.  In the event of the termination of Mr. Westgate’s employment by the Company without cause or Mr. Westgate’s resignation from his employment with the Company for good reason, any unvested options granted under the Westgate Employment Agreement shall immediately vest.  In addition, Mr. Westgate will be entitled to receive a pro-rated bonus for the calendar year of such termination or resignation, if bonus criteria have been met, certain other benefits and an amount up to Mr. Westgate’s annual base salary at the time of such termination based on Mr. Westgate’s length of service.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding our outstanding equity awards at December 31, 2009 for the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Unearned Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vivian H. Liu	12,000	(4)	—	$13.80	12/15/15
	7,000	(5)	—	$10.50	12/16/12
	7,619	(6)	—	$8.25	12/3/12
	6,667	(8)	—	$12.15	8/3/16
	6,000	(7)	—	$60.00	1/9/10
						16,667	(13)	$382,500	(3)
										6,667	(9)	$147,000	(3)

Bassam B. Damaj (1)	—		—	—	—	—		—		—		—

Mark Westgate	5,000	(4)	—	$13.80	12/15/15
	334	(10)	—	$19.80	1/18/15
	1819	(6)	—	$8.25	12/3/12
	1,000	(11)	—	$48.75	3/11/12
	5,334	(8)	—	$12.15	8/3/16
						16,667	(12)	$25,000	(3)
										6,667	(9)	$147,000	(3)

Hemanshu Pandya (2)	—		—	—	—	—				—		—

(1)	Dr. Damaj was appointed our President and Chief Executive Officer in December 2009.
(2)	Mr. Pandya’s employment as our Chief Operating Officer ended in June 2009, at which time all unvested awards were forfeited.
(3)	Market values were determined by multiplying the number of shares granted by the closing market price of our common stock on the grant date.
(4)	Options vested in three equal installments on December 31, 2006, 2007 and 2008.
(5)	Options vested in three equal installments on December 31, 2003, 2004 and 2005.
(6)	Options vested on July 1, 2003.
(7)	Options vested in three equal installments on January 19, 2001, 2002 and 2003.
(8)	Options vested in two equal installments on the filing of the NDA for Vitaros in September 2007 and the acceptance of the NDA for review by the FDA in November 2007.
(9)	The stock vests in two equal installments upon the re-submission of the NDA for Vitaros and upon the FDA’s approval of the NDA.
(10)	Options vested on the grant date of January 18, 2005.
(11)	Options vested in three equal installments on March 11, 2003, 2004 and 2005.
(12)	The award vested on June 30, 2010.
(13)	The award vested on June 18, 2010.

Director Compensation

In December 2009, our Board of Directors adopted a new compensation package for our non-employee directors effective January 1, 2010.  Under this compensation package, each non-employee director is entitled to receive an annual retainer of $36,000 (which is paid in stock) and a per-meeting fee of $500 (which is paid in cash) for each Board or committee meeting attended either in person or by telephone.  In addition, each non-employee director serving as Chairman of one of our standing committees is entitled to receive an annual retainer of $4,000 (which is paid in stock) for his or her service as a committee chair.

The annual retainers for service as a Board member and as a committee chair are payable quarterly in arrears, in shares of our common stock valued at a price per share equal to the average closing price of our common stock over the first five trading days of the calendar year, as reported on the NASDAQ Stock Market, to be issued under the 2006 Stock Incentive Plan, subject to there being a sufficient number of shares of common stock reserved for issuance under the 2006 Plan.  If, for a given quarter, there is not a sufficient number of shares available for issuance under the 2006 Plan to cover the annual retainer grants, then payment of the applicable retainer amount will either be made in cash, or, at the director’s option, be deferred to a later date.  For the fiscal year ending December 31, 2010, the $36,000 annual retainer for service as a Board member amounts to 7,844 shares of common stock, and the $4,000 annual retainer for service as a committee chair amounts to 872 shares of common stock.  The per-meeting fees are payable in cash, quarterly in arrears.

Below is a summary of the non-employee director compensation paid in 2009:

Non-Employee Director Compensation for 2009

Name	Fees earned or Paid in cash($)	Stock Awards ($) (3)	Option Awards ($)	Total ($)
Richard J. Berman (1)	$6,000	$120,776	—	$126,776
Arthur D. Emil, Esq. (2)	$7,300	$62,963	—	$70,263
Leonard A. Oppenheim	$7,900	$62,963	—	$70,863
David S. Tierney, M.D. (2)	$4,900	$62,963	—	$67,863
Martin R. Wade, III (2)	$7,200	$62,963	—	$70,163
Roberto Crea (3)	$500	—	—	$500
Rusty Ray (3)	$500	—	—	$500
Deirdre Y. Gillespie, M.D.(4)	—	—	—	—

(1)	Mr. Berman resigned from our Board in June 2010.
(2)	Messrs. Emil, Tierney and Wade resigned from our Board in December 2009.
(3)	Messrs. Crea and Ray were appointed to our Board in December 2009.
(4)	Dr. Gillespie joined our Board in June 2010.
(5)
Market values for stock awards granted for the annual retainer fees were calculated based on the average of the closing price of our common stock over five consecutive trading days, commencing on January 2, 2008.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of our outstanding common stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under the relevant SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests.  The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

Transactions with Related Persons

Certain of our Named Executive Officers and directors were former stockholders of Bio-Quant, Inc. and received shares of our common stock and promissory notes upon the completion of our merger with Bio-Quant on December 14, 2009.  Set forth in the table below are the names of each of these individuals, their current positions at our Company and the aggregate number of shares of common stock that were issued to them (and their spouses, if applicable) upon completion of our merger and repayment of the principal amount and accrued interest under their notes on March 17, 2010, May 24, 2010 and June 21, 2010.  These shares do not include shares placed in escrow to satisfy potential indemnification claims arising under the Bio-Quant merger agreement.

Name	Title	Shares Issued upon Completion of our Merger with Bio- Quant	Principal Amount of Notes	Shares Issued upon Repayment of Notes (Principal plus Accrued Interest)
Bassam B. Damaj, Ph.D.	President and Chief Executive Officer and Director	87,320	$3,974,635	1,015,656
Henry J. Esber, Ph.D.	Executive Vice President and Director	44,966	$2,043,885	522,678
Edward M. Cox	Vice President, Investor Relations and Corporate Development	6,683	$303,985	57,466
Roberto Crea, Ph.D.	Director	1,295	$58,892	11,133

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2010, the most recent practicable date, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each beneficial owner of more than 5% of our outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after July 31, 2010, but excludes unvested stock options, which contain an early exercise feature. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 12,824,692 shares issued and outstanding as of July 31, 2010.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 31, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares Beneficially Owned Before and After Offering	Percentage of Common Stock Beneficially Owned Before Offering	Percentage of Common Stock Beneficially Owned After Offering
Named Executive Officers and Directors (1):
Bassam B. Damaj, Ph.D. (2)	1,102,976	8.6%	6.3
Henry J. Esber, Ph.D. (3)	567,614	4.4%	3.2
Vivian H. Liu (4)	182,686	1.4%	1.0
Leonard A. Oppenheim (5)	49,655	*	*
Mark Westgate (6)	55,440	*	*
Edward M. Cox	113,079	*	*
Roberto Crea, Ph.D.	23,628	*	*
Rusty Ray	4,358	*	*
Deirdre Y. Gillespie, M.D	654	*	*
All named executive officers and directors as a group (9 persons)	2,100,090	16.3%	11.9

*	Less than one percent (1%).
(1)	The address for each of our executive officers and directors is 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121.
(2)	Includes 327,100 shares held by Dr. Damaj’s spouse. Dr. Damaj disclaims beneficial ownership of these shares.
(3)	Includes 192,412 shares held by Dr. Esber’s spouse. Dr. Esber disclaims beneficial ownership of these shares.
(4)	Includes 33,286 shares issuable upon exercise of stock options exercisable within 60 days of July 31, 2010.
(5)	Includes 33,333 shares issuable upon exercise of stock options exercisable within 60 days of July 31, 2010.
(6)	Includes 13,485 shares issuable upon exercise of stock options exercisable within 60 days of July 31, 2010.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada Revised Statutes Chapter 78.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, 8,998,600 of which shares of preferred stock are undesignated.

As of June 30, 2010, 12,626,541 shares of our common stock were outstanding. In addition, as of June 30, 2010, we had outstanding options to purchase 156,771 shares of our common stock under our stock options plans at a weighted-average exercise price of $16.07 per share, all of which were exercisable, and outstanding warrants and convertible securities representing the right to acquire a total of 717,095 shares of our common stock.

Common Stock

Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of common stock do not have any cumulative voting rights.  Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock

Under our amended and restated articles of incorporation, our Board has the authority, without further action by stockholders, to designate up to 10,000,000 authorized shares of preferred stock in one or more series and to fix the voting rights, designations, preferences, limitations, restrictions, privileges and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.  Of the 10,000,000 shares of preferred stock authorized in our amended and restated articles of incorporation, our Board has previously designated:

•	1,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock, none of which have been issued;

•
800 shares of our preferred stock as Series B 8% Cumulative Convertible Preferred Stock, all previously outstanding shares of which have been previously converted into shares of our common stock and may not be reissued; and

•
600 shares of our preferred stock as Series C 6% Cumulative Convertible Preferred Stock, all previously outstanding shares of which have been previously converted into shares of our common stock and may not be reissued.

8,998,600 shares of our preferred stock remain available for designation by our board of directors.

If we issue preferred stock, we will fix the voting rights, designations, preferences, limitations, restrictions, privileges and relative rights of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of such series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

As of June 30, 2010, warrants for the issuance of 250,895 shares of our common stock were outstanding, which are exercisable at a weighted average exercise price of $12.76 per share, all of which are exercisable through various dates expiring between November 29, 2010 and October 26, 2012.

The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of the forms of the warrant, which are incorporated by reference to the registration statement of which this prospectus forms a part .

Unit Warrants

In connection with this offering, we will issue warrants to purchase up to 1,650,000 shares of our common stock. Each warrant entitles the holder to purchase at any time for a period of five years following the closing date of the offering, one share of our common stock at an exercise price of 42% of the offering price per unit, or $2.55 per warrant assuming a unit offering price per unit of $6.06. After the expiration of the exercise period, unit warrant holders will have no further rights to exercise such unit warrants.

The unit warrants may be exercised only for full shares of common stock.  We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock.  If a fractional share would be issuable upon exercise of a unit warrant in full, then the number of shares of common stock to be issued upon exercise of a unit warrant shall be rounded up to the next whole share.  Unit warrant holders do not have any voting or other rights as a stockholder of our Company until such unit warrants have been properly exercised and such holders become holders of our common stock.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is not effective at the time of exercise of the warrants, the unit warrants may only be exercised on a “cashless” basis and will be issued with appropriate restrictive legends unless such shares are eligible for resale without restriction under the Securities Act.  If we fail to cause the warrant agent to transmit to the holder a certificate representing the shares of common stock issuable upon the exercise of the unit warrants and the holder is required to purchase shares of our common stock in order to satisfy a sale by the holder of the shares underlying the unit warrants which the holder anticipated receiving upon such exercise, then we shall pay the holder the amount by which the shares so purchased exceeds the amount obtained by multiplying (i) the number of shares of common stock that were required to be delivered in connection with the exercise of the unit warrants and (ii) the price at which the sell order giving rise to such purchase obligation was executed.  In addition, at the holder’s option, we shall either reinstate the holder’s exercised portion of the unit warrant or deliver to the holder the number of shares that would have been issued had the delivery obligations been complied with.

The exercise price and the number of shares of common stock issuable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and splits.

The unit warrants provide that no exercise will be effected, and the holder of a unit warrant will not have the right to exercise a warrant, if after giving effect to the exercise the holder, together with any affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares upon exercise of such unit warrant.  The holder may, upon 61 days prior written notice, nullify this 4.99% limit and thereby elect to increase the exercise limit to 9.99% of our total shares outstanding.  The holder may not waive the 9.99% limit.

In addition, the unit warrants will be exercisable for the number of shares of common stock of any successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such transactions listed below (each transaction referred to as a “Fundamental Transaction”) if such transaction should occur while the unit warrants are issued and outstanding:

•	the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person;

•
the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions;

•
any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of 50% or more of our outstanding common stock;

•
the Company, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for securities other than the Company’s securities, cash or property; or

•
the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of our common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

For purposes of any exercise of a unit warrant after the occurrence of a Fundamental Transaction, we shall apportion the exercise price of such unit warrant among any additional consideration receivable in a reasonable manner reflecting the relative value of any different components of the additional consideration.  If holders of our common stock are given any choice as to the type of consideration they will receive in a Fundamental Transaction, then the warrant holders will, upon exercise of the unit warrants, be given the same choice.

The unit warrants are subject to the terms and conditions of the unit warrants and warrant agent agreement between the Company and Wells Fargo Bank, N.A., who will serve as the warrant agent, forms of which are attached as exhibits to the registration statement of which this prospectus forms a part.  The unit warrants are expected to be issued in “book entry” form, deposited with the Depository Trust Company and registered in the name of Cede & Co., a nominee of Depository Trust Company.  If the warrants cannot be issued in book entry form, then the warrant agent will issue a unit warrant in physical form.

Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Certain provisions of Nevada law and our amended and restated articles of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Classified Board.  Our amended and restated articles of incorporation provide that our Board is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms.  This provision may serve to delay or prevent an acquisition of us or a change in our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Special Meetings of the Stockholders. Our amended and restated bylaws provide that special meetings of the stockholders may be called by our Chairman of the Board or our President, acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting. Our amended and restated articles of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock in our amended and restated articles of incorporation makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company .

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain Nevada corporations in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part.  These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our amended and restated articles of incorporation or amended and restated bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise.  These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors.  Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.  These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada law also provides that if a person is the “beneficial owner” of 10% or more of the voting power of certain Nevada corporations, such person is an “interested stockholder” and may not engage in any “combination” with the corporation for a period of three years from the date such person first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder.  Another exception to this prohibition is if the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting, no earlier than three years after the date that the person first became an interested stockholder.  These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws.  We have not made such an election in our amended and restated articles of incorporation.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.  Further, our amended and restated articles of incorporation permit our Board, when evaluating a tender offer or a third-party offer relating to a merger or consolidation of the Company or the acquisition of all or substantially all of our assets, to give due consideration to all relevant factors in exercising its judgment in determining what is in the best interest of the Company and its stockholders.

The NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “APRI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

PLAN OF DISTRIBUTION

We are offering up to 1,650,000 units, each consisting of three shares of common stock and one warrant to purchase one share of common stock for an assumed offering price of $6.06 per unit. Pursuant to an engagement letter agreement, we engaged Dawson James Securities, Inc. as our placement agent for this offering. Dawson James is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their “best efforts” to arrange for the sale of units by us. Therefore, we may not sell the entire amount of units being offered.

Upon signing the engagement letter agreement, we paid Dawson James a non-refundable due diligence fee of $20,000. Upon the closing of the offering, we will pay the placement agent a cash transaction fee equal to six percent (6%) of the gross proceeds to us from the sale of the units in the offering. We are not obligated to pay the placement agent a fee upon exercise of the warrants included in the units.

Upon the closing of the offering, we will also pay the placement agent a non-accountable expense allowance of two percent (2%) of the gross proceeds to us from the sale of units in the offering.

In addition, we agreed to grant a five-year (from the closing of the offering) compensation warrant to the placement agent to purchase a number of shares of our common stock equal to three percent (3%) of the number of shares of common stock contained in the units sold by us in the offering, but excluding the shares that may be issued upon exercise of the warrants included in the offering. The compensation warrants will have a per unit exercise price equal to 125% of the public offering price of the units and will be exercisable 12 months after the date of this prospectus. The compensation warrants will comply with FINRA Rule 5110(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security as permitted by the FINRA rules.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

We and each of our officers and directors have agreed not to offer, sell, contract to sell or grant any option to sell or otherwise dispose of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the last closing of the offering described herein. The 90-day lock-up period may be extended if (i) during the last 17 days of the 90-day period we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable. Dawson James Securities, Inc. may, in its sole discretion, and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 90-day period.  The are no agreements between Dawson James Securities, Inc. and the Company or any of our stockholders or affiliates releasing them from this lock-up prior to the expiration of this 90-day period. Notwithstanding our lock-up agreement with Dawson James Securities, Inc., we may issue warrants, options and shares of capital stock (i) in connection with the conversion of convertible debt or the exercise of warrants and options outstanding prior to the closing of this offering and the grant of options to our officers, directors, employees and consultants under our stock option plan and (ii) as otherwise contemplated by our engagement letter agreement with Dawson James Securities, Inc. In addition, we have agreed with Dawson James Securities, Inc. not to make certain issuances or sales of our securities for a period of 90 days from the completion of this offering, without the prior written consent of Dawson James Securities, Inc.

The placement agent agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. McDermott Will & Emery LLP, Menlo Park, California, is acting as counsel for the placement agent in this offering.

EXPERTS

The financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been audited by Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, as stated in their report appearing herein and have been so included on reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, as amended, with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INDEX TO FINANCIAL STATEMENTS

NexMed, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$4,215,095	$479,888
Accounts receivable	641,716	708,898
Other receivable	-	437,794
Prepaid expenses and other assets	257,581	140,521
Total current assets	5,114,392	1,767,101

Fixed assets, net	5,620,741	5,616,811
Goodwill	9,084,476	9,084,476
Restricted cash	603,000	-
Intangible assets, net of accumulated amortization	3,965,082	4,145,006
Due from related party	-	204,896
Debt issuance cost, net of accumulated amortization of $10,718 and $169,304	92,972	115,047
Total assets	$24,480,663	$20,933,337

Liabilities and stockholders’ equity
Current liabilities:
Notes payable - former Bio-Quant shareholders	$-	$12,129,010
Accounts payable and accrued expenses	1,333,499	1,453,621
Payroll related liabilities	418,083	279,960
Short-term borrowing from banks	401,000	-
Deferred revenue - current portion	107,108	118,115
Capital lease payable - current portion	25,811	24,530
Due to related parties	-	99,682
Deferred compensation - current portion	68,596	70,000
Total current liabilities	2,354,097	14,174,918

Long term liabilities:
Convertible notes payable	4,000,000	2,990,000
Deferred revenue	77,350	82,450
Capital lease payable	101,374	114,965
Deferred compensation	839,510	865,602
Total liabilities	7,372,331	18,227,935

Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock, $.001 par value, 18,000,000 and 8,000,000
shares authorized, 12,626,541 and 6,988,105
and outstanding, respectively	12,626	6,988
Additional paid-in capital	202,343,672	174,430,276
Accumulated deficit	(185,247,966)	(171,731,862)
Total stockholders’ equity	17,108,332	2,705,402

Total liabilities and stockholders’ equity	$24,480,663	$20,933,337

See notes to unaudited consolidated financial statements.

NexMed, Inc.
Consolidated Statements of Operations (Unaudited)

	FOR THE THREE MONTHS		FOR THE SIX MONTHS ENDED
	ENDED JUNE 30,		JUNE 30,
	2010	2009	2010	2009

License fee revenue	$32,550	$102,613	$35,100	$2,569,283
Contract service revenue	1,438,377	-	2,881,579	-
Total revenue	1,470,927	102,613	2,916,679	2,569,283
Cost of services	1,021,951	-	2,059,183	-
Gross profit	448,976	102,613	857,496	2,569,283

Costs and expenses
Research and development	477,566	716,453	903,959	1,318,819
General and administrative	2,640,400	694,749	4,879,936	1,785,796
Total costs and expenses	3,117,966	1,411,202	5,783,895	3,104,615

Loss from operations	(2,668,990)	(1,308,589)	(4,926,399)	(535,332)

Interest expense, net	(1,609,657)	(117,569)	(8,589,704)	(206,054)

Net loss	$(4,278,648)	$(1,426,158)	$(13,516,104)	$(741,386)

Basic and diluted loss per common share	$(0.47)	$(0.25)	$(1.64)	$(0.13)

Weighted average common shares outstanding
used for basic and diluted loss per share	9,140,451	5,625,895	8,264,515	5,641,166

See notes to unaudited consolidated financial statements.

NexMed, Inc.
Consolidated Statement of Changes in Stockholders’ Equity (Unaudited)

	Common	Common	Additional		Total
	Stock	Stock	Paid-In	Accumulated	Stockholders’
	(Shares)	(Amount)	Capital	Deficit	Equity

Balance at December 31, 2009	6,988,105	$6,988	$174,430,276	$(171,731,862)	$2,705,402

Issuance of compensatory stock to employees	-	-	1,114,936	-	1,114,936
Issuance of compensatory stock to the board of directors	8,715	9	79,991	-	80,000
Issuance of common stock, net of offering costs	518,264	518	3,298,522	-	3,299,040
Issuance of common stock in payment of convertible notes payable	468,837	469	4,578,362	-	4,578,831
Issuance of common stock in payment of notes payable to the former Bio-Quant shareholders	4,642,620	4,642	18,841,585	-	18,846,227
Net loss	-	-	-	(13,516,104)	(13,516,104)

Balance at June 30, 2010	12,626,541	$12,626	$202,343,672	$(185,247,966)	$17,108,332

See notes to unaudited consolidated financial statements.

NexMed, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	FOR THE SIX MONTHS ENDED
	JUNE 30,
	2010	2009
Cash flows from operating activities
Net loss	$(13,516,104)	$(741,386)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	471,398	201,767
Non-cash interest, amortization of beneficial conversion feature and deferred financing costs	8,716,575	51,762
Non-cash compensation expense	1,194,927	573,234
(Gain) loss on disposal of fixed assets	312	(42,869)
Increase in prepaid expenses and other assets	(117,060)	(65,797)
Decrease in accounts receivable	67,182	-
Decrease in other receivable	437,794	-
Decrease in due from related party	204,896
Decrease in accounts payable and accrued expenses	(120,122)	(198,583)
Increase (decrease) in payroll related liabilities	138,124	(232,722)
Decrease in due to related party	(99,682)	-
Decrease in deferred compensation	(27,496)	(41,873)
(Decrease) increase in deferred revenue	(16,107)	147,750
Net cash used in operating activities	(2,665,363)	(348,717)

Cash flows from investing activities
Proceeds from sale of fixed assets	1,142	350,000
Capital expenditures	(296,856)	(2,928)
Net cash (used in) provided by investing activities	(295,714)	347,072

Cash flows from financing activities
Proceeds from issuance of notes payable	2,300,000	-
Proceeds from issuance of convertible notes payable, net of debt issue costs	3,896,310	-
Issuance of common stock, net of offering costs	3,306,296	-
Proceeds from short-term borrowing	401,000	-
Repayment of convertible notes payable	(2,592,012)	(50,000)
Repayment of capital lease obligations	(12,310)	-
Net cash provided by (used in) financing activities	7,299,284	(50,000)

Net change in cash and cash equivalents	4,338,207	(51,645)

Cash and cash equivalents, beginning of period	$479,888	$2,862,960

Cash and cash equivalents, end of period	$4,818,095	$2,811,315

Supplemental Information:
Issuance of common stock in payment of convertible notes payable	$397,888	$300,000
Issuance of common stock in payment of notes payable to
former Bio-Quant shareholders	$12,129,010	$-
Cash paid for interest	$67,762	$-

See notes to unaudited consolidated financial statements.

NexMed, Inc.
Notes to Unaudited
Consolidated Financial Statements

1.	BASIS OF PRESENTATION

NexMed, Inc. (the “Company”) was incorporated in Nevada in 1987.  The Company has historically focused its efforts on drug development using its patented drug delivery technology known as NexACT  – see Note 14 for descriptions of the licensing agreements relating to the Company’s proprietary products.

On December 14, 2009, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated November 20, 2009 by and among the Company (the “Company”) and BQ Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) with Bio-Quant, Inc. (“Bio-Quant”), was completed.  Accordingly, the results of operations of the acquired company have been included in the consolidated results of operations of the Company from December 14, 2009, the date of the Merger.  Bio-Quant is one of  the largest specialty biotechnology contract research organizations (“CROs”) based in San Diego, California and is one of the industry’s most experienced CROs for non-GLP (good laboratory practices) in vitro and in vivo contract drug discovery and pre-clinical development services, specializing in oncology, inflammation, immunology, and metabolic diseases. Bio-Quant performs both in vitro and in vivo pharmacology, pharmacokinetic (PK) and toxicology studies to support pre-regulatory filing packages.

The Company is currently focusing its efforts on the development of new and patented pharmaceutical products, some of which are based on NexACT, and on seeking to grow the  CRO business operated through the Bio-Quant subsidiary.

The Company’s long-term goal is to generate revenues from the growth of its CRO business while aggressively seeking to monetize the NexACT technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide.  The Company is actively pursuing partnering opportunities for its clinical stage NexACT based and non NexACT based treatments in the areas of oncology, inflammation, dermatology, pain, autoimmune diseases and sexual dysfunction as discussed below. The successful licensing of one or more of these products would be expected to generate additional revenues for funding the Company’s long-term growth strategy.

Following the acquisition of Bio-Quant, the Company now operates in two segments – designing and developing pharmaceutical products and providing pre-clinical CRO services through its subsidiary, Bio-Quant.

Effective June 21, 2010, the Company completed a reverse stock split pursuant to which each fifteen shares of Company’s common stock then issued and outstanding was automatically converted into one share of the Company’s common stock; no change was made to the per-share par value of the common stock. The authorized capital stock was also proportionately reverse split by a factor of fifteen-for-one. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

Liquidity

The accompanying consolidated financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has an accumulated deficit of $185,247,966 at June 30, 2010 and expects that it will incur additional losses in the future relating to research and development activities and integration of the operations of Bio-Quant into its strategies.  Further, the Company has certain notes payable due within 24 months, which if not converted to common stock or re-financed, would significantly impact liquidity.  These obligations raise substantial doubt about the Company’s ability to continue as a going concern.  Management anticipates that the Company will require additional financing, which it is actively pursuing, to fund operations, including continued research and development of the Company’s NexACT technology, expansion of the Bio-Quant CRO business, and to fund potential future acquisitions.  Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining financing on terms acceptable to the Company.  See Notes 7, 8 and 11 for a description of funds raised during 2010 through the date of this report.  If the Company is unable to obtain additional financing, operations will need to be reduced or discontinued.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New Accounting Pronouncements

In April 2010, an accounting standard update was issued by the Financial Accounting Standards Board to provide guidance on defining a milestone and determining when it is appropriate to apply the milestone method of revenue recognition for research and development transactions.  Vendors can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period the milestone is achieved if the milestone meets all the criteria stated in the guidance to be considered substantive and must be considered substantive in its entirety. The amendments in this update will be effective prospectively for milestones achieved in fiscal years and interim periods beginning on or after June 15, 2010, with early adoption permitted.  The Company does not expect this standard to have a material impact on its financial statements.

2.	ACQUISITION

On November 20, 2009, the Company entered into the Merger Agreement with Bio-Quant. Pursuant to the Merger Agreement, on December 14, 2009 (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of Bio-Quant was cancelled and converted into the right to receive 60.93 shares of common stock, par value $0.001 per share, of the Company (the “NexMed Shares”), as well as a promissory note (each, a “Note”) in the original principal amount of $2,771.37.   In connection with the closing of the Merger, the Company issued an aggregate of 266,667 NexMed Shares and Notes in the aggregate original principal amount of $12,129,010 to the shareholders of Bio-Quant.

The Notes accrued interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger.  The terms of the Notes provide that the principal amounts and all interest thereunder were payable by the Company in cash or, at the Company’s option, in NexMed Shares, which would be valued at the fixed price of $2.52 per share.  The Merger Agreement provides that if the Company repaid the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders could not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company received stockholder approval to do so in accordance with applicable rules of the NASDAQ Stock Market.  The Company received stockholder approval at its May 24, 2010 meeting for the potential issuance of shares in full repayment of the remaining amounts owed under the Notes, and, on June 21, 2010, the Company repaid the remaining outstanding principal and interest accrued under the Notes in NexMed Shares.

The acquisition was accounted for under the purchase method of accounting under FASB ASC 805 Business Combinations.  The Company has determined that it is the “accounting acquirer” in this transaction, as it meets the predominance of the factors outlined in FASB ASC 805.  Accordingly, the results of operations of the acquired company have been included in the consolidated results of operations of the Company from the date of the Merger.

The total consideration was estimated to be approximately $13.7 million as of December 14, 2009, the date the Merger was consummated, as follows (in thousands):

Fair value of 266,667 shares of common stock issued for Bio-Quant common stock (1)	$1,600
Fair value of promissory notes issued for Bio-Quant common stock	12,129
Total consideration	$13,729
(1) The fair value of the shares of NexMed common stock issued was based on the closing price of the Company’s common stock on December 14, 2009, the date the Merger was consummated, or $6.00 per share.

The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying consolidated balance sheet based on management’s best estimates. The fair value of the other current assets and assumed liabilities were estimated by management based upon the relative short term nature of the accounts and the fair value of the machinery and equipment was established based upon expected replacement costs.

Management obtained the assistance of an independent third party valuation specialist in performing its purchase price allocation analysis.  The fair value of Bio-Quant’s tangible and identifiable intangible assets were determined based on this analysis.  The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

Accordingly, the purchase price has been allocated to the assets and liabilities of Bio-Quant as presented below (in thousands):

Cash & cash equivalents	$151
Accounts receivable	576
Prepaids and other current assets	105
Other assets	27
Property and equipment	783
Due from related party	205
Accounts payable and accrued expenses	(1,041)
Related party payable	(85)
Deferred revenue	(45)
Other current liabilities	(68)
Other long term liabilities	(122)
Amortizable intangible assets:
Know-How	3,037
Trade Name	1,123
Indefinite lived intangible assets:
Goodwill	9,083
Total net assets acquired	$13,729

Intangible assets of $4,160,000 consist primarily of developed know-how and the Bio-Quant trade name.  Developed know-how relates to Bio-Quant’s pre-clinical service expertise including, but not limited to, its extensive inventory of internally developed cell lines. The Bio-Quant trade name represents future revenue attributable to the reputation and name recognition of Bio-Quant within the pharmaceutical industry where Bio-Quant is a known expert in pre-clinical services.

Bio-Quant is a revenue generating, cash flow positive CRO.  Bio-Quant is expected to continue its revenue growth and cash generating CRO business.  The $9,084,476 of goodwill generated from the acquisition of Bio-Quant consists largely of the expected ability of the Bio-Quant CRO to continue to grow its revenues and generate positive cash flow to contribute to the pharmaceutical product development business segment of the Company.

The following unaudited pro forma consolidated results of operations for the period assumes the acquisition of Bio-Quant had occurred as of January 1, 2009, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Bio-Quant been operated as part of the Company since January 1, 2009.

Consolidated Pro Forma Statements of Operations (unaudited)

	Six Months Ended June 30, 2009
	As Presented	Pro Forma
Revenues	$2,569,283	$5,645,154
Net (loss) income	(741,386)	531,408
Net (loss) income per basic and diluted shares	$(0.13)	$0.09

3.	ACCOUNTING FOR STOCK BASED COMPENSATION

The value of restricted stock grants are calculated based upon the closing stock price of the Company’s Common Stock on the date of the grant.  For stock options granted to employees and directors, we recognize compensation expense based on the grant-date fair value estimated in accordance with the appropriate accounting guidance, and recognized over the expected service period. We estimate the fair value of each option award on the date of grant using the Black-Scholes option pricing model. Stock options and warrants issued to consultants are accounted for in accordance with accounting guidance. Compensation expense is calculated each quarter for consultants using the Black-Scholes option pricing model until the option is fully vested and is included in research and development or general and administrative facility expenses, based upon the services performed by the recipient.

During December 1996, the Company adopted The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (“the Incentive Plan”) and The NexMed, Inc. Recognition and Retention Stock Incentive Plan (“the Recognition Plan”).  A total of 133,333 shares were set aside for these two plans.  In May 2000, the stockholders of the Company approved an increase in the number of shares reserved for the Incentive Plan and Recognition Plan to a total of 500,000.  During June 2006, the Company adopted the NexMed, Inc. 2006 Stock Incentive Plan (the “2006 Plan”).  A total of 200,000 shares were set aside for the 2006 Plan and an additional 133,333 shares were added to the 2006 Plan in June 2008.  The Company received stockholder approval at its May 24, 2010 meeting to add an additional 1,000,000 shares to the 2006 Plan.  Options granted under the Company’s plans generally vest over a period of one to five years, with exercise prices of currently outstanding options ranging between $8.25 to $74.10.  The maximum term for options granted under these plans is 10 years.

The following table summarizes information about options outstanding, all of which are exercisable, at June 30, 2010:

	Options Outstanding
		Weighted Average		Aggregate
Range of	Number	Remaining	Weighted Average	Intrinsic
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Value
$8.25 - 21.00	145,104	5.24 years	$11.99	$-
48.75 - 52.50	3,667	2.08 years	51.47	-
73.50 - 74.10	8,000	3.45 years	73.70	-

	156,771	5.06 years	$16.07	$-

A summary of stock option activity is as follows:

		Weighted	Weighted	Total
		Average	Average Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding at December 31, 2009	196,713	$21.00		-
Granted	-	-
Exercised	-	-		-
Forfeited	(39,943)	40.05		-

Outstanding at June 30, 2010	156,771	16.07	5.06 years	-

Vested or expected to vest at June 30, 2010	156,771	1.07	5.06 years	-

Exercisable at June 30, 2010	156,771	$1.07	5.06 years	-

Expected Volatility. The Company uses analysis of historical volatility to compute the expected volatility of its stock options.

Expected Term. The expected term is based on several factors including historical observations of employee exercise patterns during the Company’s history and expectations of employee exercise behavior in the future giving consideration to the contractual terms of the stock-based awards.

Risk-Free Interest Rate. The interest rate used in valuing awards is based on the yield at the time of grant of a U.S. Treasury security with an equivalent remaining term.

Dividend Yield. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-Vesting Forfeitures. Estimates of pre-vesting option forfeitures are based on Company experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

As of June 30, 2010, there was no unrecognized compensation cost related to unvested stock options.

Compensatory Share Issuances

The value of restricted stock grants is calculated based upon the closing stock price of the Company’s Common Stock on the date of the grant.  The value of the grant is expensed over the vesting period of the grant in accordance with FASB ASC 718.  As of June 30, 2010 there was $1,328,413 of total unrecognized compensation cost related to unvested restricted stock.  That cost is expected to be recognized over a period of 2.5 years.

Principal equity compensation transactions for the six months ended June 30, 2010 were as follows:

For the six months ended June 30, 2010, the Company issued 16,996 shares of common stock to members of the Board of Directors for services rendered and recorded expenses related to such issuances of $80,000.

On April 9, 2010, the Company awarded grants of restricted shares of Common Stock of 10,000 shares to Mark Westgate, the Company’s Chief Financial Officer, 6,667 shares to Dr Henry Esber, the Company’s Executive Vice President and Board member and 5,000 shares to Edward Cox, the Company’s Vice President of investor relations.  The awards vest on April 9, 2011provided that each officer remains in continuous uninterrupted service with the Company. The Company recorded compensation expense of $33,201 during the six months ended June 30, 2010 for such grants.

On May 24, 2010, at the Company’s annual stockholder meeting, the stockholders of the Company approved an increase in the number of shares reserved for issuance under the 2006 Plan.  Upon such approval, the Company issued the following restricted share grants to satisfy commitments to grant restricted shares contingent upon such stockholder approval:

Dr. Bassam Damaj, the Company’s Chief Executive Officer, was awarded a grant of 100,000 restricted shares of Common Stock.  The grant will vest in three installments of 20,000 shares, 33,333 shares and 46,667 shares on December 14, 2010, 2011 and 2012, respectively, provided that Dr. Damaj remain in continuous and uninterrupted service with the Company.  The Company recorded compensation expense of $35,375 during the six months ended June 30, 2010 for such grant.

Vivian Liu, the Company’s Chairman of the Board and Executive Vice President, was awarded grants of restricted shares of Common Stock of 66,667 shares, 16,667 shares and 3,509 shares.  The grant of 66,667 shares vested on immediately upon issuance.  The grants of 16,667 and 3,509 shares vest on December 14, 2010 provided that Ms. Liu remains in continuous and uninterrupted service with the Company. The Company recorded compensation expense of $405,884 during the six months ended June 30, 2010 for such grants.

The Company awarded grants of restricted shares of Common Stock totaling 137,411 shares to certain Bio-Quant employees.  The awards vest over various time periods and require that the employees remain in continuous and uninterrupted service with the Company. The Company recorded compensation expense of $442,966 during the six months ended June 30, 2010 for such grants.

 The following table indicates where the total stock-based compensation expense resulting from stock options and restricted stock awards appears in the Unaudited Consolidated Statements of Operations:

	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
	2010	2009	2010	2009

Research and development	$10,284	$47,515	$10,284	$61,576
General and administrative	1,040,090	284,731	1,184,643	511,658

Stock-based compensation expense	$1,050,374	$332,246	$1,194,927	$573,234

The stock-based compensation expense has not been tax-effected due to the recording of a full valuation allowance against U.S. net deferred tax assets.

4.	WARRANTS

A summary of warrant activity for the six-month period ended June 30, 2010 is as follows:

	Common Shares	Average	Average
	Issuable upon	Exercise	Contractual
	Exercise	Price	Life

Outstanding at December 31, 2009	465,275	$15.45	1.03 years
Issued	-
Exercised	-
Expired	(214,380)	$16.65
Outstanding at June 30, 2010	250,895	$12.76	1.37 years

Exercisable at June 30, 2010	250,895	$12.76	1.37 years

5.	LOSS PER SHARE

At June 30, 2010 and 2009, respectively, options to acquire 156,771 and 201,656 shares of Common Stock, warrants to acquire 250,895 and 600,775 shares of Common Stock and convertible securities convertible into 466,200 and 144,667 shares of Common Stock were excluded from the calculation of diluted loss per share, as their effect would be anti-dilutive.  Loss per share for the three and six months ended June 30, 2010 and 2009 was calculated as follows (net loss / weighted average common shares outstanding):

	FOR THE THREE MONTHS		FOR THE SIX MONTHS ENDED
	ENDED JUNE 30,		JUNE 30,
	2010	2009	2010	2009

Net loss	$(4,278,648)	$(1,426,158)	$(13,516,104)	$(741,386)
Weighted average common shares outstanding used for basic and diluted loss per share	9,140,451	5,625,895	8,264,515	5,641,166

Basic and diluted loss per common share	$(0.47)	$(0.25)	$(1.64)	$(0.13)

6.	INTANGIBLE ASSETS

Intangible assets are listed below with associated accumulated amortization:

	June 30, 2010	December 31, 2009
Bio-Quant Know-How	$3,037,000	3,037,000
Bio-Quant Trade Name	1,123,000	1,123,000
Accumulated amortization	(194,918)	(14,994)
Intangible assets, net	$3,965,082	4,145,006

The Company is currently amortizing know-how over the expected useful life of 10 years and the trade name over the expected useful life of 20 years. Amortization expense amounted to $179,924 for the six months ended June 30, 2010.  Based on the carrying amount of intangible assets, assuming no future impairment of underlying assets, the estimated future amortization expense for the next five years ending June 30 and thereafter is as follows:

2011	$359,860
2012	359,860
2013	359,860
2014	359,860
2015	359,860
Thereafter	2,165,782

Total future amortization expense	$3,965,082

7.	CONVERTIBLE NOTES PAYABLE

2010 Convertible Notes

On March 15, 2010, the Company issued convertible notes (the “2010 Convertible Notes”) in an aggregate principal amount of $4 million to the holders of the 2008 Convertible Notes discussed below.  The 2010 Convertible Notes are secured by the Company’s facility in East Windsor, New Jersey and are due on December 31, 2012.  The proceeds were used to repay the 2008 Convertible Notes then outstanding as discussed below.  As such, the Company received approximately $1.4 million in net proceeds from the issuance of the 2010 Convertible Notes.

The 2010 Convertible Notes are payable in cash or convertible into shares of Common Stock at $8.70 per share (the “conversion price”), which may be subject to adjustment, on or before the maturity date of December 31, 2012 at the holders’ option.  The 2010 Convertible Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or, if the Company’s net cash balance is less than $3 million at the time of payment, in shares of Common Stock.  If paid in shares of Common Stock, then the price of the stock issued will be the lesser of $1.20 below or 95% of the five-day weighted average of the market price of the Common Stock prior to the time of payment.  Such additional interest consideration is considered contingent and therefore would only be recognized upon occurrence.

On June 3, 2010, the conversion price was adjusted to $8.58 per share as a result of the issuance of securities as discussed in Note 11 below.

2008 Convertible Notes

On June 30, 2008, the Company issued convertible notes (the “2008 Convertible Notes”) in an aggregate principal amount of $5.75 million.  The 2008 Convertible Notes were secured by the Company’s facility in East Windsor, New Jersey.  $4.75 million of the principal amount of the Convertible Notes would have been due on December 31, 2011 (the “Due Date”) and $1 million of the principal amount of the Convertible Notes was due on December 31, 2008.

The 2008 Convertible Notes were payable in cash or convertible into shares of Common Stock with the remaining principal amount initially convertible at $30 per share on or before the Due Date at the holders’ option.  The 2008 Convertible Notes had a coupon rate of 7% per annum, which was payable at the Company’s option in cash or, if the Company’s net cash balance was less than $3 million at the time of payment, in shares of Common Stock.  If paid in shares of Common Stock, then the price of the stock issued would be the lesser of $1.20 below or 95% of the five-day weighted average of the market price of the Common Stock prior to the time of payment.  Such additional interest consideration would be considered contingent and therefore would only be recognized upon occurrence.

Conversion of 2008 Convertible Notes during 2009 and 2010

As discussed in Note 14, the Company sold $350,000 of manufacturing equipment to Warner Chilcott Company, Inc. (“Warner”).  The holders of the 2008 Convertible Notes agreed to release the lien on the equipment in exchange for a $50,000 repayment of principal that was to be paid in 2009 when the equipment was transferred to Warner.  Accordingly, on May 15, 2009, the Company repaid $50,000 to the  holders of the 2008 Convertible Notes upon the transfer of the manufacturing equipment to Warner.

On May 27, 2009, the Company agreed to convert $150,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $3.45 per share.  As such, the Company issued 43,960 shares of Common Stock to the note holders in repayment of such $150,000 principal amount plus interest.

On June 11, 2009, the Company agreed to convert $150,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $3.45 per share.  As such, the Company issued 32,710 shares of Common Stock to the note holders in repayment of such $150,000 principal amount plus interest.

On July 23, 2009, the Company agreed to convert $300,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $2.40 per share.  As such, the Company issued 125,559 shares of Common Stock to the note holders in repayment of such $300,000 principal amount plus interest.

On July 29, 2009, the Company agreed to convert $100,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $0.15 per share.  As such, the Company issued 670,426 shares of Common Stock to the note holders in repayment of such $100,000 principal amount plus interest.

On September 16, 2009, the Company agreed to convert $350,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $2.25 per share.  As such, the Company issued 157,915 shares of Common Stock to the note holders in repayment of such $350,000 principal amount plus interest.

On October 14, 2009, the Company agreed to convert $350,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $2.40 per share.  As such, the Company issued 146,230 shares of Common Stock to the note holders in repayment of such $350,000 principal amount plus interest.

On October 15, 2009, the Company agreed to convert $250,000 of the outstanding 2008 Convertible Notes to Common Stock at a price of $2.25 per share.  As such, the Company issued 111,435 shares of Common Stock to the note holders in repayment of such $250,000 principal amount plus interest.

On November 10, 2009, the Company issued convertible notes in the aggregate principal amount of $750,000 under terms substantially similar to the original 2008 Convertible Notes as described above.

On November 10, 2009, the Company amended the 2008 Convertible Notes such that the conversion price for $750,000 in principal amount of the 2008 Convertible Notes was changed from $30.00 to $2.10 per share.

On November 24, December 7, December 9 and December 14, 2009, the note holders converted $500,000, $125,000, $35,000 and $90,000, respectively, of the outstanding 2008 Convertible Notes pursuant to the November 10, 2009 amendment above.  As such, the Company issued 361,319 shares of Common Stock to the note holders in repayment of such $750,000 principal amount plus interest.

As a result of these prepayments and conversions, at December 31, 2009, the principal amount outstanding of the 2008 Convertible Notes was $2,990,000, of which the conversion price was $30.00 per share for all such principal amount.

On January 26, 2010, the Company agreed to convert $397,988 of the outstanding 2008 Convertible Notes to Common Stock at a price of $7.50 per share.  As such, the Company issued 53,333 shares of Common Stock to the note holders in repayment of such $397,988 principal amount plus interest.

The remaining balance outstanding on the 2008 Convertible Notes of $2,592,012 was repaid in full on March 15, 2010 with the proceeds received from the 2010 Convertible Notes.

The Company recognized a debt inducement charge in interest expense for the differential between the original conversion rate of $30.00 per share and the $7.50 price listed above.  Non-cash interest expense recognized with respect to this conversion was $1,200,000 during the six months ended June 30, 2010.

8.	NOTES PAYABLE

Former Bio-Quant Shareholders’ Notes

On December 14, 2009, the Company issued $12,129,010 in promissory notes (the “Notes”) in connection with the acquisition of Bio-Quant as discussed in Note 2 above. The Notes accrued interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger or December 14, 2010.  The terms of the Notes provided that the principal amounts and all interest thereunder were payable by the Company in cash or, at the Company’s option, in NexMed Shares, which would be valued at the fixed price of $2.52 per share.  The Merger Agreement provided that if the Company repaid the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders could not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company received stockholder approval to do so in accordance with applicable rules of the NASDAQ Stock Market.  At its May 24, 2010 meeting of stockholders, the Company received such stockholder approval for the issuance of up to approximately 4.2 million NexMed Shares in repayment of the Notes.  The principal amount of the Notes outstanding at December 31, 2009 was $12,129,010 and is reflected as Notes payable in the current liabilities section of the Consolidated Balance Sheet.  The Company has determined that it will recognize a beneficial conversion charge based upon the difference between the quoted market price of the common stock and the fixed conversion price at the time of the conversion.

On January 11, 2010, the Company repaid $261,016 of outstanding principal of the Notes through the issuance of Common Stock at $2.52 per share, which is the fixed payment price pursuant to the terms of the Notes.  As such, the Company issued 140,500 shares of Common Stock to the note holders in repayment of such $261,016 principal amount plus interest.

On March 17, 2010, the Company repaid an additional $1,969,185 of outstanding principal of the Notes through the issuance of Common Stock at $2.52 per share, which is the fixed payment price pursuant to the terms of the Notes.  As such, the Company issued 862,710 shares of Common Stock to the note holders in repayment of such $1,969,185 principal amount plus interest.

On May 24, 2010, Company officers who are also holders of Bio-Quant Notes agreed to receive approximately 2,057,000 Shares in repayment of approximately $6.2 million of principal and interest owed which results in an effective repayment price of $3.00 per share.

On June 21, 2010, the Notes were repaid in full with the issuance of 3,639,410 shares of common stock to repay the remaining outstanding principal amount of $10,159,825 plus interest.

The Company recognized a beneficial conversion charge for the differential between the original conversion rates of $2.52 and $3.00 per share and the market price of the Company’s Common Stock at the time of the above payments.  As such the beneficial conversion charge to non-cash interest expense recognized with respect to the Notes for the six months ended June 30, 2010 was $6,139,741.

2010 Promissory Notes

In January 2010, the Company raised gross proceeds of $2.3 million in an offering of unsecured promissory notes (the “2010 Notes”).  The 2010 Notes accrued interest at a rate of 10% per annum and were due and payable in full six months from the date of issuance. The principal and accrued interest due under the Notes was payable, at the election of the Company, in either cash or shares of Common Stock, par value $0.001 per share (the “Shares”).  The weighted average conversion price of the 2010 Notes was $5.55 per share, with the conversion prices ranging from $5.40 to $6.00 per share.

On March 17, 2010, the 2010 Notes were repaid in full with the issuance of 415,504 shares of common stock to repay such $2.3 million principal amount and interest.  The Company recognized a beneficial conversion charge on the differential between the original conversion rates of $5.40 to $6.00 per share and the market price of the Company’s Common Stock at the time of the above repayment.  The Company has recorded a beneficial conversion charge to interest expense of $660,819 during the six months ended June 30, 2010 as a result of the conversion.

9.	LINES OF CREDIT

On March 8, 2010, Bio-Quant entered into a Loan and Security agreement with Square 1 Bank for a revolving line of credit (“credit line”) in the amount of $250,000.  The credit line is secured by a $255,000 cash deposit from the Company which is classified as restricted cash on the accompanying consolidated balance sheet at June 30, 2010.  The credit line expires on March 7, 2011 and bears interest at the rate of 4.25% per annum or 1% above the Prime Rate.

On April 12, 2010, Bio-Quant entered into a Loan and Security agreement with Torrey Pines Bank for a revolving line of credit (“credit line”) in the amount of $250,000.  The credit line is secured by a $278,000 cash deposit from the Company which is classified as restricted cash on the accompanying consolidated balance sheet at June 30, 2010.  The credit line expires on April 12, 2011 and bears interest at the rate of 2.6% per annum.

As of June 30, 2010, $401,000 had been drawn down on the credit lines and is recorded as short-term borrowing on the accompanying unaudited Consolidated Balance Sheet.

10.	DEFERRED COMPENSATION

On February 27, 2002, the Company entered into an employment agreement with Y. Joseph Mo, Ph.D., that had a constant term of five years, and pursuant to which Dr. Mo would serve as the Company’s Chief Executive Officer and President.  Under the employment agreement, Dr. Mo was entitled to deferred compensation in an annual amount equal to one sixth of the sum of his base salary and bonus for the 36 calendar months preceding the date on which the deferred compensation payments commenced subject to certain limitations, including annual vesting through January 1, 2007, as set forth in the employment agreement.  The deferred compensation is payable monthly for 180 months commencing on termination of employment.  Dr. Mo’s employment was terminated as of December 15, 2005.  At such date, the Company accrued deferred compensation of $1,178,197 based upon the estimated present value of the obligation.  The monthly deferred compensation payment through May 15, 2021 is $9,158.  As of June 30, 2010, the Company has accrued $908,106 in deferred compensation.

11.	COMMON STOCK

On April 21, 2010, the Company entered into a Sales Agreement with Brinson Patrick Securities Corporation (the “Sales Manager”) to issue and sell through the Sales Manager, as agent, up to $10,000,000 of common stock from time to time pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-165960).  Through June 30, 2010, the Company had sold an aggregate of 518,264 shares of common stock under the Sales Agreement at a weighted average sales price of approximately $6.73 per share, resulting in offering proceeds of approximately $3.3 million, net of sales commissions.

12.	RELATED PARTY TRANSACTIONS

Approximately 63% of the Bio-Quant notes payable described in Note 8 were held by executives of the Company.  As discussed in Note 8 above, such notes payable were repaid in full on June 21, 2010 with the issuance of Common Stock.

Prior to the Merger, Bio-Quant had promissory notes receivable of approximately $380,000 from three entities controlled by the former Bio-Quant shareholders.  Management of the Company has determined that the fair value of these notes was $204,896, representing the value of Prevonco™ purchased in 2010 by the Company from one of these entities in settlement of a like-amount of the promissory note.  Prevonco™ is a marketed anti-ulcer compound, lansoprazole, that is being studied for the treatment of solid tumors. The remainder of the notes receivable have been assigned no fair value, as there is significant uncertainty as to whether any amounts will be collectible.

Prior to the Merger, Bio-Quant periodically borrowed and repaid funds from the Company’s Chief Executive Officer and his affiliates pursuant to promissory notes bearing interest rate of 10% per annum, The balance owed by the Company at December 31, 2009 and included in amounts due to related parties in the accompanying consolidated balance sheet is $84,979. These amounts were repaid in full during the first quarter of 2010.

13.	INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards of approximately $107 million for federal and state income tax purposes.  These carryforwards are available to offset future taxable income and expire beginning in 2014 through 2028 for federal income tax purposes. In addition, the Company has general business and research and development tax credit carryforwards of approximately $2.4 million.  Internal Revenue Code Section 382 places a limitation on the utilization of federal net operating loss carryforwards when an ownership change, as defined by United States tax law, occurs.  Generally, an ownership change, as defined, occurs when a greater than 50 percent change in ownership takes place during any three-year period. It is likely that such limitation occurred when the Bio-Quant notes were converted to common stock. The actual utilization of net operating loss carryforwards generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change.  Such a change may have already resulted from the equity financing obtained by the Company since its formation.

On January 1, 2007, we adopted the provisions of ASC 740-10-25. ASC 740-10-25 provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company’s Federal income tax returns for 2001 to 2008 are still open and subject to audit.  The Company had no tax positions relating to open income tax returns that were considered to be uncertain. Accordingly, we have not recorded a liability for unrecognized tax benefits upon adoption of ASC 740-10-25. There continues to be no liability related to unrecognized tax benefits at June 30, 2010.

14.	LICENSING AND RESEARCH AND DEVELOPMENT AGREEMENTS

Vitaros

On November 1, 2007, the Company signed an exclusive licensing agreement with Warner Chilcott Company, Inc. (“Warner”) for its topical alprostadil-based cream treatment for erectile dysfunction (“Vitaros”).  Under the agreement, Warner acquired the exclusive rights in the United States to Vitaros and would assume all further development, manufacturing, and commercialization responsibilities as well as costs.  Warner agreed to pay the Company an up- front payment of $500,000 and up to $12.5 million in milestone payments on the achievement of specific regulatory milestones.   In addition, the Company was eligible to receive royalties in the future based upon the level of sales achieved by Warner, assuming the product is approved by the U.S. Food and Drug Administration (“FDA”).

On February 3, 2009, the Company terminated the licensing agreement and sold the U.S. rights for Vitaros  to Warner.  Under the terms of the Asset Purchase Agreement, the Company received an up-front payment of $2.5 million and is eligible to receive an additional payment of $2.5 million upon Warner’s receipt of a New Drug Application (NDA) approval for Vitaros from the FDA.  As such, the Company is no longer responsible for obtaining regulatory approval of Vitaros  and will no longer be eligible to receive royalties in the future based upon the level of sales achieved by Warner.  In addition, Warner has paid the Company a total of $350,000 for the manufacturing equipment for Vitaros and the Company recognized a gain of $43,840. While the Company believes that Warner is currently moving forward in pursuing NDA approval for Vitaros, Warner is not obligated by the Asset Purchase Agreement to continue with the development of Vitaros or obtain approval of Vitaros from the FDA. The Company allocated $2,398,000 of the $2,500,000 purchase price to the U.S. rights for Vitaros  and the related patents acquired by Warner.  The balance of $102,000 was allocated to the rights of certain technology based patents which Warner licensed as part of the sale of U.S. rights for Vitaros.  The $2,398,000 was recognized as revenue for the three months ended March 31, 2009, as the Company had no continuing obligations or rights with respect to Vitaros in the U.S. market.  The $102,000 allocated to the patent license is being recognized over a period of ten years, the estimated useful commercial life of the patents.  Accordingly, $5,100 and $4,250 was being recognized as revenue for the six months ended June 30, 2010 and 2009, respectively.  The balance of $87,550 is recorded as deferred revenue on the unaudited Consolidated Balance Sheet at June 30, 2010.

On April 15, 2009, the Company entered into a First Amendment (the “Amendment”) to the Asset Purchase Agreement.  The Amendment provided that from May 15, 2009 through September 15, 2009, the Company would permit certain representatives of Warner access to and use of the Company’s manufacturing facility for the purpose of manufacturing Vitaros, and in connection therewith the Company would provide reasonable technical and other assistance to Warner.  In consideration, Warner agreed to pay the Company a fee of $50,000 per month, or $200,000 in the aggregate.

MycoVa (formerly NM100060)

On September 15, 2005, the Company signed an exclusive global licensing agreement with Novartis International Pharmaceutical Ltd. (“Novartis”) for its anti-fungal product, MycoVa (formerly NM100060).  Under the agreement, Novartis acquired the exclusive worldwide rights to NM100060 and would assume all further development, regulatory, manufacturing and commercialization responsibilities as well as costs.  Novartis agreed to pay the Company up to $51 million in upfront and milestone payments on the achievement of specific development and regulatory milestones, including an initial cash payment of $4 million at signing.  In addition, the Company was eligible to receive royalties based upon the level of sales achieved and to receive reimbursements of third party preclinical study costs up to $3.25 million.  On February 16, 2007, the Novartis agreement was amended.  Pursuant to the amendment, the Company was no longer obligated to complete the remaining preclinical studies for MycoVa (formerly NM100060).   Novartis took over all responsibilities and completed the remaining preclinical studies.

In July 2008, Novartis completed testing for the Phase 3 clinical trials for MycoVa (formerly NM100060) required for the filing of the NDA in the U.S.  On August 26, 2008, the Company announced that Novartis had decided not to submit the NDA in the U.S. based on First Interpretable Results of the Phase 3 trials.

In July 2009, Novartis completed final analysis of the comparator study which they had initiated in March 2007 in ten European countries.  The study results were insufficient to support marketing approval in Europe.  As such, on July 8, 2009, the Company announced the mutual decision reached with Novartis to terminate the licensing agreement.  Accordingly, pursuant to the Termination Agreement, Novartis has provided the Company reports associated with the Phase 3 clinical trials conducted for MycoVa (formerly NM100060) and is assisting and supporting the Company in connection with the assignment, transfer and delivery to the Company of all know-how and data relating to MycoVa (formerly NM100060) in accordance with the terms of the License Agreement.

 In consideration of such assistance and support, the Company will pay to Novartis 15% of any upfront and/or milestone payments that it receives from any future third party licensee of MycoVa (formerly NM100060), as well as a royalty fee ranging from 2.8% to 6.5% of annual net sales of products developed from MycoVa (formerly NM100060) (collectively, “Products”), with such royalty fee varying based on volume of such annual net sales.  In the event that the Company, or a substantial part of its assets, is sold, the Company will pay to Novartis 15% of any upfront and/or milestone payments received by the Company or its successor relating to the Products, as well as a royalty fee ranging from 3% to 6.5% of annual net sales of any Products, with such royalty fee varying based on volume of such annual net sales.  If the acquirer makes no upfront or milestone payments, the royalty fees payable to Novartis will range from 4% to 6.5% of annual net sales of any Products.

15.	COMMITMENTS AND CONTINGENCIES

Employment Agreement

We have an employment agreement with Dr. Damaj, our President and Chief Executive Officer. Pursuant to that agreement, we may terminate Dr. Damaj’s employment without cause, in which event Dr. Damaj would be entitled to severance pay equal to twelve months’ base salary. Under the employment agreement, if we had terminated Dr. Damaj effective December 31, 2009, based on his 2009 compensation, he would have been paid an aggregate of $300,000, his 2009 base salary and $100,000, which represents twice his accrued 2009 bonus.  The employment agreement further provides that in the event that within one year after a “Change of Control” (as defined therein) of the Company occurs, and the President and Chief Executive Officer’s employment is terminated without cause or he resigns for good reason, the President and Chief Executive Officer will be paid a lump sum amount equal to his base salary for a 12-month period following such termination or resignation. Based on this change of control provision, if there had been a change of control of the Company in 2009 and Dr. Damaj’s employment had terminated effective December 31, 2009, either for “Good Reason” or without cause, then Dr. Damaj would have been entitled to termination payments equal to $300,000.

16.	SEGMENT INFORMATION

NexMed operates in two segments: the NexACT  drug delivery technology business and the Bio-Quant CRO business.  The NexACT  drug delivery technology business segment consists of designing and developing pharmaceutical products using the Company’s proprietary NexACT  drug delivery technology.  This segment performs research and development by creating new pharmaceutical products through the successful application of the NexACT technology to improve therapeutic outcomes and reduce systemic side effects that often accompany existing oral and injectable medications.   The Bio-Quant CRO business segment provides pre-clinical CRO services to pharmaceutical and biotechnology companies in the areas of in vitro and in vivo pharmacology, pharmacokinetics (PK) and toxicology to support pre-investigational new drug (“pre-IND”) enabling packages.

Segment information for the six months ended June 30, 2010 follows:

	NexACT Drug Delivery	Bio-Quant CRO	Other Corporate Not Allocated to Segments	Consolidated Total
Revenue	$35,100	$2,812,679	$68,900	$2,916,679
Cost of Services	-	2,046,399	-	2,046,399
Gross Profit	$2,550	$766,280	$-	$870,280
Costs and expenses
Research and development	916,743	-	-	916,743
General and administrative	-	1,593,627	3,286,309	4,879,936
Loss from operations	$(914,193)	$(827,347)	$(3,286,309)	$(4,926,399)

Total assets	$-	$15,045,423	$9,435,240	$24,480,663

Capital expenditures	$-	$295,052	$1,804	$296,856

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Stockholders of NexMed, Inc.

We have audited the accompanying consolidated balance sheets of NexMed, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.    We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NexMed, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and expects to incur future losses. Further, the Company has substantial notes payable and other obligations that mature within the next 12 months.  These issues raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On December 14, 2009, the Company acquired Bio-Quant Inc., a San Diego based contract research organization.  See Note 3 for further details.

/s/ Amper, Politziner & Mattia, LLP

March 31, 2010
Edison, New Jersey

NexMed, Inc.
Consolidated Balance Sheets
	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$479,888	$2,862,960
Accounts receivable	708,898	-
Other receivable	437,794	-
Prepaid expenses and other current assets	140,521	83,761

Total current assets	1,767,101	2,946,721

Fixed assets, net	5,616,811	5,519,652
Goodwill	9,084,476	-
Intangible assets, net of accumulated amortization	4,145,006	-
Due from related party	204,896	-
Debt issuance cost, net of accumulated amortization of $169,304 and $129,980	115,047	91,139

Total assets	$20,933,337	$8,557,512

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable - former Bio-Quant shareholders	$12,129,010	$-
Accounts payable and accrued expenses	1,453,621	1,029,486
Payroll related liabilities	279,960	296,135
Deferred revenue	118,115	-
Capital lease payable - current portion	24,530	-
Due to related parties	99,682	-
Deferred compensation - current portion	70,000	74,245

Total current liabilities	14,174,918	1,399,866

Long term liabilities
Convertible notes payable	2,990,000	4,690,000
Deferred revenue	82,450	-
Capital lease payable	114,965	-
Deferred compensation	865,602	935,517

Total liabilities	18,227,935	7,025,383

Commitments and contingencies (Note 16)

Stockholders’ equity:
Common stock, $.001 par value, 8,000,000 shares authorized, 6,988,105 and 5,623,357 shares issued and outstanding, respectively	6,988	5,623
Additional paid-in capital	174,430,276	141,215,806
Accumulated deficit	(171,731,862)	(139,689,300)

Total stockholders’ equity	2,705,402	1,532,129

Total liabilities and stockholders’ equity	$20,933,337	$8,557,512

The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statements of Operations
	For the Year Ended
	December 31,
	2009	2008	2007

License fee revenue	$2,681,271	$5,957,491	$1,270,367
Contract service revenue	292,437	-	-
Total Revenue	2,973,708	5,957,491	1,270,367
Cost of Services	128,355	-	-
Gross Profit	2,845,353	5,957,491	1,270,367

Costs and expenses
Research and development	1,883,458	5,410,513	5,022,671
General and administrative	4,196,359	5,720,832	5,634,479
Acquisition costs	585,378	-	-

Total costs and expenses	6,665,195	11,131,345	10,657,150

Loss from operations	(3,819,842)	(5,173,854)	(9,386,783)

Other income (expense)
Interest income	25,291	71,793	275,508
Other income	10,201	-	-
Interest expense	(28,696,006)	(1,006,794)	(481,862)
Total other income (expense)	(28,660,514)	(935,001)	(206,354)

Loss before benefit from income taxes	(32,480,356)	(6,108,855)	(9,593,137)

Benefit from income taxes	437,794	937,657	805,909

Net loss	$(32,042,562)	$(5,171,198)	$(8,787,228)

Basic and diluted loss per share	$(5.43)	$(.93)	$(1.61)

Weighted average common shares outstanding used for basic and diluted loss per share	5,906,455	5,578,987	5,467,727

The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statements of Changes in Stockholders’ Equity

					Accumulated
	Common	Common	Additional		Other	Total
	Stock	Stock	Paid-In	Accumulated	Comprehensive	Stockholders’
	(Shares)	(Amount)	Capital	Deficit	Income	Equity

Balance at January 1, 2007	5,352,394	$5,352	$137,239,593	$(125,730,874)	$(9,596)	$11,504,475

Issuance of common stock upon exercise of stock options and warrants, net	114,530	115	220,778	-	-	220,893
Issuance of compensatory options to employees and consultants	-	-	776,835	-	-	776,835
Issuance of compensatory stock to employees and consultants	40,600	41	89,959	-	-	90,000
Issuance of common stock in payment of interest on notes	9,708	10	190,738	-	-	190,748
Issuance of compensatory stock to the board of directors	20,303	20	288,978	-	-	288,998
Net offering costs from issuance of common stock	-	-	(2,110)	-	-	(2,110)
Discount on Note payable for issuance of warrants	-	-	512,550	-	-	512,550
Realized gain on foreign currency exchange					9,596	9,596
Net loss	-	-	-	(8,787,228)	-	(8,787,228)

Balance at December 31, 2007	5,537,535	$5,538	$139,317,321	$(134,518,102)	-	$4,804,757

Issuance of common stock upon exercise of stock options and warrants	35,125	35	459,713	-	-	459,748
Issuance of compensatory options to employees and consultants	-	-	138,511	-	-	138,511
Issuance of compensatory stock to employees and consultants	25,500	25	704,707	-	-	704,732
Issuance of compensatory stock to the board of directors	25,197	25	480,804	-	-	480,829
Discount on Note payable for issuance of warrants	-	-	114,750	-	-	114,750
Net loss	-	-	-	(5,171,198)	-	(5,171,198)

Balance at December 31, 2008	5,623,357	$5,623	$141,215,806	$(139,689,300)	-	$1,532,129

Issuance of compensatory stock to employees and consultants	54,025	54	691,189	-	-	691,243
Issuance of compensatory stock to the board of directors	16,899	17	211,411	-	-	211,428
Issuance of common stock to the Bio-Quant shareholders as consideration for the acquisition	266,667	267	1,599,733	-	-	1,600,000
Issuance of common stock in payment of convertible notes payable	1,023,824	1,024	30,712,140	-	-	30,713,164
Issuance of common stock to warrant holders for early forfeiture	3,333	3	(3)	-	-	0
Net loss	-	-	-	(32,042,562)	-	(32,042,562)

Balance at December 31, 2009	6,988,105	$6,988	$174,430,276	$(171,731,862)	-	$2,705,402

The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended
	December 31,
	2009	2008	2007
Cash flows from operating activities
Net loss	$(32,042,562)	$(5,171,198)	$(8,787,228)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	387,708	486,420	621,869
Non-cash interest, amortization of debt discount and deferred financing costs	28,352,598	693,316	408,538
Non-cash compensation expense	902,671	1,324,072	1,155,832
Net gain on foreign currency exchange	-	-	9,596
(Gain) loss on disposal of property and equipment	(31,345)	904,902	10,121
Changes in assets and liabilities, net of amounts acquired from Bio-Quant, Inc.
Increase in accounts receivable	(132,960)	-	-
(Increase) decrease in other receivable	(437,794)	-	183,700
Decrease in prepaid expense and other assets	73,817	43,898	37,239
Increase (decrease) in deferred revenue	189,980	(953,528)	(740,389)
(Decrease) increase in payroll related liabilities	(16,175)	(397,639)	537,207
(Decrease) increase in deferred compensation	(74,160)	(50,512)	(58,036)
(Decrease) increase in accounts payable and accrued expenses	(686,427)	407,818	33,918
Net cash used in operating activities	(3,514,649)	(2,712,451)	(6,587,633)
Cash flows from investing activities
Capital expenditures	(5,526)	(28,988)	(100,875)
Proceeds from sale of fixed assets	350,000	75,000	-
Purchases of short term investments	-	-	(3,000,000)
Proceeds from sale of short term investments		750,000	3,250,000
Net cash provided by investing activities	344,474	796,012	149,125
Cash flows from financing activities

Issuance of convertible notes payable, net of debt issue costs	686,678	5,643,711	-
Repayment of notes payable	(50,000)	(4,000,000)	(2,000,000)
Proceeds from exercise of stock options and warrants		459,748	220,893
Issuance of notes payable, net of debt issue costs	-	-	2,886,532
Issuance of common stock, net of offering costs	-	-	(2,110)
Repayment of convertible notes payable		(60,000)	(3,000,000)
Principal payments on capital lease obligations	(601)	-	-
Net cash provided by (used in) financing activities	636,077	2,043,459	(1,894,685)
Net increase (decrease) in cash and cash equivalents	(2,534,098)	127,020	(8,333,193)
Cash and cash equivalents
Beginning of period	3,013,986	2,735,940	11,069,133
End of period	$479,888	$2,862,960	$2,735,940

Cash paid for interest	$303,652	$324,314	$119,307

Supplemental disclosure of non-cash investing and financing activities:
Issuance of notes to former Bio-Quant shareholders upon acquisition	$12,129,010	$-	$-
Issuance of common stock in payment of convertible notes payable	$3,475,377	$-	$-
Issuance of 4 million shares of common stock to former Bio-Quant shareholders upon acquisition	$1,600,000	$-	$-
Payment of interest in common stock	$21,247	$-	$190,748
Amortization of debt discount	$-	$461,295	$178,640

The accompanying notes are an integral part of these consolidated financial statements.

NexMed, Inc.
Notes to Consolidated Financial Statements

1.	Organization, Basis of Presentation and Liquidity

NexMed, Inc. (the “Company”) was incorporated in Nevada in 1987.  The Company has historically focused its efforts on drug development using its patented drug delivery technology known as NexACT  – see Note 4 for description of licensing agreements of its proprietary products.

On December 14, 2009, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated November 20, 2009 by and among NexMed, Inc. (the “Company”) and BQ Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) with Bio-Quant, Inc. (“Bio-Quant”), was completed.   Accordingly, the results of operations of the acquired company have been included in the consolidated results of operations of the Company from December 14, 2009, the date of the Merger.  Bio-Quant is one of  the largest specialty biotech contract research organization (“CRO”) based in San Diego, California and is one of the industry’s most experienced CROs for non-GLP (good laboratory practices) in vitro and in vivo contract drug discovery and pre-clinical development services, specializing in oncology, inflammation, immunology, and metabolic diseases. Bio-Quant has over 300 clients world-wide and performs hundreds of studies a year both in in vitro and in vivo pharmacology, pharmacokinetic (PK) and toxicology to support pre-regulatory filing packages.

The combined Company is currently focusing its efforts on new and patented pharmaceutical products based on NexACT and on growing the newly acquired CRO business through organic growth within Bio-Quant’s current business operations and through acquiring small cash flow positive entities who have complimentary capabilities to those of Bio-Quant but are not operating at full capacity due to insufficient business development efforts.  This strategy will ensure Bio-Quant’s expansion through broadening its service capabilities and going into new markets.

The Company’s long-term goal is to generate revenues from the growth of its CRO business while aggressively seeking to monetize the NexACT technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide.  At the same time the Company is actively pursuing partnering opportunities for its clinical stage NexACT based treatments in the areas of dermatology and sexual dysfunction as discussed below. The successful licensing of one or more of these products will generate additional revenues for funding the Company’s long-term growth strategy.

The Company now operates in two segments – designing and developing pharmaceutical products and providing pre-clinical CRO services through its subsidiary, Bio-Quant.

Effective June 21, 2010, the Company completed a reverse stock split pursuant to which each fifteen shares of the Company’s common stock then issued and outstanding was automatically converted into one share of the Company’s common stock; no change was made to the per-share par value of the common stock. The authorized capital stock was also proportionately reverse split by a factor of fifteen-for-one. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

Liquidity
The accompanying consolidated financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has an accumulated deficit of ($171,731,862) at December 31, 2009 and expects that it will incur additional losses in the future completing the research and development of its technologies, and integrating the operations of Bio-Quant into its strategies.  Further, the Company has substantial notes payable due within 12 months, which if not converted to common stock or re-financed, would significantly impact liquidity.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.  Management anticipates that the Company will require additional financing, which it is actively pursuing, to fund operations, including continued research and development of the Company’s NexACT technology, integration of the Bio-Quant CRO business, and to fund potential future acquisitions.  Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining financing on terms acceptable to the Company.  See Note 18 for description of funds raised to date in 2010.  If the Company is unable to obtain additional financing, operations will need to be reduced or discontinued.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Principles

Significant accounting principles followed by the Company in preparing its financial statements are as follows:

Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and cash equivalents
Cash equivalents represent all highly liquid investments with an original maturity date of three months or less.

Accounts Receivable
Our policy is that an allowance is recorded for estimated losses resulting from the inability of our customers to make required payments. Such allowances are computed based upon a specific customer account review of larger customers and balances in excess of 90 days old. Our assessment of our customers’ ability to pay generally includes direct contact with the customer, investigation into our customers’ financial status, as well as consideration of our customers’ payment history with us. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If we determine, based on our assessment, that it is more likely than not that our customers will be unable to pay, we will write-off the account receivables.

Fair value of financial instruments
The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts. Given our financial condition described in Note 1, it is not practicable to estimate the fair value of our notes payable at December 31, 2009.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and deferred compensation approximates fair value due to the relatively short maturity of these instruments.

Fixed assets
Property and equipment are stated at cost less accumulated depreciation.  Depreciation of equipment and furniture and fixtures is provided on a straight-line basis over the estimated useful lives of the assets, generally three to ten years.  Depreciation of our building in East Windsor New Jersey  is provided on a straight-line basis over the estimated useful life of 31 years.  Amortization of leasehold improvements is provided on a straight-line basis over the shorter of their estimated useful life or the lease term.  The costs of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

Long-lived assets
The Company reviews for the impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.  If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset, fair value being determined based upon future cash flows or appraised values, depending on the nature of the asset.  The Company recorded an impairment charge of $884,271 in 2008 to reduce the carrying amount of its land and building to reflect the current commercial real estate market, as the Company had initiated efforts to sell its facility.  The Company leased its facility in December 2009 (See note 5).  This charge is recorded within general and administrative expenses on the statement of operations.  No such impairment losses have been recorded by the Company during 2007 or 2009.

Other intangible assets
Other intangible assets consists principally of the Trade Name of Bio-Quant and the Know-How acquired from Bio-Quant, which were recorded at fair value in connection with the acquisition of Bio-Quant on December 14, 2009. The Company expects to amortize Know-How over the expected useful life of 10 years and the Trade Name over the expected useful life of 20 years.

Management evaluates the recoverability of such other intangible assets whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. The evaluation is based on estimates of undiscounted future cash flows over the remaining useful life of the assets. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2009, no such write-down was required.

Goodwill
Goodwill was recorded in connection with the acquisition of Bio-Quant on December 14, 2009, and will be included in the CRO segment. Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases.  See Note 3.

The Company follows the provision of FASB ASC 805, Business Combinations, which requires an annual impairment test for goodwill and intangible assets with indefinite lives. Under FASB ASC 805, the first step of the impairment test requires that the Company determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second more detailed impairment assessment. The second impairment assessment involves comparing the implied fair value of the reporting unit’s goodwill to the carrying amount of goodwill to quantify an impairment charge as of the assessment date.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. The Company will perform its annual impairment test on December 31 each year, unless triggering events occur that would cause the Company to test for impairment at interim periods. At December 31, 2009, no impairment was recorded.

Deferred Financing Costs
Amounts paid related to debt financing activities are capitalized and amortized over the term of the loan. Our expenses incurred related to the convertible notes payable are being amortized over the three-year term of the notes to interest expense on a straight-line basis which approximates the effective interest rate method.

Revenue recognition
Bio-Quant’s revenues are derived from two sources, the delivery of pre-clinical services and the sale of diagnostic kits.  Both of these sources are part of the CRO services segment. Revenues from Bio-Quant’s performance of pre-clinical services are recognized according to the proportional performance method whereby revenue is recognized as performance occurs, based on the relative outputs of the performance that have occurred up to that point in time under the respective agreement, typically the delivery of data to our clients on the results of the pre-clinical tests or the delivery of the formal report which documents the results of our pre-clinical testing services. Deferred revenues represent billings in advance of the recognition of revenue.  When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is made in the period which it becomes probable.  All costs related to these agreements are expensed as incurred and classified within “Cost of Services” expenses in the Consolidated Statements of Operations.

Revenues from sales of diagnostic kits are recognized upon delivery of products to customers, less allowances for estimated returns and discounts.

Revenues from the drug development technology segment consist principally of licensing revenues, and revenues under research and development contracts with our licensing partners.  Revenues earned under licensing and research and development contracts are recognized in accordance with the cost-to-cost method whereby the extent of progress toward completion is measured on the cost-to-cost basis; however, revenue recognized at any point will not exceed the cash received.  When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is made in the period which it becomes probable.  All costs related to these agreements are expensed as incurred and classified within “Research and development” expenses in the Consolidated Statements of Operations.

Also, licensing agreements typically include several elements of revenue, such as up-front payments, milestones, royalties upon sales of product, and the delivery of product and/or research services to the licensor. We follow the accounting guidance of ASC 605.  Non-refundable license fees received upon execution of license agreements where we have continuing involvement are deferred and recognized as revenue over the estimated performance period of the agreement. This requires management to estimate the expected term of the agreement or, if applicable, the estimated life of its licensed patents.

In addition, ASC 605 requires a company to evaluate its arrangements under which it will perform multiple revenue-generating activities. For example, a license agreement with a pharmaceutical company may involve a license, research and development activities and/or contract manufacturing, and royalties upon commercialization of the product. Management is required to determine if the separate components of the agreement have value on a standalone basis and qualify as separate units of accounting, whereby consideration is allocated based upon their relative “fair values” or, if not, the consideration should be allocated based upon the “residual method.” Accordingly, up-front and development stage milestone payments will be deferred and recognized as revenue over the performance period of such license agreement.

There have been no royalties received during the years ended December 31, 2009, 2008 and 2007.

Research and development
Research and development costs are expensed as incurred and include the cost of salaries, building costs, utilities, allocation of indirect costs, and expenses to third parties who conduct research and development, pursuant to development and consulting agreements, on behalf of the Company.

Income taxes
Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also follows the provisions of “Accounting for Uncertainty in Income Taxes” which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, disclosure and transition. At December 31, 2009 the Company did not have any significant unrecognized tax benefits.

Loss per common share
Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period.  The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on per share amounts.

At December 31, 2009, 2008 and 2007, outstanding options to purchase 196,713, 224,599 and 231,323 shares of Common Stock, respectively, with exercise prices ranging from $8.25 to $180.00 have been excluded from the computation of diluted loss per share as they are antidilutive.  At December 31, 2009, 2008 and 2007, outstanding warrants to purchase 465,275, 807,870 and 829,330, shares of Common Stock, respectively, with exercise prices ranging from $8.25 to $60.60 have also been excluded from the computation of diluted loss per share as they are antidilutive. Promissory notes convertible into 99,667 and 156,333 shares of Common Stock in 2009 and 2008, respectively have also been excluded from the computation of diluted loss per share, as they are antidilutive. Additionally, promissory notes issued in connection with the Bio-Quant acquisition are convertible, at the Company’s option, into 4,813,099 shares of common stock have been excluded from the computation of diluted loss per share, as they are ant-dilutive.

Accounting for stock based compensation
The value of restricted stock grants are calculated based upon the closing stock price of the Company’s Common Stock on the date of the grant.  For stock options granted to employees and directors, we recognize compensation expense based on the grant-date fair value estimated in accordance with the appropriate accounting guidance, and recognized over the expected service period. We estimate the fair value of each option award on the date of grant using the Black-Scholes option pricing model. Stock options and warrants issued to consultants are accounted for in accordance with accounting guidance. Compensation expense is calculated each quarter for consultants using the Black-Scholes option pricing model until the option is fully vested and is included in research and , development or general and administrative facility expenses, based upon the services performed by the recipient.

Additional disclosures required under FASB ASC 718, “Stock Compensation” are presented in Note 9.

Concentration of credit risk
From time to time, the Company maintains cash in bank accounts that exceed the FDIC insured limits. The Company has not experienced any losses on its cash accounts. The Company’s credit risk with respect to accounts receivable is limited, in that the CRO segment serves a large number of customers, none of which is individually in excess of 10% of the revenues of the segment.  We perform credit evaluations of our customers, but generally do not require collateral to support accounts receivable.

Accounting estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company’s most significant estimates relate to the valuation of its long-lived assets, whether revenue recognition criteria have been met, estimated cost to complete under its research contracts, whether beneficial conversion features exist under convertible financing instruments, and valuation allowances for its deferred tax benefit.  Actual results may differ from those estimates.

Recent accounting pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162.” SFAS No. 168 made the FASB Accounting Standards Codification (the Codification) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS No. 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.

In October 2009, the FASB issued FASB ASU 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements. The consensus in ASU 2009-13 supersedes certain guidance in ASC 605-25, Revenue Recognition – Multiple Element Arrangements, and requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices (i.e., the relative-selling-price method). The consensus eliminates the use of the residual method of allocation (i.e., in which the undelivered element is measured at its estimated selling price and the delivered element is measured as the residual of the arrangement consideration) and requires the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables subject to ASC 605-25. When applying the relative-selling-price method, the determination of the selling price for each deliverable must be consistent with the objective of determining vendor-specific objective evidence of fair value (VSOE); that is, the price at which the entity does or would sell the element on a stand-alone basis. This determination requires the use of a hierarchy designed to maximize the entity’s use of available, objective evidence to support its selling price. The entity must consider market conditions as well as entity-specific factors when estimating this selling price. The amendments in ASU 2009-13 require both ongoing disclosures regarding an entity’s multiple-element revenue arrangements as well as certain transitional disclosures during periods after adoption. The objective of the ongoing disclosures is to provide information regarding the significant judgments and estimates made and their impact on revenue recognition. Additionally, disclosures will be made when changes in either those judgments or the application of the relative-selling-price method may significantly affect the timing or amount of revenue recognition. An entity will be required to aggregate these disclosures for similar types of arrangements. Adoption will be required for the year beginning January 1, 2011.

In December 2007, the FASB updated “Business Combinations.” Among other requirements, the update requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. The update also requires a.) costs incurred to effect the acquisition to be recognized separately from the acquisition as period costs; b.) the acquirer to recognize restructuring costs that the acquirer expects to incur, but is not obligated to incur, separately from the business combination; and c.) an acquirer to recognize assets and liabilities assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Other key provisions of this update include the requirement to recognize the acquisition-date fair values of research and development assets separately from goodwill and the requirement to recognize changes in the amount of deferred tax benefits that are recognizable due to the business combination in either income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. The Company adopted this update as of December 28, 2008 and has applied its provisions prospectively to business combinations that have occurred after adoption. In April 2009, the FASB issued “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” This update requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with “Accounting for Contingencies,” and “Reasonable Estimation of the Amount of a Loss.” Further, the FASB decided to remove the subsequent accounting guidance for assets and liabilities arising from contingencies, and carry forward without significant revision the guidance in “Business Combinations.” This update is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 28, 2008. The Company adopted this update effective December 16, 2008, and applied this guidance to our acquisition of Bio-Quant (see Note 3).

In April 2009, the FASB issued “Interim Disclosures about Fair Value of Financial Instruments.” This update amends “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This update also amends Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This update became effective for the interim period ending June 27, 2009 and did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued guidance which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This guidance applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this guidance does not require any new fair value measurements. The provision delayed the effective date of ASC 820 for all non-financial assets and non-financial liabilities, except for the items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the Company’s fiscal year beginning on January 1, 2009. The application of this guidance did not have a material effect on the December 31, 2009 Consolidated Financial Statements.

3.	Acquisition

On December 14, 2009, the Company entered into the Merger Agreement with Bio-Quant. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01 per share, of Bio-Quant was cancelled and converted into the right to receive 913.96 shares of common stock, par value $0.001 per share, of the Company (the “NexMed Shares”), as well as a promissory note (each, a “Note”) in the original principal amount of $2,771.37.   In connection with the closing of the Merger, the Company issued an aggregate of 266,667 NexMed Shares and Notes in the aggregate original principal amount of $12,129,010 to the shareholders of Bio-Quant.

The Notes bear interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger.  The terms of the Notes provide that the principal amounts and all interest thereunder are payable by the Company in cash or, at the Company’s option, in NexMed Shares, which shall be valued at the fixed price of $0.168 per share.  The Merger Agreement provides that if the Company repays the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders shall not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company receives stockholder approval to do so.  If the Company receives such stockholder approval, the total number of NexMed Shares issued to Bio-Quant shareholders in the Merger will not exceed 45% of outstanding NexMed Shares immediately prior to the Effective Time.

The acquisition was accounted for under the purchase method of accounting under FASB ASC 805 Business Combinations,. The Company has determined that it is the “accounting acquirer” in this transaction, as it meets the predominance of the factors outlined in FASB ASC 805.  Accordingly, the results of operations of the acquired company have been included in the consolidated results of operations of the Company from the date of the Merger.

The total consideration was estimated to be approximately $13.7 million as of December 14, 2009, the date the Merger was consummated, as follows (in thousands):

Fair value of 266,667 shares of common stock issued for Bio-Quant common stock	$1,600
Fair value of promissory notes issued for Bio-Quant common stock	12,129
Total consideration	$13,729

The fair value of the shares of NexMed common stock issued was based on the closing price of the Company’s common stock on December 14, 2009, the date the Merger was consummated, or $6.00 per share.

The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying consolidated balance sheet based on management’s best estimates. The fair value of the other current assets and assumed liabilities were estimated by management based upon the relative short term nature of the accounts and the fair value of the machinery and equipment was established based upon expected replacement costs.

Management obtained the assistance of an independent third party valuation specialist in performing its purchase price allocation analysis.  The fair value of Bio-Quant’s tangible and identifiable intangible assets were determined based on this analysis.  The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

Accordingly, the purchase price is allocated to the assets and liabilities of Bio-Quant as presented below (in thousands):

Cash & cash equivalents	$151
Accounts receivable	576
Prepaids and other current assets	105
Other assets	27
Property and equipment	783
Due from related party	205
Accounts payable and accrued expenses	(1,041)
Related party payable	(85)
Deferred revenue	(45)
Other current liabilities	(68)
Other long term liabilities	(122)
Amortizable intangible assets:
Know-How	3,037
Trade Name	1,123
Indefinite lived intangible assets:
Goodwill	9,083
Total net assets acquired	$13,729

Intangible assets of $4,160,000 consist primarily of developed Know-How and the Bio-Quant Trade Name. Developed Know-How relates to Bio-Quant’s pre-clinical service expertise including, but not limited to, its extensive inventory of internally developed cell lines. The Bio-Quant Trade Name represents future revenue attributable to the reputation and name recognition of Bio-Quant within the pharmaceutical industry where Bio-Quant is a known expert in pre-clinical services.

Bio-Quant is a revenue generating, cash flow positive CRO.  Bio-Quant is expected to continue its revenue growth and cash generating CRO business.  The $9,083,000 of goodwill generated from the acquisition of Bio-Quant consists largely of the ability of the Bio-Quant CRO to continue to grow its revenues and generate positive cash flow to contribute to the pharmaceutical product development business segment of the Company.

Costs associated with the merger of $585,378 were expensed for the year ended December 31, 2009.

The following unaudited pro forma consolidated results of operations for the period assumes the acquisition of Bio-Quant had occurred as of January 1, 2008, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Bio-Quant been operated as part of the Company since January 1, 2008 (in thousands).

Consolidated Pro Forma Statements of Operations
 (unaudited)

	Year Ended December 31, 2009		Year Ended December 31, 2008
	As Presented	Pro Forma	As Presented	Pro Forma
Revenues	$2,974	$8,715	$5,957	$10,998
Net Loss	(32,043)	(32,196)	(5,171)	(8,686)
Net loss per basic and diluted shares	$(5.43)	$(5.43)	$(0.93)	$(1.50)

4.	Licensing and Research and Development Agreements

Vitaros

On November 1, 2007, the Company signed an exclusive licensing agreement with Warner Chilcott Company, Inc., (“Warner”) for its topical alprostadil-based cream treatment for erectile dysfunction (“Vitaros”).  Under the agreement, Warner acquired the exclusive rights in the United States to Vitaros and would assume all further development, manufacturing, and commercialization responsibilities as well as costs.  Warner agreed to pay the Company an up- front payment of $500,000 and up to $12.5 million in milestone payments on the achievement of specific regulatory milestones.   In addition, the Company was eligible to receive royalties in the future based upon the level of sales achieved by Warner, assuming the product is approved by the U.S. Food and Drug Administration (“FDA”).

The Company has recognized the initial up-front payment as revenue on a straight line basis over the nine month period ended July 31, 2008 which was the remaining review time by the FDA for the Company’s new drug application filed in September 2007 for Vitaros.  Pursuant to the agreement, NexMed was responsible for obtaining regulatory approval of Vitaros. Accordingly, for the years ended December 31, 2008 and 2007, the Company recognized licensing revenue of $388,889 and $111,111, respectively, related to the Warner agreement.

On February 3, 2009, the Company terminated the licensing agreement and sold the U.S. rights for Vitaros  to Warner.  Under the terms of the Asset Purchase Agreement, the Company received an up-front payment of $2.5 million and is eligible to receive an additional payment of $2.5 million upon Warner’s receipt of a New Drug Application (NDA) approval for Vitaros from the FDA.  As such, the Company is no longer responsible for obtaining regulatory approval of Vitaros   and will no longer be eligible to receive royalties in the future based upon the level of sales achieved by Warner.  In addition, Warner has paid the Company a total of $350,000 for the manufacturing equipment for Vitaros, and recognized a gain of $43,840. While the Company believes that Warner is currently moving forward in pursuing NDA approval for Vitaros, Warner is not obligated by the Asset Purchase Agreement to continue with the development of Vitaros or obtain approval of Vitaros from the FDA. The Company allocated $2,398,000 of the $2,500,000 purchase price to the U.S. rights for Vitaros  and the related patents acquired by Warner.  The balance of $102,000 was allocated to the rights of certain technology based patents which Warner licensed as part of the sale of U.S. rights for Vitaros.  The $2,398,000 is recognized as revenue for year ended December 31, 2009, as the Company has no continuing obligations or rights with respect to Vitaros in the U.S. market.  The $102,000 allocated to the patent license is being recognized over a period of ten years, the estimated useful commercial life of the patents.  Accordingly, $9,350 is being recognized as revenue for the year ended December 31, 2009.  The balance of $92,650 is recorded as deferred revenue on the Consolidated Balance Sheet at December 31, 2009.

On April 15, 2009, the Company entered into a First Amendment (the “Amendment”) to the Asset Purchase Agreement.  The Amendment provided that from May 15, 2009 through September 15, 2009, the Company would permit certain representatives of Warner access to and use of the Company’s manufacturing facility for the purpose of manufacturing Vitaros, and in connection therewith the Company would provide reasonable technical and other assistance to Warner.  In consideration, Warner would pay to the Company a fee of $50,000 per month, or $200,000 in the aggregate.  The arrangement was subject to extension for successive 30 day periods for additional consideration of $50,000 per month until terminated by either party prior to the expiration of each successive period.  On September 15, 2009, Warner decided not to extend the facility usage period.  For the year ended December 31, 2009, the Company recorded $200,000 in revenue for the fees received from May 15th through September 15th.

NM100060

On September 15, 2005, the Company signed an exclusive global licensing agreement with Novartis International Pharmaceutical Ltd. (“Novartis”) for its anti-fungal product, NM100060.  Under the agreement, Novartis acquired the exclusive worldwide rights to NM100060 and would assume all further development, regulatory, manufacturing and commercialization responsibilities as well as costs.  Novartis agreed to pay the Company up to $51 million in upfront and milestone payments on the achievement of specific development and regulatory milestones, including an initial cash payment of $4 million at signing.  In addition, the Company was eligible to receive royalties based upon the level of sales achieved and to receive reimbursements of third party preclinical study costs up to $3.25 million.   The Company began recognizing the initial up- front and preclinical reimbursement revenue from this agreement based on the cost-to-cost method over the 32-month period estimated to complete the remaining preclinical studies for NM100060.   On February 16, 2007, the Novartis agreement was amended.  Pursuant to the amendment, the Company was no longer obligated to complete the remaining preclinical studies for NM100060.   Novartis took over all responsibilities and completed the remaining preclinical studies.  As such, the balance of deferred revenue of $1,693,917 at December 31, 2006 was recognized as revenue on a straight line basis over the 18 month period ended June 30, 2008 which was the performance period for Novartis to complete the remaining preclinical studies. Accordingly, for the years ended December 31, 2008 and 2007, the Company recognized licensing revenue of $564,639 and $1,129,276 respectively, related to the initial $4 million cash payment from the Novartis agreement.

On March 4, 2008, the Company received a $1.5 million milestone payment from Novartis pursuant to the terms of the licensing agreement whereby the payment was due seven months after the completion of patient enrollment for the Phase 3 clinical trials for NM100060, which occurred in July 2007.  Although the completion of patient enrollment in the Phase 3 clinical trials for NM100060 triggered a $3 million milestone payment from Novartis, the agreement also provided that clinical milestones paid to us by Novartis shall be reduced by 50% until the Company receives an approved patent claim on the NM100060 patent application filed with the U.S. patent office in November 2004.  The $1.5 million milestone payment was recognized on a straight-line basis over the six month period to complete the Phase 3 clinical trial, and therefore  the $1.5 million milestone payment was recognized as revenue during the year ended December 31, 2008.

In July 2008, Novartis completed testing for the Phase 3 clinical trials for NM100060 required for the filing of the NDA in the U.S.  On August 26, 2008, the Company announced that Novartis had decided not to submit the NDA in the U.S. based on First Interpretable Results of the Phase 3 trials.

On October 17, 2008, the Company received a Notice of Allowance for its U.S. patent covering NM100060.  Pursuant to the license agreement, the payment of the issuance fee for an approved patent claim on NM100060 triggered the $2 million patent milestone payment from Novartis.  Additionally, $1.5 million, which represents the remaining 50% of the patient enrollment milestone also became due and payable.  As such the Company received a payment of $3.5 million from Novartis on October 30, 2008 and recognized it as licensing revenue for the year ended December 31, 2008.

In total, the Company recognized $5,564,639 and $1,129,276 of revenue related to the Novartis agreements for the years ended December 31, 2008 and 2007, respectively.

In July 2009, Novartis completed final analysis of the comparator study which they had initiated in March 2007 in ten European countries.  The study results were insufficient to support marketing approval in Europe.  As such, on July 8, 2009, the Company announced the mutual decision reached with Novartis to terminate the licensing agreement.  Accordingly, pursuant to the Termination Agreement, Novartis has provided the Company reports associated with the Phase III clinical trials conducted for NM100060 and is assisting and supporting the Company in connection with the assignment, transfer and delivery to the Company of all know-how and data relating to NM100060 in accordance with the terms of the License Agreement.

In consideration of such assistance and support, the Company will pay to Novartis 15% of any upfront and/or milestone payments that it receives from any future third party licensee of NM100060, as well as a royalty fee ranging from 2.8% to 6.5% of annual net sales of products developed from NM100060 (collectively, “Products”), with such royalty fee varying based on volume of such annual net sales.  In the event that the Company, or a substantial part of its assets, is sold, the Company will pay to Novartis 15% of any upfront and/or milestone payments received by the Company or its successor relating to the Products, as well as a royalty fee ranging from 3% to 6.5% of annual net sales of any Products, with such royalty fee varying based on volume of such annual net sales.  If the acquirer makes no upfront or milestone payments, the royalty fees payable to Novartis will range from 4% to 6.5% of annual net sales of any Products.

5.	Fixed Assets

Fixed assets at December 31, 2009 and 2008 were comprised of the following:

	2009	2008

Land	$363,909	$363,909
Building, including impairment charge of $884,271 in 2008	6,042,583	6,378,587
Leasehold improvements	650,991	-
Machinery and equipment	2,517,256	2,599,159
Computer software	622,313	600,167
Furniture and fixtures	253,846	188,935
	10,450,898	10,130,757

Less: accumulated depreciation and amortization	(4,834,087)	(4,611,105)

	$5,616,811	$5,519,652

Depreciation and amortization expense was $372,714 , $486,420 and  $621,870  for 2009, 2008 and 2007 respectively. Assets held under capital lease, acquired with Bio-Quant and included in the above table, amounted to $147,138 at December 31, 2009

In December, 2009, the Company entered into an agreement to lease its facility in East Windsor New Jersey for a period of 10 years at $34,450 per month with annual 2.5% escalations. Further, the tenant has an option to purchase the building for an initial purchase price of $4.4 million (plus a 2.5% annual escalation commencing in year 5 of the sublease). The lease commencement date was February 1, 2010.  As such, the tenant moved into the facility on February 1, 2010 and per the terms of the lease agreement, will commence paying monthly lease payments on May 1, 2010.

6.	Intangible Assets

Intangible assets are listed below with associated accumulated amortization as of December 31, 2009:

Bio-Quant Know-How	$3,037,000
Bio-Quant Trade Name	1,123,000
Accumulated amortization	(14,994)

Intangible assets, net	$4,145,006

The Company is currently amortizing Know-How over the expected useful life of 10 years and the Trade Name over the expected useful life of 20 years. Amortization expense amounted to $14,994 for the year ended December 31, 2009.  Based on the carrying amount of intangible assets, assuming no future impairment of underlying assets, the estimated future amortization expense for the next five years ended December 31 and thereafter is as follows:

2010	$359,860
2011	359,860
2012	359,860
2013	359,860
2014	359,860
Thereafter	2,345,706

Total future amortization expense	$4,145,006

7.	Deferred Compensation

On February 27, 2002, the Company entered into an employment agreement with Y. Joseph Mo, Ph.D., that had a constant term of five years, and pursuant to which Dr. Mo served as the Company’s Chief Executive Officer and President.  Under the employment agreement, Dr. Mo is entitled to deferred compensation in an annual amount equal to one sixth of the sum of his base salary and bonus for the 36 calendar months preceding the date on which the deferred compensation payments commence subject to certain limitations, including a vesting requirement through the date of termination, as set forth in the employment agreement.  The deferred compensation is payable monthly for 180 months commencing on termination of employment.  Dr. Mo’s employment was terminated as of December 15, 2005 and the present value of the vested portion of the obligation was recognized.    The monthly deferred compensation payment through May 15, 2021 will be $9,158.  As of December 31, 2009 and 2008, the Company has accrued  $935,602 and $1,009,762 respectively, which is included in deferred compensation.

8.	Convertible Notes Payable

On June 30, 2008, the Company issued convertible notes (the “Convertible Notes”) in an aggregate principal amount of $5.75 million. The Convertible Notes are collateralized by the Company’s facility in East Windsor, New Jersey.  $4.75 million of the principal amount of the Convertible Notes are due on December 31, 2011 (the “Due Date”) and $1 million of the principal amount of the Convertible Notes were due on December 31, 2008.  On October 16, 2008, the Company sold certain building equipment and received proceeds of $60,000 which was used to prepay a portion of the $4.75 million payment due on December 31, 2011.  On December 31, 2008, the Company paid the $1 million principal payment due in cash, such that at December 31, 2008 the amount outstanding was $4,690,000.

The Convertible Notes are payable in cash or convertible into shares of Common Stock with the remaining principal amount initially convertible at $30 per share on or before the Due Date at the holders’ option.  The Convertible Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or, if the Company’s net cash balance is less than $3 million at the time of payment, in shares of Common Stock.  If paid in shares of Common Stock, then the price of the stock issued will be the lesser of $1.20 below or 95% of the five-day weighted average of the market price of the Common Stock prior to the time of payment.  Such additional interest consideration is considered contingent and therefore would only be recognized upon occurrence.

2009 transactions with respect to this convertible note are as follows:

As discussed in Note 4, the Company sold $350,000 of manufacturing equipment to Warner.  The note holders agreed to release the lien on the equipment in exchange for a $50,000 repayment of principal to be paid in 2009 when the equipment is transferred to Warner.  Accordingly, on May 15, 2009, the Company repaid $50,000 to the note holders upon the transfer of the manufacturing equipment to Warner.

On May 27, 2009, the Company agreed to convert $150,000 of the outstanding Convertible Notes to Common Stock at a price of $3.45 per share.  As such, the Company issued 43,960 shares of Common Stock to the note holders in repayment of such $150,000 principal amount plus interest.

On June 11, 2009, the Company agreed to convert $150,000 of the outstanding Convertible Notes to Common Stock at a price of $4.65 per share.  As such, the Company issued 32,710 shares of Common Stock to the note holders in repayment of such $150,000 principal amount plus interest.

On July 23, 2009, the Company agreed to convert $300,000 of the outstanding Convertible Notes to Common Stock at a price of $2.40 per share.  As such, the Company issued 125,559 shares of Common Stock to the note holders in repayment of such $300,000 principal amount plus interest.

On July 29, 2009, the Company agreed to convert $100,000 of the outstanding Convertible Notes to Common Stock at a price of $2.25 per share.  As such, the Company issued 44,695 shares of Common Stock to the note holders in repayment of such $100,000 principal amount plus interest.

On September 16, 2009, the Company agreed to convert $350,000 of the outstanding Convertible Notes to Common Stock at a price of $2.25 per share.  As such, the Company issued 157,915 shares of Common Stock to the note holders in repayment of such $350,000 principal amount plus interest.

On October 1, 2009, the Company paid $62,825 in cash for interest on the Note for the period July 1, 2009 through September 30, 2009.

On October 14, 2009, the Company agreed to convert $350,000 of the outstanding Convertible Notes to Common Stock at a price of $2.40 per share.  As such, the Company issued 146,230 shares of Common Stock to the note holders in repayment of such $350,000 principal amount plus interest.

On October 15, 2009, the Company agreed to convert $250,000 of the outstanding Convertible Notes to Common Stock at a price of $2.25 per share.  As such, the Company issued 111,435 shares of Common Stock to the note holders in repayment of such $250,000 principal amount plus interest.

On November 10, 2009, the Company issued convertible notes in the aggregate principal amount of $750,000 under the same terms as the original note as described above.

On November 10, 2009, the Company amended the 2008 Notes such that the conversion price of $750,000 in principal amount of the Convertible Notes has been changed from $30.00 to $2.10 per share.

On November 24, December 7 , 9 and 14, 2009, the note holders converted $500,000, $125,000, $35,000 and $90,000, respectively, of the outstanding Convertible Notes pursuant to the November 10, 2009 amendment above.  As such, the Company issued 361,319 shares of Common Stock to the note holders in repayment of such $750,000 principal amount plus interest.

As a result of these prepayments and conversions, at December 31, 2009, the principal amount outstanding of the Convertible Notes was $2,990,000, of which the conversion price is $30.00 per share for all such principal amount.

The Company recognized a debt inducement charge for the differential between the original conversion rate of $30.00 per share and the agreed prices as listed above.  Non-cash interest expense recognized with respect to this note for the year ended December 31, 2009 was 28,352,598.

To the extent that the Company and convertible note holders agree to effect subsequent conversions in the future at conversion rates below the original conversion rate of $30.00, the Company will recognize additional debt inducement charges.

Repaid Notes

During 2006 and 2007, the Company entered into a series of notes payable aggregating $5 million, of which $3 million was paid in 2008 and $2 million was repaid in 2007.  In connection with these notes and a line of credit which was cancelled during 2008, the Company issued warrants to purchase 80,000 shares of common stock at prices ranging from $8.30 to $22.80.  The Company also issued approximately 5,733 shares of common stock in payment of accrued interest.  Non-cash interest expense associated with these instruments were $693,316 and $408,538 during the years ended December 31, 2008 and 2007, respectively.

9.	Notes Payable

On December 14, 2009, the Company issued $12,129,010 in promissory notes (the “Notes”) in connection with the acquisition of Bio-Quant as discussed in Note 3 above. The Notes bear interest at a rate of 10% per annum, with all principal and interest accrued thereunder becoming due and payable one year from the closing date of the Merger, or December 14, 2010.  The terms of the Notes provide that the principal amounts and all interest thereunder are payable by the Company in cash or, at the Company’s option, in NexMed Shares, which shall be valued at the fixed price of $2.52 per share.  The Merger Agreement provides that if the Company repays the Notes in NexMed Shares, the total number of NexMed Shares issuable to Bio-Quant shareholders shall not exceed 19.99% of outstanding NexMed Shares at the Effective Time unless the Company receives stockholder approval to do so.  If the Company receives such stockholder approval, the total number of additional NexMed Shares issued to Bio-Quant shareholders in payment of the Notes will be up to approximately 4.2 million shares.  The principal amount of the Notes outstanding at December 31, 2009 was $12,129,010 and is reflected as Notes payable in the current liabilities section of the Consolidated Balance Sheet.  The Company has determined that it will recognize a beneficial conversion charge based upon the difference between the quoted market price of the common stock and the fixed conversion price at the time of the conversion.

On January 11, 2010, the Company converted $297,568.72 of outstanding principal of the Notes to Common Stock at $2.52 per share, the fixed conversion price pursuant to the terms of the Notes.  As such, the Company issued 140,500 shares of Common Stock to the note holders in repayment of such $297,568.72 principal amount plus interest.

On March 17, 2010, the Company converted $1,934,160 of outstanding principal of the Notes to Common Stock at $2.52 per share, the fixed conversion price pursuant to the terms of the Notes.  As such, the Company issued 862,710 shares of Common Stock to the note holders in repayment of such $1,934,160 principal amount plus interest.

10.	Related Party Transactions

In addition to the Bio-Quant notes payable described in Note 9, of which approximately 63% are held by executives of the Company, the Company had the following related party transactions:

•
At December 31, 2009 $14,703 is included in due to related parties in the accompanying consolidated balance sheets for amounts owed to the Chief Executive Officer and affiliates for certain consulting and supplies purchased by the Company.  There are charges of $2,500 related to such consulting services in the statement of operations for the 2009 period since the Merger.

•
Prior to Merger, Bio-Quant had promissory notes receivable of approximately $380,000 from three entities controlled by the former Bio-Quant shareholders.  Management of the Company has determined that the fair value of these notes was $204,896, representing the value of Prevonco™ purchased in 2010 by the Company from one of these entities in settlement of a like-amount of the promissory note.  Prevonco™ is a marketed anti-ulcer compound, lansoprazole, for the treatment of solid tumors. The remainder of the notes receivable have been assigned no fair value, as there is significant uncertainty as to whether any amounts will be collectible.

•
Prior to the Merger, Bio-Quant periodically borrowed and repaid funds from the Company’s Chief Executive Officer and his affiliates pursuant to promissory notes bearing interest rate of 10% per annum, The balance owed by the Company at December 31, 2009 and included in due to related parties in the accompanying consolidated balance sheet is $84,979. These amounts have been repaid in full during the first quarter of 2010.

11.	Stock Options and Restricted Stock

During December 1996, the Company adopted The NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (“the Incentive Plan”) and The NexMed, Inc. Recognition and Retention Stock Incentive Plan (“the Recognition Plan”).  A total of 133,333 shares were set aside for these two plans.  In May 2000, the Stockholders’ approved an increase in the number of shares reserved for the Incentive Plan and Recognition Plan to a total of 500,000.  During June 2006, the Company adopted the NexMed, Inc. 2006 Stock Incentive Plan.  A total of 200,000 shares were set aside for the plan and an additional 133,333 shares were added to the plan in June 2008.  Options granted under the Company’s plans generally vest over a period of one to five years, with exercise prices of currently outstanding options ranging between $8.25 to $180.00.  The maximum term under these plans is 10 years.

The following table summarizes information about options outstanding, all of which are exercisable,  at December 31, 2009:

	Options Outstanding
		Weighted Average		Aggregate
Range of	Number	Remaining	Weighted Average	Intrinsic
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Value
$8.25 – 27.75	166,097	5.72 years	$12.30	$-
30.00 – 59.85	5,157	2.27 years	49.65	-
60.00 - 82.50	24,760	2.75 years	69.75	-
105.00 - 180.00	700	0.53 years	137.10	-

	196,714	5.24 years	$21.00	$-

A summary of stock option activity is as follows:

		Weighted	Weighted	Total
		Average	Average Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Outstanding at January1, 2007	244,228	$22.80
Granted	13,473	21.15
Exercised	(5,232)	16.05
Cancelled	(21,147)	42.30

Outstanding at December 31, 2007	231,322	$21.15
Granted	-
Exercised	(3,666)	$10.95
Cancelled	(3,056)	49.95
Outstanding at December 31, 2008	224,600	$21.00
Granted	-
Exercised	-
Cancelled	(27,886)	$21.00
Outstanding at December 31, 2009	196,714		5.24 years	$0

Vested or expected to vest at
December 31, 2009	196,714	$21.00	5.24 years	$0

Exercisable at December 31, 2009	196,714	$21.00	5.24 years	$0
Exercisable at December 31, 2008	211,840	$21.00
Exercisable at December 31, 2007	208,183	$21.45

Options available for grant at December 31, 2009	88,204

There were no options granted during 2008 or 2009.  The weighted average grant date fair value of options granted during 2007 was $21.15.  The intrinsic value of options exercised during the year ended December 31, 2008 was $43,270.

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions used for the year ended December 31, 2007:

Dividend yield	0.00%
Risk-free yields	1.35% - 5.02%
Expected volatility	54.38% - 103.51%
Expected option life	1 - 6 years
Forfeiture rate	8.22%

Expected Volatility. The Company uses analysis of historical volatility to compute the expected volatility of its stock options.

Expected Term. The expected term is based on several factors including historical observations of employee exercise patterns during the Company’s history and expectations of employee exercise behavior in the future giving consideration to the contractual terms of the stock-based awards.

Risk-Free Interest Rate. The interest rate used in valuing awards is based on the yield at the time of grant of a U.S. Treasury security with an equivalent remaining term.

Dividend Yield. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

       Pre-Vesting Forfeitures. Estimates of pre-vesting option forfeitures are based on Company experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

As of December 31, 2009, there was not any unrecognized compensation cost related to non-vested stock options.

Compensatory Share Issuances

The value of restricted stock grants is calculated based upon the closing stock price of the Company’s Common Stock on the date of the grant.  The value of the grant is expensed over the vesting period of the grant in accordance with FASB ASC 718 as discussed in Note 2.  As of December 31, 2009 there was $238,169 of total unrecognized compensation cost related to non-vested restricted stock.  That cost is expected to be recognized during 2010.

Principal employee based compensation transactions for the year ended December 31, 2009 were as follows:

For the years ended December 31, 2009, 2008 and 2007, the Company issued 16,899, 25,197 and 20,303 shares of common stock, respectively,  to Board of Directors members for services rendered, and recorded expenses related to such issuances of $211,428, $480,829 and $288,998, respectively.

On September 12, 2008, the Board of Directors approved new stock grants (“New Stock Grants”) for Hemanshu Pandya, the Company’s then Chief Operating Officer and Mark Westgate, the Company’s Chief Financial Officer, with each grant comprised of 33,333 restricted shares of Common Stock.  The two New Stock Grants will vest in two equal installments on June 30, 2009 and June 30, 2010, respectively, provided that Mr. Pandya and Mr. Westgate remain in continuous and uninterrupted service with the Company.  For the years ended December 31, 2009 and 2008, the Company recorded expenses of approximately $70,000 and $35,000, respectively, for such grant.

The following table indicates where the total stock-based compensation expense resulting from stock options and awards appears in the Statements of Operations:

	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007
Research and development	$86,210	$71,833	$111,108
General and administrative	816,461	1,252,239	1,044,724

Total stock-based compensation expense	$902,671	$1,324,072	$1,155,832

The stock-based compensation expense has not been tax-effected due to the recording of a full valuation allowance against U.S. net deferred tax assets.

12.	Capital Leases

The Company has entered into various capital leases for certain equipment used in its laboratory and cell processing facility as of December 31, 2009. The lease obligations are payable as follows:

	Monthly payment	Interest rate	Number of payments per lease	Maturity date	Aggregate remaining principal outstanding at December 31, 2009

Lease 1	$384	10%	60	12/1/2013	$14,901

Lease 2	136	19.2%	36	12/31/2011	2,685

Lease 3	441	13.7%	60	2/1/2013	16,717

Lease 4	897	10%	60	9/1/2013	41,155

Lease 5	1,483	13.8%	60	12/1/2014	64,037

					$139,495

The leases are secured by a first lien on the underlying equipment. At December 31, 2009, the assets held subject to capital leases totaled $147,138 and the related accumulated depreciation was $6,149.

Future maturities of capital lease obligations at December 31, 2009 are:

Years Ended December 31,	Amount

2010	$40,101

2011	40,101

2012	38,473

2013	31,374

2014	17,800

Total	167,849

Less portion representing interest	28,354

Total principal due at December 31, 2009	139,495

Less: current maturities	24,530

Long-term portion	$114,965

13.	Stockholder Rights Plan

On April 3, 2000, the Company declared a dividend distribution of one preferred share purchase Right for each outstanding share of the Company’s Common Stock to shareholders of record at the close of business on April 21, 2000.  One Right will also be distributed for each share of Common Stock issued after April 21, 2000, until the Distribution Date described in the next paragraph.  Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredths of a share (a Unit) of Series A Junior Participating Preferred Stock, $.001 par value per share, at a Purchase Price of $100.00 per Unit, subject to adjustment.  Under the Rights Plan, 1,000,000 shares of the Company’s preferred stock have been set aside.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed.  The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten (10) business days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock , or (ii) ten (10) business days following the public announcement of a tender offer or exchange offer that would, if consummated, result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock, subject to certain limitations.

Under the terms of the Rights Agreement, Dr. Y. Joseph Mo, the Company’s former CEO, will be permitted to increase his ownership to up to 25% of the outstanding shares of Common Stock, without becoming an Acquiring Person and triggering a Distribution Date.

On January 16, 2007 the Rights Agreement was amended to exempt Southpoint Master Fund, LP and its affiliates from becoming an Acquiring Person within the meaning of the Rights Agreement, provided that Southpoint’s aggregate beneficial ownership of the Company’s Common Stock is less than 20% of the shares of Common Stock then outstanding.

On December 8, 2009 the Rights Agreement was amended to exempt  any person who receives the Company’s Common Stock in satisfaction of the Notes issued pursuant to the Bio-Quant Merger Agreement as discussed in Notes 3 and 9 above.

14.	Warrants

A summary of warrant activity is as follows:

		Weighted	Weighted
	Common Shares	Average	Average
	Issuable upon	Exercise	Contractual
	Exercise	Price	Life

Outstanding at January 1, 2007	1,341,668	$19.95
Issued (Note 8)	30,000	$22.80
Exercised	(186,033)	$27.45
Cancelled	(356,305)	$21.00
Outstanding at December 31, 2007	829,330	$18.45
Issued (Note 8)	16,667	$17.25
Exercised	(31,460)	$13.35
Cancelled	(6,667)	$22.80
Outstanding at December 31, 2008	807,870	$18.45
Issued
Exercised
Cancelled	(342,595)	$23.70
Outstanding at December 31, 2009	465,275	$15.45	1.03 years
Exercisable at December 31, 2009	465,275	$18.45	1.22 years

15.	Income Taxes

The Company has incurred losses since inception, which have generated net operating loss carryforwards of approximately $107 million for federal income tax purposes.  These carryforwards are available to offset future taxable income and expire beginning in 2014 through 2028 for federal income tax purposes. In addition, the Company has general business and research and development tax credit carryforwards of approximately $2.4 million.  Internal Revenue Code Section 382 places a limitation on the utilization of federal net operating loss carryforwards when an ownership change, as defined by tax law, occurs.  Generally, an ownership change, as defined, occurs when a greater than 50 percent change in ownership takes place during any three-year period. It is likely that such a limitation will occur if most of the Bio-Quant notes are converted to common stock. The actual utilization of net operating loss carryforwards generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change.  Such a change may have already resulted from the  equity financing obtained by the Company since its formation.

In 2007, 2008 and 2009,the Company was approved by the State of New Jersey to sell a portion of its state tax credits pursuant to the Technology Tax Certificate Transfer Program.  The Company no longer has any significant NJ tax credit benefits left available to sell at December 31, 2009, and was approved to sell net operating loss tax benefits of $491,903 in 2009, $1,053,547 in 2008, and $905,515 in 2007.  The Company generated net revenues of $437,794, $937,657, and $805,909 in 2009, 2008, and 2007, respectively, as a result of the sale of the tax credits, which has been recognized as received as an income tax benefit in the Consolidated Statements of Operations.  There can be no assurance that this program will continue in future years.

Deferred tax assets consist of the following:

	December 31,
	2009	2008
Deferred tax assets:
Net operating tax loss carryforwards	$44,000,000	$40,500,000
Research and development tax credits	2,400,000	2,200,000
Deferred compensation	300,000	300,000

Bases of intangible assets	(1,660,000)	-

Total deferred tax asset	45,040,000	43,000,000
Less valuation allowance	(45,040,000)	(43,000,000)
Net deferred tax asset	$—	$—

The net operating loss carryforwards and tax credit carryforwards resulted in a noncurrent deferred tax benefit at December 31, 2009, 2008 and 2007 of approximately $45, $43 million, and $39 million, respectively.  In consideration of the Company’s accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance of an equal amount on such date to fully offset the deferred tax benefit amount.

The acquisition of Bio-Quant was the acquisition of the stock of Bio-Quant.  Therefore, the Company does not have the amortizable tax bases in the intangible assets, including goodwill.

On January 1, 2007, we adopted the provisions of ASC 740-10-25. ASC 740-10-25 provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company’s Federal income tax returns for 2001 to 2008 are still open and subject to audit.  The Company had no tax positions relating to open income tax returns that were considered to be uncertain. Accordingly, we have not recorded a liability for unrecognized tax benefits upon adoption of ASC 740-10-25. There continues to be no liability related to unrecognized tax benefits at December 31, 2009.

The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision (benefit) for income taxes for the years ended December 31, 2009, 2008 and 2007 are as follows:

	For the years ended
	December 31,
	2009	2008	2007

Federal statutory tax rate	(35)%	(35)%	(35)%
State taxes, net of federal benefit	(6)%	(6)%	(6)%
Valuation allowance	41%	41%	41%
Sale of state net operating losses	(8.35)%	(15.35)%	(8.40)%

Provision (benefit) for income taxes	(8.35)%	(15.35)%	(8.40)%

For the years ended December 31, 2009, 2008 and 2007, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded offset by the state tax benefit from the sale of the net operating losses in New Jersey and other permanent differences.

16.	Commitments and Contingencies

Equity Compensation

The Company has made commitments to issue equity awards to certain Officers of the Company and employees of Bio-Quant.  Such commitments will be satisfied only upon approval by the shareholders of the Company to increase the number of authorized shares in the NexMed, Inc. 2006 Stock Incentive Plan (the “Plan”).  Upon approval of the Plan, the Company will issue approximately 158,067 restricted shares to certain Bio-Quant employees pursuant to the provisions of the Plan.  Additionally, the Company will issue 250,000 shares to certain of its Officers pursuant to the provisions of the Plan.

Operating Leases

In January 2007, Bio-Quant entered into a lease agreement for its headquarters location in San Diego California expiring December 31, 2011. The headquarters lease term contains a base rent of $18,400 per month with 4% annual escalations, plus a real estate tax and operating expense charge to be determined annually.

In February 2008, Bio-Quant entered into a four year lease agreement for its second location in San Diego California expiring December 31, 2015 as amended in February 2010.  The  Lease term has a base rent of $13,065 per month, plus a real estate tax and operating expense charge to be determined annually.

For the period from Merger to December 31, 2009, rent expense under all operating leases was approximately $18,000.

Future minimum rental payments under the operating leases noted above are approximately:

Years Ended December 31,	Amount

2010	405,144
2011	420,167
2012	172,236
2013	177,396
2014	182,724
Thereafter	188,208
$1,545,875
Employment Agreements

We have an employment agreement with Mr. Damaj, our President and Chief Executive Officer. Pursuant to that agreement, we may terminate Mr. Damaj’s employment without cause on ten days notice, in which event severance pay equal to twelve months’ base  salary. Under the employment agreement, if we had terminated Mr. Damaj effective December 31, 2009, based on his 2009 compensation, he would have been paid an aggregate of $300,000, his 2009 base salary and $100,000 of which represents twice his accrued 2009 bonus.  The employment agreement further provides that in the event that within one year after a “Change of Control” (as defined therein) of the Company occurs, and the President and Chief Executive Officer’s employment is terminated or resigns for cause, the President and Chief Executive Officer will be paid a lump sum amount equal to their base salary for a 12-month period following termination or resignation. Based on this change of control provision, if there had been a change of control of the Company in 2009 and the President and Chief Executive Officer’s employment had terminated effective December 31, 2009, either for “Good Reason” or without cause, then the President and Chief Executive Officer would be entitled to termination pay equal to $300,000.

Other

The Company was a party to clinical research agreements with a clinical research organization (“CRO”) in connection with a one-year open-label study for Vitaros with commitments by the Company that initially totaled approximately $12.8 million.  These agreements were amended in October 2005 such that the total commitment was reduced to approximately $4.2 million.  These agreements provided that if the Company cancelled them prior to 50% completion, the Company will owe the higher of 10% of the outstanding contract amount prior to the amendment or 10% of the outstanding amount of the amended contract at the time of cancellation.  On September 30, 2008, the clinical research agreements were cancelled as it was determined that the one-year open-label study would no longer be required by the FDA for regulatory approval of Vitaros.  As such, a cancellation fee of approximately $892,000 was accrued at September 30, 2008.  Pursuant to the terms of the clinical research agreement, the cancellation fee was not payable until December 15, 2008.  On each of December 31, 2008 and March 31, 2009, the Company paid $300,000 toward the total cancellation fee.  The balance of approximately $292,000 was paid on July 7, 2009.

The Company is a party to several short-term consulting and research agreements that, generally, can be cancelled at will by either party.

We are subject to certain legal proceedings in the ordinary course of business.  We do not expect any such items to have a significant impact on our financial position.

17.	Segment and Geographic Information

The Company has two active business segments: designing and developing pharmaceutical products and providing pre-clinical CRO services through its subsidiary, Bio-Quant.

The acquisition of Bio-Quant occurred on December 14, 2009 as discussed in Note 3 above.  The revenue and expenses of Bio-Quant for the16 day period ended December 31, 2009 are not material to present as a separate segment in 2009.  Total assets of the CRO segment at December 31, 2009 are approximately $15 million.  Pro-forma information for NexMed and Bio-Quant for the years ended December 31, 2009 and 2008 is shown in Note 3 above.

18.	Subsequent Events

In January 2010, the Company raised gross proceeds of $2.3 million in an offering of unsecured promissory notes (the “2010 Notes”).  The Notes accrue interest at a rate of 10% per annum and are due and payable in full six months from the date of issuance. The principal and accrued interest due under the Notes is payable, at our election of the Company, in either cash or shares of Common Stock, par value $0.001 per share (the “Shares”).  The weighted average conversion price of the Shares potentially issuable under the Notes is $5.55 per Share, with the conversion prices ranging from $5.40 to $6.00 per Share.  Upon the maturity of the Notes, up to 416,216 Shares could potentially be issued in satisfaction of the then outstanding principal and accrued interest.  The Notes may be prepaid at any time without penalty.

On January 26, 2010, the Company agreed to convert $397,988 of the outstanding Convertible Notes (see Note 8) to Common Stock at a price of $7.50 per share.  As such, the Company issued 53,333 shares of Common Stock to the note holders in repayment of such $397,988 principal amount plus interest.

On March 17, 2010, the 2010 Notes were repaid in full with the issuance of 415,504 shares of common stock to repay such $2.3 million principal amount and interest.

On March 2, 2010, the Company held a special meeting of stockholders to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 8,000,000 shares to 18,000,000 shares.  The proposal was approved at the special meeting and the amendment was filed with the Nevada Secretary of State on March 3, 2010.

On January 11, 2010, the Company converted $297,568.72 of outstanding principal of the Notes issued in connection with the Bio-Quant acquisition (see Note 9) to Common Stock at $2.52 per share, the fixed conversion price pursuant to the terms of the Notes.  As such, the Company issued 140,500 shares of Common Stock to the note holders in repayment of such $297,568.72 principal amount plus interest.

On March 17, 2010, the Company converted $1,934,160 of outstanding principal of the Notes issued in connection with the Bio-Quant acquisition (see Note 9) to Common Stock at $2.52 per share, the fixed conversion price pursuant to the terms of the Notes.  As such, the Company issued 862,710 shares of Common Stock to the note holders in repayment of such $1,934,160 principal amount plus interest.

On March 15, 2010, the Company issued convertible notes (the “2010 Convertible Notes”) in an aggregate principal amount of $4 million to the holders of the Convertible Notes discussed in Note 8 above. The 2010 Convertible Notes are collateralized by the Company’s facility in East Windsor, New Jersey and are due on December 31, 2012.  The proceeds were used to repay the Convertible Notes then outstanding as discussed in Note 8 above.  As such, the Company received approximately $1.4 million in net proceeds.

The Convertible Notes are payable in cash or convertible into shares of Common Stock at $8.70 per share on or before the Due Date at the holders’ option.  The Convertible Notes have a coupon rate of 7% per annum, which is payable at the Company’s option in cash or, if the Company’s net cash balance is less than $3 million at the time of payment, in shares of Common Stock.  If paid in shares of Common Stock, then the price of the stock issued will be the lesser of $1.20 below or 95% of the five-day weighted average of the market price of the Common Stock prior to the time of payment.  Such additional interest consideration is considered contingent and therefore would only be recognized upon occurrence.

The Company had 8,460,152 shares of Common Stock issued and outstanding as of March 31, 2010, the date Annual Report on Form was filed with the SEC, as a result of the repayment of the promissory notes in 2010 as discussed above

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses (other than placement agent fees) payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission registration fee	$1,537
Financial Industry Regulatory Authority, Inc. fee	$1,150
Accountants’ fees and expenses	$25,000
Legal fees and expenses	$150,000
Transfer Agent’s fees and expenses	$5,200
Printing and engraving expenses	$25,000
Miscellaneous	$42,113
Total Expenses	$250,000

All expenses are estimated except for the Securities and Exchange Commission fee and the Financial Industry Regulatory Authority, Inc. fee.

Item 14.  Indemnification of Directors and Officers.

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation and our Second Amended and Restated By-Laws as against certain liabilities. Our Amended and Restated Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time. Our Second Amended and Restated By-Laws contain provisions that implement the indemnification provisions of our Amended and Restated Articles of Incorporation.

Pursuant to Article X of our Amended and Restated Articles of Incorporation, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada. This Article X also says that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time. Pursuant to Section 8.1 of our Amended and Restated By-Laws, no officer or director shall be personally liable for any obligations arising out of any of his or her acts or conduct performed for or on our behalf. Nevada Revised Statutes Section 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Pursuant to Article XI of our Amended and Restated Articles of Incorporation, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was or has agreed to become a director or officer of our company or is serving at our request as a director or officer of another entity or enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by applicable law, against any and all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement, and ERISA excise taxes or penalties, actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal. This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

Article XI of our Amended and Restated Articles of Incorporation also provides that we shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but, if applicable law so requires, only upon receipt by us of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.

Section 8.1 of our Second Amended and Restated By-Laws requires us to indemnify and hold harmless each person and his or her heirs and administrators who shall serve at any time as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by any reason of his or her having been a director or officer or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability, including power to defend such person from all suits as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. We, our directors, officers, employees and agents shall be fully indemnified in taking any action or making any payment or in refusing to do so in reasonable reliance upon the advice of counsel.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We also maintain directors and officers liability insurance with Carolina Casualty Insurance Company and RSUI Indemnity Company with total liability limits of $10,000,000 per occurrence and in the aggregate. With some exceptions (fraud and Section 16(b) violations, for example) this coverage extends to most securities law claims.

Item 15.  Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

On October 26, 2007, we issued an 8% senior secured promissory note in the principal amount of $3,000,000 and a warrant to purchase 30,000 shares of our common stock at an exercise price of $22.80 to an investor.  The warrant was initially exercisable for 23,333 shares and the remaining 6,667 shares were to vest if the note had remained outstanding on October 26, 2008.  As of June 30, 2008, the warrant for the remaining 6,667 shares was cancelled.  The note and warrant were issued in reliance upon an exemption from registration as provided by Rule 506 of Regulation D.

On May 12, 2008, we entered into a binding commitment for a $3,000,000 equity line with an investor, pursuant to which we could draw down on the equity line and repay such funds in the form of shares of our common stock at the investor’s option, which share repayment shall equal the amount of the drawdown divided by $15.15.  In addition, we issued a warrant to purchase 16,667 shares of our common stock at an exercise price of $15.15 to the investor.  No draw downs were made on the equity line and the equity line has since been withdrawn.

On June 30, 2008, we issued 7% convertible promissory notes to two investors for an aggregate principal amount of $5,750,000.  The notes may be repaid in shares of our common stock, subject to certain exceptions, at the lesser of $1.20 less than, or a price of 95% of, a five-day weighted average of the market price of our common stock prior to the time of payment.  In addition, the notes are convertible into shares of our common stock, with $4,750,000 convertible at $30.00 per share on or before the due date and $1,000,000 convertible at $26.25 per share on or before December 31, 2008.  On May 27, 2009, we issued 43,960 shares of common stock at a price of $3.45 per share to the note holders in repayment of $150,000 principal amount plus interest.  On June 11, 2009, we issued 32,710 shares of common stock at a price of $3.45 per share to the note holders in repayment of $150,000 principal amount plus interest.  On July 23, 2009, we issued 125,559 shares of common stock a price of $2.40 per share to the note holders in repayment of $300,000 principal amount plus interest.  On July 29, 2009, we issued 44,695 shares of common stock at a price of $2.25 per share to the note holders in repayment of $100,000 principal amount plus interest.  On September 16, 2009, we issued 157,915 shares of common stock at a price of $2.25 share to the note holders in repayment of $350,000 principal amount plus interest.  On October 14, 2009, we issued 146,230 shares of common stock at a price of $2.40 per share to the note holders in repayment of $350,000 principal amount plus interest.  On October 15, 2009, we issued 111,435 shares of common stock at a price of $2.25 per share to the note holders in repayment of $250,000 principal amount plus interest.  On November 10, 2009, we issued additional notes (the “November Notes”) to the existing investors for an aggregate principal amount of $750,000 and also amended the existing notes such that the conversion price of $750,000 in principal amount of the notes changed from $30.00 per share to $2.10 per share.  On November 24, December 7, 9 and 14, 2009, we issued 361,319 shares of common stock to the note holders in repayment of $500,000, $125,000, $35,000 and $90,000, respectively, for a total of $750,000 in principal amount plus interest pursuant to the November 10, 2009 amendment to the existing notes.  On January 26, 2010, we issued 53,333 shares of common stock at a price of $7.50 per share to the note holders in repayment of $397,988 principal amount plus interest.  The remaining balances outstanding on the existing notes and the November Notes were repaid in full on March 15, 2010.

On December 14, 2009, we entered into the merger agreement with Bio-Quant, Inc. Pursuant to the agreement, at the effective time of the merger, each outstanding share of common stock of Bio-Quant was cancelled and converted into the right to receive 913.96 shares of our common stock as well as a promissory note in the original principal amount of $2,771.37.  In connection with the closing of the merger, we issued an aggregate of 4,000,000 shares of common stock and promissory notes in the aggregate original principal amount of $12,129,010 to the shareholders of Bio-Quant.  A portion of such shares of common stock were placed in escrow to satisfy potential indemnification claims arising under the merger agreement.  The principal and accrued interest on the notes may be payable in shares of our common stock valued at the fixed price of $2.52 per share.  On January 11, 2010, we issued 140,500 shares of common stock to the note holders in repayment of $261,016 principal amount plus interest.  On March 17, 2010, we issued 862,710 shares of common stock to the note holders in repayment of $1,969,185 principal amount plus interest.  On June 21, 2010, the promissory notes were repaid in full with the issuance of 3,639,410 shares of our common stock to repay the remaining outstanding principal amount of $10,159,825 plus interest. With respect to shareholders of Bio-Quant who were not “U.S. persons,” as defined in Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares and the notes were issued in an offshore transaction exempt from registration under Regulation S.

Commencing January 22, 2010, we entered into subscription agreements for unsecured promissory notes in an aggregate principal amount of approximately $2,300,000 with certain investors. The notes may be repaid in shares of our common stock.  The weighted average conversion price of the notes was $5.55 per share, with the conversion prices ranging from $5.40 per share to $6.00 per share.  On March 17, 2010, the notes were repaid in full with the issuance of 415,504 shares of our common stock.

On March 15, 2010, we issued 7% convertible promissory notes to three investors for an aggregate principal amount of $4,000,000.  The notes are convertible into shares of our common stock at $8.70 per share, which may be subject to adjustment, on or before the maturity date of December 31, 2012 at the holders’ option.  The notes have a coupon rate of 7% per annum, which is payable in shares of common stock if our net cash balance is less than $3 million at the time of payment.  If interest is paid in shares, then the price of the stock issued will be the lesser of $1.20 below, or 95% of, the five-day weighted average of the market price of our common stock prior to the time of payment.  On June 3, 2010, the conversion price of the notes was adjusted to $8.58 per share.  The notes were issued in reliance upon an exemption from registration as provided by Rule 506 of Regulation D.

No underwriters were used in the foregoing transactions.  Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.  All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time.  Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on this 13th day of September, 2010.

APRICUS BIOSCIENCES, INC.

By:	/s/ Bassam Damaj
	Name:	Bassam B. Damaj
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
		President, Chief Executive Officer and	September 13, 2010
	/s/ Bassam Damaj	Director (Principal Executive Officer)
Bassam B. Damaj, Ph.D.

		Chief Financial Officer (Principal Financial	September 13, 2010
	/s/ Mark Westgate	Officer and Principal Accounting Officer)
Mark Westgate

September 13, 2010
	*	Director
Roberto Crea

September 13, 2010
	*	Executive Vice President and Director
Henry J. Esber

September 13, 2010
	*	Director
Deirdre Y. Gillespie

		Executive Vice President, Chairman and	September 13, 2010
	*	Director
Vivian H. Liu

September 13, 2010
	*	Director
Leonard A. Oppenheim

September 13, 2010
	*	Director
Russell Ray

* By:	/s/ Mark Westgate
Mark Westgate
(Attorney-in-fact)

EXHIBIT LIST

EXHIBITS NO.	DESCRIPTION
2.1
Agreement and Plan of Merger by and among the Company, BQ Acquisition Corp., Bio-Quant, Inc., and certain other parties listed therein, dated as of November 20, 2009 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2009).

3.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

3.2
Certificate of Amendment to Articles of Incorporation of the Company, dated June 22, 2000 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003).

3.3
Certificate of Amendment to the Company’s Articles of Incorporation, dated June 14, 2005 (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006).

3.4
Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

3.5
Certificate of Correction to Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

3.6
Certificate of Change filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K with the Securities Exchange Commission on June 17, 2010).

3.7	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated September 10, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2010).

3.8	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2010).

4.1
Form of Common Stock Certificate (incorporated herein by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

4.2
Form of Warrant, dated November 30, 2006 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2006).

4.3
Form of Warrant, dated December 20, 2006 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2006).

4.4
Form of Warrant, dated October 26, 2007 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2007).

4.5	Form of Warrant (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 29, 2008).

4.6	Form of Warrant.

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP (to be filed by amendment).

10.1*
Amended and Restated NexMed, Inc. Stock Option and Long-Term Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2001).

10.2*
The NexMed, Inc. Recognition and Retention Stock Incentive Plan (incorporated herein by reference to Exhibit 99.1 filed with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2004).

10.3
License Agreement dated March 22, 1999 between NexMed International Limited and Vergemont International Limited (incorporated herein by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 16, 2000).

10.4*
Employment Agreement dated February 26, 2002 by and between the Company and Dr. Y. Joseph Mo (incorporated herein by reference to Exhibit 10.7 of the Company’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2002).

10.5*
Amendment to Employment Agreement, dated September 26, 2003, by and between Dr. Y. Joseph Mo and the Company (incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003).

10.6*
Stock Option Grant Agreement between the Company and Leonard A. Oppenheim dated November 1, 2004 (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004).

10.7*
Form of Stock Option Grant Agreement between the Company and its Directors (incorporated herein by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005).

10.8+
License Agreement, dated September 13, 2005, by and among the Company, NexMed International Limited and Novartis International Pharmaceutical Ltd. (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2005).

10.9*
Employment Agreement, dated December 15, 2005, by and between the Company and Mark Westgate (incorporated herein by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006).

10.10*	NexMed, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to Annex A of the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 6, 2006).

10.11
Securities Purchase Agreement, dated November 30, 2006, by and among the Company, NexMed (U.S.A.), Inc. and Metronome LPC 1, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2006).

10.12
Common Stock and Warrant Purchase Agreement, dated December 20, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2006).

10.13
Amendment to License Agreement, effective as of February 13, 2007, by and among Novartis International Pharmaceutical Ltd., the Company and NexMed International Limited (incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 23, 2007).

10.14 +
License Agreement, dated November 1, 2007, by and between the Company and Warner Chilcott Company, Inc. (incorporated herein by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008).

10.15
Purchase Agreement, dated October 26, 2007, by and between the Company and Twin Rivers Associates, LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2007).

10.16
Senior Secured Note dated October 26, 2007, between NexMed, Inc. and Twin Rivers Associates, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report 8-K filed with the Securities and Exchange Commission on October 31, 2007).

10.17
Side Letter, dated June 26, 2008, to License Agreement by and among Novartis International Pharmaceutical Ltd., the Company and NexMed International Limited (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2008).

10.18*
NexMed, Inc. Amendment to 2006 Stock Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 18, 2008).

10.19
Asset Purchase Agreement, dated February 3, 2009, between Warner Chilcott Company, Inc. and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2009).

10.20
License Agreement, dated February 3, 2009, between Warner Chilcott Company, Inc. and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2009).

10.21*
Amended and Restated Employment Agreement, dated December 14, 2009, by and between NexMed, Inc. and Vivian H. Liu (incorporated herein by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.22*
Employment Agreement, dated December 14, 2009, by and between NexMed, Inc. and Bassam Damaj, Ph.D. (incorporated herein by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.23
Purchase Agreement, dated March 15, 2010, by and between NexMed, Inc. and the Purchasers named therein (incorporated herein by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.24
Registration Rights Agreement, dated March 15, 2010 (incorporated herein by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.25
Form of 7% Convertible Note Due December 31, 2012 (incorporated herein by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.26
NexMed, Inc. Subscription Agreement and Instructions (incorporated herein by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.27	Form of Unsecured Promissory Note (incorporated herein by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

10.28
Sales Agreement, dated as of April 21, 2010, by and between the Company and Brinson Patrick Securities Corporation (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 21, 2010).

10.29	Engagement Letter by and between the Company and Dawson James Securities, Inc. dated as of August 16, 2010.

10.30	Form of Warrant Agent Agreement (to be filed by amendment).

10.31	Form of Lock-Up Agreement.

21.1	Subsidiaries (incorporated herein by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

23.1	Consent of Amper, Politziner & Mattia, LLP, independent registered public accounting firm.

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1) (to be filed by amendment).

24.1	Power of Attorney (previously filed).

*	Management compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 15(c) of Form 10-K.
+
Portions of this exhibit have been omitted pursuant to a request for confidential treatment with the Securities and Exchange Commission. Such portions have been filed separately with the Securities and Exchange Commission.